UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(Amendment No. 3)

Filed by the Registrant☑

Filed by a Party other than the Registrant☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
SYNERGX SYSTEMS INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐ No fee required.

☑ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share, of Synergx Systems Inc. (the “Common Stock”).

2) Aggregate number of securities to which transaction applies:

5,210,950 shares of Common Stock issued and outstanding as of March 31, 2010; and

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction is determined based upon the product of 5,210,950 shares of Common Stock and the Merger Consideration of $0.70 per share equal to $3,647,665. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0000713 by the proposed maximum aggregate value of the transaction.

4) The proposed maximum aggregate value of transaction: $3,647,665

5) Total fee paid: $260.08

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

PRELIMINARY COPIES-SUBJECT TO COMPLETION, DATED JUNE [*], 2010

SYNERGX SYSTEMS INC.
209 Lafayette Drive
Syosset, NY 11791
[•], 2010

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Synergx Systems Inc. (“Synergx”) to be held on [•], 2010, at 10:00 a.m., New York time. The special meeting will take place at [•]. Notice of the special meeting and the related proxy statement is enclosed. We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

Synergx entered into a Merger Agreement (as amended, the “Merger Agreement”), dated January 22, 2010, among Synergx, Firecom, Inc. (“Firecom”), and FCI Merger Corp., a newly-formed wholly-owned subsidiary of Firecom (the “Merger Sub”), as amended on March 19, 2010 by Amendment No. 1 to the Merger Agreement (the “Amendment”).  The Merger Agreement, as amended, provides for Firecom to acquire Synergx through a merger of Merger Sub with and into Synergx (the “Merger”), with Synergx to be the surviving corporation and a wholly-owned subsidiary of Firecom.  Pursuant to the Merger Agreement at the effective time of the Merger, each issued and outstanding share of common stock of Synergx (other than any shares owned by Firecom or Merger Sub, by Synergx as treasury stock, or by any stockholders who are entitled to, and who properly exercise, appraisal rights under Delaware law) will be cancelled and will be converted automatically into the right to receive $0.70 in cash, without interest and less any applicable withholding taxes.  The receipt of cash in exchange for shares of Synergx common stock in the Merger will constitute a taxable transaction for U.S. federal income tax purposes.  A copy of the Merger Agreement and Amendment is included as Annex A to the attached Proxy Statement.  At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Merger Agreement.

A special committee of Synergx’s board of directors, consisting of the Company’s two non-employee independent directors, has unanimously determined that the Merger Agreement is substantively and procedurally fair to, and in the best interests of, the unaffiliated stockholders of Synergx, and recommended to the board of directors of Synergx that it approve and adopt the Merger Agreement and the transactions contemplated thereby.  Synergx’s board of directors, after considering various factors including the recommendation of the special committee, and the fairness opinion of an investment banking firm, determined that the Merger Agreement is substantively and procedurally fair to and in the best interests of the unaffiliated stockholders of Synergx.  As a result, Synergx’s board of directors adopted and approved the Merger Agreement and the transactions contemplated thereby, directed that the Merger Agreement be submitted to Synergx’s stockholders for their adoption and resolved to recommend that Synergx’s stockholders adopt the Merger Agreement. Synergx’s board of directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement.

The completion of the Merger is subject to various conditions set forth in the Merger Agreement, including adoption of the Merger Agreement and the Merger by vote of holders of a majority of the outstanding shares of common stock at a special meeting. The Synergx stockholders will have statutory appraisal rights in accordance with the Delaware General Corporation Law.  One closing condition, among others, is that holders of not more than an aggregate of 10% of Synergx’s outstanding shares of common stock have sought such appraisal rights. The transaction is not subject to a financing condition.  As of the Effective Date, the directors of Synergx will resign and be replaced by designees of Firecom.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy by mail in the accompanying reply envelope, or submit your proxy by telephone or the Internet. Stockholders who attend the meeting may revoke their proxies and vote in person.Your vote is very important regardless of the number of shares of common stock that you own. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against the proposal to adopt the Merger Agreement.

Thank you for your cooperation and continued support.
Very truly yours,
[•]
John A. Poserina, Chief Financial Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The attached proxy statement is dated [•], 2010 and is first being mailed to stockholders on or about [•], 2010.

SYNERGX SYSTEMS INC.

209 Lafayette Drive

Syosset, NY 11791

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [•], 2010

To the Stockholders of Synergx Systems Inc.:

A special meeting of the stockholders of Synergx Systems Inc., a Delaware corporation (“Synergx,” “we” or “us”), will be held on [•], 2010, at [•], at 10:00 a.m., New York time, for the following purposes:

1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 22, 2010 (“Original Merger Agreement”), by and among Synergx, Firecom, Inc., a New York corporation (“Firecom”), and FCI Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Firecom (“Merger Sub”), as amended by Amendment No. 1 to the Merger Agreement, dated March 19, 2010 (the “Amendment” and together with the Original Merger Agreement, the “Merger Agreement”), and as it may be amended from time to time, pursuant to which Merger Sub will merge with and into Synergx, with Synergx surviving as a wholly-owned subsidiary of Firecom (the “Merger”).

2.
To consider and vote on any proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement.

3.	To consider and vote on such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

A copy of the Original Merger Agreement and the Amendment are attached as Annex A to the accompanying proxy statement. Pursuant to the terms of the Merger Agreement, as amended, Merger Sub will merge with and into Synergx, which we refer to as the “Merger,” and each share of Synergx common stock, par value $0.001 per share, or the “Common Stock,” issued and outstanding immediately prior to the effective time of the Merger, other than shares held by Synergx in treasury, shares held by Firecom or Merger Sub and shares of stockholders who have properly exercised appraisal rights under Delaware law, will be converted into the right to receive $0.70 in cash, without interest and less any applicable withholding taxes.

Only holders of Common Stock of record as of the close of business on [•], 2010 are entitled to notice of and to vote at the special meeting and or any adjournment or postponement thereof. As of the record date, there were 5,210,950 shares of Synergx Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter properly brought before the special meeting. Firecom owns 2,068,012 shares of Synergx Common Stock equal to approximately 40% of Synergx’s outstanding Common Stock.

Under Delaware law, our stockholders are entitled to seek appraisal of the fair value of their shares in connection with the Merger. The requirements and procedures for, and rules applicable to, the exercise of appraisal rights are described in the section entitled “Appraisal Rights” beginning on page 47 of the accompanying proxy statement.

Your vote is important. The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote at the special meeting. Therefore, your failure to vote in person at the special meeting or to submit a signed proxy card or to submit your proxy by phone will have the same effect as a vote by you “AGAINST” the adoption of the Merger Agreement. Any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies must be adopted by the affirmative vote of holders of a majority of the shares of our Common Stock present in person or by proxy and voting at the special meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the Merger Agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Even if you plan to attend the special meeting in person, we recommend that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone prior to the special meeting to ensure that your shares will be represented at the special meeting if you become unable to attend. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. If you hold your shares through a bank, broker or other custodian, you should follow the instructions for voting provided by your bank, broker or other custodian and, if you intend to vote your shares in person at the special meeting, you must first obtain a legal proxy from such custodian. Your prompt attention is greatly appreciated.

We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed Merger and other important information related to the Merger.

By Order of the Board of Directors

[•]
John A. Poserina, Chief Financial Officer
Syosset, New York

[•], 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR SHAREHOLDER MEETING TO BE HELD ON [*], 2010.

The Proxy Statement and Annual Report are available at our website at www.synergxsystems.com.

SUMMARY

The following summary highlights only selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read this proxy statement carefully in its entirety, including the annexes and the other documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” on page 51 of this proxy statement.

Purpose of the Stockholders Vote

You are being asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the “Original Merger Agreement”, and, as amended, the “Merger Agreement”), dated as of January 22, 2010, by and among Synergx Systems Inc. (“Synergx”, the “Company” or “we,” “us,” “our” and similar terms), Firecom, Inc. (“Firecom”) and FCI Merger Corp. ( “Merger Sub”) and the Merger contemplated thereby, as amended by Amendment No. 1 to the Merger Agreement, dated March 19, 2010.  All references to the Merger Agreement will be to the terms of the Merger Agreement as amended by the Amendment.  See “The Special Meeting” beginning on page 38 and “The Merger Agreement” beginning on page 41 of this proxy statement.

The Parties to the Merger (See page 37)

Synergx Systems Inc.

Synergx Systems Inc. is a Delaware corporation organized in October 1988 to acquire controlling interests in companies engaged in the design, manufacture, distribution, sale and servicing of fire, life safety, security, energy management, intercom, audio-video communication and other systems. Reference to Synergx or the Company include operations of each of its subsidiaries except where the context otherwise requires.  Synergx's business is conducted through subsidiaries in the New York City metropolitan area. Synergx conducts its business in New York principally through Casey Systems Inc., its wholly owned subsidiary located in New York City and Long Island, New York.

Firecom, Inc. and FCI Merger Corp.

Firecom, Inc. is a New York corporation which, through its subsidiaries, designs, manufactures, distributes and maintains safety and security systems for high rise office buildings, hotels, apartment buildings and other large commercial buildings. FCI Merger Corp. is a newly-formed Delaware corporation and a wholly-owned subsidiary of Firecom. Merger Sub was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated thereby and has not carried on any business or activities to date, except activities incidental to its formation and activities undertaken in connection with the Merger Agreement and the transactions contemplated thereby.  Firecom owns 2,068,012 shares of Synergx Common Stock equal to approximately 40% of Synergx’s outstanding Common Stock.  Firecom and FCI Merger Corp. are private companies.

The Merger Agreement and Merger Consideration  (See page 42)

Pursuant to the Merger Agreement, at the effective time of the Merger, Merger Sub will be merged with and into Synergx with Synergx continuing as the surviving corporation and becoming a wholly-owned subsidiary of Firecom. We sometimes use the term “surviving corporation” in this proxy statement to refer to Synergx as the surviving corporation following the Merger. In the Merger, each share of Synergx Common Stock, par value $0.001 per share (“Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (other than shares held by us in treasury, shares held by Firecom or Merger Sub and shares of stockholders who have properly exercised appraisal rights under Section 262 of the Delaware General Corporation Law (which we refer to as the “DGCL”)), will be cancelled and converted into the right to receive $0.70 in cash, which we refer to as the “Merger Consideration,” without interest and less any applicable withholding taxes. As a result of the Merger, Synergx will become a private company, controlled by Firecom, and our Common Stock will no longer be publicly traded.

We are working toward completing the Merger as quickly as possible, but in no event more than three business days after all the conditions to completion of the Merger contained in the Merger Agreement (described in the section entitled “The Merger Agreement – Conditions to Completion of the Merger” beginning on page 44 of this proxy statement) are satisfied or waived. The completion of the Merger is subject to various conditions set forth in the Merger Agreement, including fulfillment of the customary closing conditions, adoption of the Merger Agreement and the Merger by vote of holders of a majority of the outstanding shares of Common Stock at a special meeting to be called after the Company files with and obtains clearance from the SEC staff of the requisite proxy material and completion of the Merger by July 30, 2010.  However, we cannot predict the exact timing of the completion of the Merger or whether the Merger will be completed.

Important Considerations

Recommendation of the Special Committee of Synergx’s Board of Directors (See page 15)

A special committee of our Board (the “Special Committee”) was established on October 1, 2009 by a resolution of the Board, to consider, examine, explore, review, analyze and negotiate the terms and conditions of a “going private transaction”. The Special Committee consists of the Company’s two non-employee independent directors, Harris Epstein and Ronald Fetzer. The Special Committee has unanimously:

•
approved the terms of the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement, and declared the same to be advisable and substantively and procedurally fair to, and in the best interests of, Synergx and its unaffiliated stockholders;

•	resolved to recommend that holders of Synergx Common Stock adopt the Merger Agreement; and

•	recommended that the Board approve and adopt the Merger Agreement, and the transactions contemplated thereby, and recommend that the holders of Synergx Common Stock adopt the Merger Agreement.

Opinion of Ladenburg Thalmann & Co. Inc. to the Special Committee (See page 21)

On January 22, 2010, Ladenburg Thalmann & Co. Inc. (“Ladenburg Thalmann”) rendered an oral opinion to the Special Committee (which was confirmed in writing by delivery of its written opinion dated the same date), as to the fairness, from a financial point of view, of the original merger consideration of  $0.60 in cash per share to be received by the unaffiliated holders of our Common Stock  in the Merger, as of January 22, 2010 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Ladenburg Thalmann in preparing its opinion.

Ladenburg Thalmann’s opinion was directed to the Special Committee and only addressed the fairness, from a financial point of view, of the original Merger Consideration of $0.60 in cash per share to be received by the unaffiliated holders of our Common Stock in the Merger and does not address any other aspect or implication of the Merger. The summary of Ladenburg Thalmann’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Ladenburg Thalmann in preparing its opinion. We encourage our stockholders to carefully read the full text of Ladenburg Thalmann’s written opinion. However, neither Ladenburg Thalmann’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to the Special Committee, our Board of Directors or any stockholder as to how to act or vote with respect to the Merger or related matters. A more detailed description of the opinion of Ladenburg Thalmann is set forth in the section entitled “Special Factors: Background of the Merger – Opinion of Ladenburg Thalmann & Co. Inc. to the Special Committee” beginning on page 21 of this proxy statement.

Recommendation of Synergx’s Board of Directors (See page 18)

The majority of our Board and a majority of our directors who are not employees of the Company have:

•
approved the terms of the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement, and declared the same to be advisable and substantively and procedurally fair to, and in the best interests of, Synergx and its unaffiliated stockholders;

•	adopted the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement;

•	directed that the Merger Agreement be submitted to the holders of Synergx Common Stock for their adoption at a special meeting; and

•
recommended that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the special meeting to adopt the Merger Agreement.

We have five directors on our Board, including three directors, Harris Epstein, Ronald Fetzer and Peter Barotz, who are not employees of the Company.  Two of our directors, Paul Mendez and Peter Barotz, are affiliated with Firecom and did not vote on the Merger Agreement or any of the above items.  Harris Epstein, Ronald Fetzer and John Poserina, who constitute a majority of our Board voted in favor of the above items.

Financing (See page 30)

As part of the Merger Agreement, Firecom and Merger Sub represented and warranted to Synergx that Firecom and Merger Sub have all of the funds necessary ($2,200,057) to consummate the Merger on the terms and conditions in the Merger Agreement.

Interests of Our Directors and Executive Officers in the Merger (See page 30)

In considering the recommendation of our Board that you adopt the Merger Agreement, you should be aware that certain of our directors and executive officers may have interests in the transaction that are different from, or are in addition to, your interests as a stockholder, including the following:

•
the Merger Agreement also provides for post-Merger indemnification arrangements for each of Synergx’s current and former directors and officers, as well as continuation of directors and officers insurance coverage for their services to Synergx;

•
two directors of Synergx, Paul Mendez and Peter Barotz, are affiliated with Firecom, which beneficially owns approximately 40% of Synergx’s outstanding Common Stock which shall vote all of its shares of Common Stock in favor of the proposal to adopt the Merger Agreement, and would vote against any other acquisition proposal;

•	the Chief Executive Officer of Synergx, Paul Mendez, is the Chief Executive Officer of Firecom; and

•	our Chief Financial Officer shall receive payments and benefits under his employment arrangement if his employment is terminated at any time without cause.

Solicitation of Other Offers (See page 44)

Under the Original Merger Agreement, during the period from the date of the Merger Agreement though February 8, 2010 (the “Solicitation Period”), the Company, and its officers, directors, employees and representatives, were permitted to solicit third parties to make a Superior Proposal (as defined in the Merger Agreement) to acquire the Company.  Any third party solicited during the Solicitation Period or who contacted the Company during such Period, and who the Special Committee believed in good faith to have the financial capability to effect a Takeover Proposal, and who executed an Acceptable Confidentiality Agreement by February 16, 2010 was deemed a “Solicited Party.”  After the termination of the Solicitation Period and until the earlier of the effectiveness of the Merger or the termination of the Merger Agreement, the Company had the right to negotiate and consider a Superior Proposal from a Solicited Party or from a person who contacted the Company on an unsolicited basis after the termination of the Solicitation Period (an “Unsolicited Party”).  In the event the Merger Agreement is terminated by reason of the Company’s consideration of a Superior Proposal, the Company would not have to pay any termination fee to Firecom with respect to a Superior Proposal submitted by a Solicited Party, but would have to pay a fee in the amount of $200,000 with respect to a Superior Proposal submitted by an Unsolicited Party.  In either event, upon termination of the Merger Agreement, the Company would have to reimburse Firecom’s expenses, not to exceed $100,000 as described in the section entitled “The Merger Agreement – Effects of Terminating the Merger Agreement” beginning on page 48 of this proxy statement.

Pursuant to the Merger Agreement, Ladenburg Thalmann performed a “market check” on behalf of, and at the request of, the Special Committee.  As a result of those activities and the receipt of third party offers, the Special Committee and Firecom negotiated an increase to the original $0.60 per share merger consideration to the $0.70 per share Merger Consideration.

Pursuant to the Amendment, and in consideration of Firecom agreeing to increase the Merger Consideration to $.70 per share, any party which may have been considered a “Solicited Party” during the “Solicitation Period” was no longer considered to have such status for all purposes of the Merger Agreement.  Further, as required by the Amendment, Firecom has placed $500,000 into an escrow account to be held until the first to occur of: (i) the closing of the Merger at which time the escrow funds shall be applied to the consideration to be paid to the Company’s stockholders, (ii) the termination of the Merger Agreement other than by reason of the failure to obtain the Company’s stockholders’ approval at the meeting at which time the escrow funds shall be returned to Firecom, subject to any right of the Company to be reimbursed for expenses, and (iii) the termination of the Merger Agreement by reason of the failure to obtain the Company’s stockholders’ approval at the meeting at which time the escrow funds shall be delivered to the Company.  In addition, upon a third party Takeover Proposal being determined as a Superior Proposal, such third party must deposit $100,000 with the Company, by reason of costs incurred and to be incurred by it, and upon entering into an acquisition agreement with the Company the third party must deposit $400,000 pursuant to an escrow agreement similar to the one that the Company had with Firecom.

Conditions to the Completion of the Merger (See page 46)

Conditions to Each Party’s Obligation to Effect the Merger. Each party’s obligation to effect the Merger is subject to the satisfaction or waiver of the following conditions:

•
adoption of the Merger Agreement by Synergx’s stockholders at the special meeting to be called after the Company files with and obtains clearance from the SEC staff of the requisite proxy material; and

•
the absence of any law, statute, rule, regulation, order, decree, ruling, judgment or injunction of any governmental entity which has the effect of making the Merger illegal or prohibiting or preventing the consummation of the Merger.

Conditions to Synergx’s Obligation to Effect the Merger. The obligation of Synergx to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•
Firecom and Merger Sub must have performed in all material respects their respective obligations under the Merger Agreement required to be performed by them at or prior to the effective time of the Merger and received all necessary consents, if any;

•
the representations and warranties of Firecom and Merger Sub contained in the Merger Agreement must be true and correct in all respects as of January 22, 2010 and as of the effective time of the Merger as if made at such time (except that to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such date); and

•
Synergx shall have received confirmation from its insurance agent or carrier that for six years from the date of the Merger, a directors and officers insurance policy shall be in place with at least the same coverage and containing terms and conditions comparable to the current policies.

Conditions to Firecom’s and Merger Sub’s Obligation to Effect the Merger. The obligation of Firecom and Merger Sub to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	holders of not more than an aggregate of 10% of Synergx’s outstanding shares of Common Stock have sought appraisal rights under the Delaware General Corporation Law;

•
Synergx must have performed in all material respects its obligations under the Merger Agreement required to be performed at or prior to the effective time of the Merger and received all necessary consents, if any;

•	Ladenburg Thalmann shall not have withdrawn or amended its Fairness Opinion that the Merger Consideration is fair, from a financial point of view to Synergx’s stockholders;

•	the directors of the Company shall have resigned as directors of the Company; and

•
there must not have occurred and be continuing a company material adverse effect (as described under the section entitled “The Merger Agreement – Representations and Warranties” beginning on page 42 of this proxy statement).

Termination of the Merger Agreement (See page 47)

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the effective time of the Merger, whether prior to or after the adoption of the Merger Agreement by Synergx’s stockholders:

•	by mutual written consent of Firecom and Synergx; or

•	by either Firecom or Synergx, if:

•
the Merger has not been consummated on or before July 30, 2010, provided that neither party may not terminate the Merger Agreement if the Merger has not have been consummated by July 30, 2010 principally due to its breach of any representation, covenant or warranty or failure to perform any obligations under the Merger Agreement required to be performed by it at or prior to the effective time of the Merger;

•
any governmental entity has enacted, issued, promulgated or deemed applicable any law, statute, rule, regulation, decree, ruling, judgment, injunction or order that has the effect of prohibiting, preventing or making illegal the transactions contemplated by the Merger Agreement, and the same has become final and non-appealable, provided that the right to terminate the Merger Agreement for this reason is not available to a party whose action or failure to fulfill any obligation under the Merger Agreement has resulted in such imposition; or

•	the stockholder meeting shall have concluded (including any adjournments or postponements thereof) and the stockholder adoption of the Merger Agreement has not been obtained.

Firecom also may terminate the Merger Agreement if:

•
Synergx has breached in any material respect its covenants and agreements contained in the Merger Agreement, or any of Synergx’s representations and warranties contained in the Merger Agreement was inaccurate as of January 22, 2010 or is not capable of being accurately made as of the effective time of the Merger so as to reasonably be expected to result in the failure of the closing condition relating to the accuracy of such representations and warranties to be satisfied, provided, however, that if such breach or inaccuracy, as the case may be, is curable by Synergx through the exercise of commercially reasonable efforts, Firecom may not terminate the Merger Agreement until the expiration of a 10-day period after Firecom gives written notice to Synergx (during which such breach or inaccuracy shall not have been cured); or

•	in the event that (i) the Special Committee or Synergx’s Board shall change their recommendation or (ii) Synergx fails to comply with any limitations on solicitation of other offers.

Synergx may also terminate the Merger Agreement if:

•
Synergx enters into an agreement with respect to a Superior Proposal (as described in the section entitled “The Merger Agreement –Special Meeting of Synergx’s Stockholders; Recommendation of the Board; Agreement With Respect to a Superior Proposal” beginning at page 45 of this proxy statement);

•
Synergx’s Board withdraws, modifies or qualifies its recommendation for its stockholders to adopt the Merger Agreement in a manner adverse to Firecom (as described in the section entitled “The Merger Agreement –Special Meeting of Synergx’s Stockholders; Recommendation of the Board; Agreement with Respect to a Superior Proposal” beginning at page 43 of this proxy statement); or

•
Firecom or Merger Sub has breached in any material respect its covenants and agreements contained in the Merger Agreement, or any of Firecom’s or Merger Sub’s representations and warranties contained in the Merger Agreement was inaccurate as of January 22, 2010 or is not capable of being accurately made as of the effective time of the Merger so as to reasonably be expected to result in the failure of the closing condition relating to the accuracy of such representations and warranties to be satisfied, provided, however, that if such breach or inaccuracy, as the case may be, is curable by Firecom or Merger Sub through the exercise of commercially reasonable efforts, Synergx may not terminate the Merger Agreement until the expiration of a 10-day period after Synergx gives written notice to Firecom (during which such breach or inaccuracy shall not have been cured), or until Firecom or Merger Sub ceases to exercise commercially reasonable efforts to cure such breach, whichever is earlier.

Fee and Expenses (See page 48)

In the event the Merger Agreement is terminated by reason of the Company’s consideration of a Superior Proposal, the Company would have to reimburse Firecom’s expenses, not to exceed $100,000. The Company has also agreed to pay Firecom an additional termination fee equal to $200,000 if the Merger Agreement is terminated by reason of the Company’s consideration of a Superior Proposal.

Firecom has agreed to reimburse our expenses, but not to exceed $250,000, if we terminate the Merger Agreement as a result of Firecom and/or Merger Sub having materially breached any of its covenants or agreements contained in the Merger Agreement (including Firecom’s or Merger Sub’s failure to effect the Merger).

Amendment No. 1 to Original Merger Agreement (See Annex A-2)

On March 19, 2010, the Company, Firecom and Merger Sub entered into the Amendment. The Amendment changed the Original Merger Agreement in the following material respects:

1.           the Merger Consideration was increased from $0.60 to $0.70 in cash, without interest for each share of the Company’s Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by Firecom and the Merger Sub, shares held in treasury by the Company and shares held by stockholders of the Company who have properly exercised their appraisal rights under Delaware law);

2.           the Company shall use its best efforts to extend its Forbearance Agreement with TD Bank, N.A. (the “Forbearance Agreement”) from April 30, 2010 to June 30, 2010;

3.           the latest completion date for the Merger was extended to June 30, 2010 and either Firecom or the Company has the right to terminate the Merger Agreement if the Merger is not consummated by such date;

4.           Firecom is to place $500,000 into an escrow account pursuant to an Escrow Agreement to be held until the first to occur of: (i) the closing of the Merger at which time the escrow funds shall be applied to the Merger Consideration to be paid to the Company’s stockholders, (ii) the termination of the Merger Agreement other than by reason of the failure to obtain the Company’s stockholder’s approval at a meeting at which time the escrow funds shall be returned to Firecom, subject to any right of the Company to be reimbursed for expenses, and (iii) the termination of the Merger Agreement by reason of the failure to obtain the Company’s stockholder’s approval at a meeting at which time the escrow funds shall be delivered to the Company.  In addition, upon a third party Takeover Proposal being determined as a Superior Proposal, such third party must deposit $100,000 with the Company, by reason of costs incurred and to be incurred by it, and upon entering into an acquisition agreement with the Company the third party must deposit $400,000 pursuant to an escrow agreement similar to the one that the Company had with Firecom; and

5.           any party which may have been considered a “Solicited Party” during the “Solicitation Period” shall no longer be considered to have such status for all purposes of the Merger Agreement.

On June 15, 2010, the Company, Firecom and Merger Sub entered into a Consent and Waiver of the Merger Agreement.  Under the Consent and Wavier, the parties agreed to change the Termination Date to July 30, 2010, and waived any right each  party may have had to terminate the Merger Agreement by it not being consummated by June 30, 2010. Otherwise the Merger  Agreement, as amended, remains in full force and effect. The Company filed a Form 8-K on June 21, 2010 disclosing the Consent  and Waiver. Such Form 8-K is incorporated into this proxy statement.

Limited Remedies (See page 48)

The maximum aggregate liability of Firecom and Merger Sub for any loss or damage suffered in connection with the Merger Agreement or the transactions contemplated thereby (including Firecom’s or Merger Sub’s failure to effect the Merger) is limited to the amount of the expense reimbursement, and we are not entitled to seek any other damages or recovery of any kind against Firecom, Merger Sub, or any of their respective affiliates in connection with the Merger Agreement or the transactions contemplated thereby.

Appraisal Rights (See page 49)

Under Section 262 of the DGCL, Synergx’s stockholders are entitled to appraisal rights in connection with the Merger. If the Merger is consummated, dissenting stockholders who follow the procedures described in Section 262 within the appropriate time periods will be entitled to have their shares of stock appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement. These rights are known as appraisal rights. If a stockholder wishes to exercise appraisal rights in connection with the Merger, the stockholder must not vote in favor of adoption of the Merger Agreement, must continuously be the holder of record of such shares through the effective time of the Merger and must meet the conditions described in the section entitled “Appraisal Rights” beginning at page 49 of this proxy statement. The rules and procedures relating to appraisal rights are also described in such section.

Material U.S. Federal Income Tax Consequences (See page 33)

The conversion of shares of our Common Stock into the right to receive $0.70 per share cash Merger Consideration will be a taxable transaction to our stockholders for U.S. federal income tax purposes.

Deregistration Synergx Common Stock (See page 30)

If the Merger is completed, shares of our Common Stock will no longer be listed and publicly traded and will be deregistered under the Exchange Act.

Market Price of Synergx Common Stock (See page 52)

Shares of Synergx Common Stock are traded on the National Quotation Service Bureau (commonly known as the “Pink Sheets”) under the ticker symbol “SYNX.PK.”  The closing price of our shares on December 31, 2009 was $0.22.  The closing price of our shares of Common Stock on the Pink Sheets on January 13, 2010, the last trading day prior to our public announcement of the Merger Agreement on January 14, 2010, was $0.36 per share. On March 19, 2010, the date of the Amendment, the closing price of our shares of  Common Stock on the Pink Sheets was $0.54 per share.  On [•], 2010, the last trading day prior to the date of this proxy statement, the closing price of our shares of Common Stock on the Pink Sheets was $[•] per share. The Company has not paid any cash dividends on its Common Stock. You are encouraged to obtain current market quotations for shares of Common Stock.

The Special Meeting

Date, Time and Place

The special meeting of our stockholders will be held on [•], 2010 at [•] at 10:00 a.m., New York time.

Record Date, Notice and Quorum

Holders of Synergx Common Stock at the close of business on [•], 2010, the record date for the special meeting, will be entitled to receive notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. As of the record date, there were 5,210,950 shares of Common Stock outstanding. Each share of outstanding Common Stock is entitled to one vote on each matter properly brought before the special meeting. A majority of the issued and outstanding shares of Common Stock entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals.

The Proposals

At the special meeting, you will be asked to vote upon proposals to (1) adopt the Merger Agreement, (2) approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the special meeting to adopt the Merger Agreement and (3) consider and vote upon such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Required Vote

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the special meeting.  The vote of a majority of unaffiliated stockholders is not required under Delaware law and is not required by the Merger Agreement.  Failure to vote your shares of Common Stock, including as a result of broker non-votes and abstentions, will have the same effect as voting against the proposal to adopt the Merger Agreement.

At [*], 2010, Firecom owned 2,068,012 shares of our Common Stock, equal to approximately 40% of our outstanding Common Stock.  Firecom has informed the Company that it will vote its shares of our Common Stock in favor of the proposal to adopt the Merger Agreement, and would vote against any other acquisition proposal.

In addition, the proposal to approve any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and voting at the special meeting. Failure to vote your shares of Common Stock, including as a result of broker non-votes and abstentions, will have no effect on the proposal to approve any adjournments of the special meeting to solicit additional proxies.

Voting and Proxies

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone or by returning the enclosed proxy card by mail, or may vote in person at the special meeting. If you intend to submit your proxy by telephone you must do so no later than [*] on [*], 2010, and if you intend to submit your proxy by mail it must be received by Synergx prior to the commencement of the special meeting.  If you are a beneficial owner of shares held in street name and do not provide the nominee who holds your shares with specific voting instructions, the nominee will inform our inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our inspector of election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted.  ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE EFFECT OF A VOTE “AGAINST” THE APPROVAL OF THE MERGER AGREEMENT.  Please provide voting instructions to the nominee that holds your shares by carefully following their instructions.

The persons named in the accompanying proxy will also have discretionary authority to vote on any adjournments or postponements of the special meeting. Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares of Common Stock in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card or by using the telephone number printed on your proxy card.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares of Common Stock represented by such proxy card will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the adjournment proposal, if applicable.

Revocability of Proxy

Any stockholder of record who executes and returns a proxy card (or submits a proxy via telephone) may revoke the proxy at any time before it is voted at the special meeting by attending the special meeting and voting in person. Your attendance at the special meeting will not, by itself, revoke your proxy. To revoke your proxy, you must vote in person at the special meeting. If you hold your shares of Common Stock in your name as a stockholder of record, you may also revoke the proxy by notifying our Chief Financial Officer at the following address: Synergx Systems Inc., Attention: Chief Financial Officer, 209 Lafayette Drive, Syosset, NY 11791. Further, your proxy may be revoked by submitting a later-dated proxy card, or, if you voted by telephone, by voting a subsequent time by telephone.

In the event that you have instructed a broker, bank or other custodian to vote your shares of Common Stock, you have to follow the directions received from your broker, bank or other custodian and change those instructions in order to revoke your proxy.

Transfer or Sale of Shares

If you held your shares of Common Stock on [•], 2010, the record date for the special meeting, but sell or otherwise transfer your shares prior to the effective time of the Merger, you will retain your right to vote at the special meeting; however, you will not have the right to receive the Merger Consideration. The right to receive the Merger Consideration when the Merger becomes effective will pass to the person who as of the effective time of the Merger owns the shares of our Common Stock that you previously owned.

Solicitation of Proxies; Costs

This proxy solicitation is being made and paid for by Synergx on behalf of its board of directors.  Synergx will pay all expenses of this solicitation, including the cost of preparing and mailing this document. Proxies are being solicited by and on behalf of our Board. In addition to solicitation by use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, telegram, electronic mail, facsimile transmission or other means of communication. Those persons will not be additionally compensated for solicitation activities, but may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners.

The Company has retained Georgeson, Inc. ("Georgeson") to assist with the solicitation of proxies for a fee of S6,500, plus reimbursement of out-of-pocket expenses. Georgeson may solicit proxies by personal interview, mail, telephone, and electronic communications, and will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of the common stock held on the record date by such persons.

We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Synergx Common Stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Common Stock Ownership of Directors and Executive Officers

As of the record date, our directors and executive officers, as a group, beneficially owned and were entitled to vote an aggregate of approximately 2,100,446 shares of Common Stock (including the shares held by Firecom), representing approximately 40.3% of the voting power of Common Stock entitled to vote at the special meeting. These directors and executive officers have informed us that they intend to vote the shares of Common Stock that they own “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the special meeting to adopt the Merger Agreement.  The members of the Special Committee do not have significant share holdings.

Additional Information

For additional information about the Merger, assistance in submitting proxies or voting shares of Common Stock or additional copies of the proxy statement or enclosed proxy card, please contact our Chief Financial Officer at the following address or telephone number: Synergx Systems Inc., Attention: Chief Financial Officer, 209 Lafayette Drive, Syosset, NY 11791, (516) 433-4700.

QUESTIONS AND ANSWERS ABOUT THE

SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some questions you may have regarding the special meeting and the proposed Merger. These questions and answers may not address all questions that may be important to you as a stockholder of Synergx. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement and the annexes, as well as the additional documents referred to or incorporated in this proxy statement, which you should read carefully in their entirety. See “Where You Can Find More Information” on page 58 of this proxy statement.

Q:          When and where is the special meeting?

A:         The special meeting of our stockholders will be held on [•], 2010, at [•] at 10:00 a.m., New York time.

Q         What am I being asked to vote on?

A:         At the special meeting, you will be asked to vote upon proposals to (1) adopt the Agreement and Plan of Merger, dated as of January 22, 2010 (referred to as the “Merger Agreement”), as amended on March 19, 2010 by the Amendment, (2) approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the special meeting to adopt the Merger Agreement and (3) consider and vote upon such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q:         How does Synergx’s board of directors recommend that I vote?

A:         The majority of our Board and a majority of our directors who are not employees of the Company have recommended that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the special meeting to adopt the Merger Agreement. In making its recommendation, the majority of our Board and a majority of our directors who are not employees of the Company considered the unanimous recommendation of a special committee, consisting of the Company’s two non-employee independent directors, the report and opinion of Ladenburg Thalmann and the special committee’s determination that the Merger Agreement is substantively and procedurally fair to, and in the best interests of, Synergx’s unaffiliated stockholders.

We have five directors on our Board, including three directors, Harris Epstein, Ronald Fetzer and Peter Barotz, who are not employees of the Company.  Two of our directors, Paul Mendez and Peter Barotz, are affiliated with Firecom and did not vote on the Merger Agreement or any of the above items.  Harris Epstein and Ronald Fetzer (both independent non-employee directors) and John Poserina, who constitute a majority of our Board voted in favor of the above items.

Q:         What is the proposed transaction?

A:         The proposed transaction is the acquisition of Synergx by Firecom. If the Merger Agreement is adopted by our stockholders and the other closing conditions in the Merger Agreement are satisfied or waived, Merger Sub will merge with and into Synergx (the “Merger”). Synergx will be the surviving corporation after the Merger and will be wholly-owned by Firecom.

Q:         What will I receive in the Merger?

A:         If the Merger is completed, each share of our Common Stock issued and outstanding immediately prior to the effective time of the Merger, excluding shares held by us in treasury, shares held by Firecom or Merger Sub and shares held by stockholders who properly exercise appraisal rights under Delaware law, will be converted into the right to receive $0.70 in cash (the “Merger Consideration”) without interest and less any applicable withholding taxes.

Q:         What will happen to the Common Stock that I currently own after completion of the Merger?

A:         Following completion of the Merger, your shares of Synergx Common Stock will be cancelled and will represent only the right to receive the Merger Consideration. Trading in Synergx Common Stock on the Pink Sheets will cease, price quotations for the Common Stock will no longer be available following completion of the Merger and the Common Stock will cease to be registered under the Exchange Act.

Q:         When do you expect the Merger to be completed?

A:         We are working toward completing the Merger as quickly as possible, but in no event more than three business days after all the conditions to completion of the Merger contained in the Merger Agreement (described in the section entitled “The Merger Agreement – Conditions to Completion of the Merger” beginning on page 46 of this proxy statement) are satisfied or waived. If our stockholders adopt the Merger Agreement, and assuming that the other conditions to the Merger are satisfied or waived, we believe that the Merger will be completed during the second quarter of 2010.  We currently plan to complete the Merger during the second quarter of calendar 2010 as the outside date in the Merger Agreement.  Pursuant to an amendment to the Forbearance Agreement, the Bank will, through July 31, 2010 refrain from demanding immediate payment in full of all obligations owed to the Bank.  The Bank, however, has also reserved an immediate present right to demand payment in full of all amounts due and commence collection action against the Company. However, we cannot predict the exact timing of the completion of the Merger or whether the Merger will be completed.

Q:         Am I entitled to dissenters’ or appraisal rights?

A:         Yes. Under Delaware law, Synergx’s stockholders are entitled to appraisal rights in connection with the Merger, subject to complying with the procedures for exercising the same. These procedures are described in more detail under the section entitled “Appraisal Rights,” beginning on page 49 of this document.

Q:         What happens if the Merger is not completed?

A:         If the Merger Agreement is not adopted by Synergx’s stockholders or if the Merger is not completed for any other reason, Synergx’s stockholders will not receive any payment for their shares in connection with the Merger. Instead, Synergx will remain a public company, and shares of Synergx Common Stock will continue to be listed and traded on the Pink Sheets and registered under the Exchange Act. Under specified circumstances, Synergx may be required to pay Firecom a termination fee and expenses as described under the section entitled “The Merger Agreement—Effects of Terminating the Merger Agreement,” beginning on page 48 of this document.

Q:         What vote of our stockholders is required to adopt the Merger Agreement and to approve any adjournments or postponements of the special meeting?

A:         The affirmative vote of holders of a majority of the outstanding shares of Synergx Common Stock entitled to vote at the special meeting is required to adopt the Merger Agreement. Approval of any adjournments or postponements of the special meeting to solicit additional proxies, if necessary or appropriate, requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy and voting at the special meeting.  At [*], 2010, Firecom owned 2,068,012 shares of our Common Stock, equal to approximately 40% of our outstanding Common Stock and has informed us that it will vote in favor of the proposal to adopt the Merger Agreement.  The vote of a majority of unaffiliated stockholders is not required under Delaware law and is not required by the Merger Agreement.  If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed by the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy and voting at the special meeting.

Q:         Who can vote and attend the special meeting?

A:         Common stockholders of record as of the close of business on [•], 2010, the record date for the special meeting, are entitled to receive notice of, to attend and to vote at the special meeting and any adjournments or postponements of the special meeting. Each share of Common Stock is entitled to one vote on each matter properly brought before the special meeting.

Q:         What will happen if I abstain from voting or fail to vote?

A:         With respect to the proposal to adopt the Merger Agreement, if you abstain from voting on the proposal, fail to cast your vote in person or by proxy or, if you hold your shares in “street name”, fail to give voting instructions to the record holder of your shares, it will have the same effect as a vote against the proposal to adopt the Merger Agreement.

With respect to the proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies, if you abstain from voting on the proposal, fail to cast your vote in person or by proxy or, if you hold your shares in “street name”, fail to give voting instructions to the record holder of your shares, it will have no effect on the outcome of the vote on that proposal.

Q:         How do I cast my vote if my shares of Common Stock are held of record?

A:         If you are a stockholder of record on the record date, you may vote in person at the special meeting or authorize a proxy for the special meeting. You can authorize your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope, or, if you prefer, by following the instructions on your proxy card for telephonic proxy authorization.

Q:         How do I cast my vote if my shares of Common Stock are held in “street name”?

A:         If you hold your shares of Common Stock in “street name” through a broker, bank or other custodian, your broker, bank or custodian will not vote your shares unless you provide instructions on how to vote. You must obtain a voting instruction card from the broker, bank or other custodian that is the record holder of your shares and provide your broker, bank or other custodian with instructions on how to vote your shares, in accordance with the voting directions provided by your broker, bank or custodian. Additionally, if your shares of Common Stock are held in “street name” and you intend to vote your shares in person at the special meeting you must first obtain a legal proxy from such bank, broker or other custodian. The inability of your broker, bank or other custodian to vote your shares, often referred to as a “broker non-vote,” will have the same effect as a vote against the proposal to adopt the Merger Agreement and will have no effect on the proposal to approve any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies. If your shares are held in “street name,” please refer to the voting instruction card used by your broker, bank or other custodian, or contact them directly, to see if you may submit voting instructions using the telephone.

Q:         How will proxy holders vote my shares of Common Stock?

A:          If you properly authorize a proxy prior to the special meeting, your shares of Common Stock will be voted as you direct. If you authorize a proxy but no direction is otherwise made, your shares of Common Stock will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies. The proxy holders will vote in their discretion upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q:         What happens if I sell my shares of Common Stock before the special meeting?

A:         If you held your shares of Common Stock on [•], 2010, the record date for the special meeting, but transfer your shares prior to the special meeting, you will retain your right to vote at the special meeting; however, you will not have the right to receive the Merger Consideration. The right to receive the Merger Consideration when the Merger becomes effective will pass to the person who owns the shares of our Common Stock that you previously owned.

Q:         Can I change my vote after I have mailed my proxy card?

A:         Yes. If you own shares of Common Stock as a record holder on [•], 2010, the record date for the special meeting, you may revoke a previously authorized proxy at any time prior to its exercise by delivering a properly executed, later-dated proxy card, by authorizing your proxy by telephone at a later date than your previously authorized proxy, following the instructions that appear on the enclosed proxy card or by voting in person at the special meeting. Attendance at the meeting will not, in itself, constitute revocation of a previously authorized proxy. If you own shares of Common Stock in “street name,” you may revoke or change previously granted voting instructions by following the instructions provided by the bank, broker or other custodian that is the registered owner of the shares.

Q:         Should I send in my certificates representing shares of Common Stock now?

A:         No. Shortly after the Merger is completed, you will receive a letter of transmittal with instructions informing you how to send your share certificates to the paying agent in order to receive the Merger Consideration. You should use the letter of transmittal to exchange your shares of Common Stock for the Merger Consideration following the Merger. DO NOT SEND ANY SHARE CERTIFICATES WITH YOUR PROXY.

Q:         Where can I find more information about Synergx?

A:         We file certain information with the SEC. You may read and copy this information at the SEC’s public reference facilities. This information is also available on the SEC’s website at www.sec.gov and on our website at www.synergxsystems.com. Information contained on our website is not part of, or incorporated into, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 58.

Q:         Who will solicit and pay the cost of soliciting proxies?

A:         We will bear the cost of soliciting proxies for the special meeting. Synergx’s Board is soliciting your proxy on our behalf. Our directors, officers and employees may solicit proxies by telephone and facsimile, by mail or in person. They will not be paid any additional amounts for soliciting proxies. We also will request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of Common Stock held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses. The Company has retained Georgeson to assist with the solicitation of proxies for a fee of S6,500, plus reimbursement of  out-of-pocket expenses. Georgeson may solicit proxies by personal interview, mail, telephone, and electronic communications,  and will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial  owners of the common stock held on the record date by such persons.

Q:         Who can help answer my other questions?

A:         If you have additional questions about the special meeting or the Merger, you should contact our Chief Financial Officer at the following address or telephone number: Synergx Systems Inc., Attention: Chief Financial Officer, 209 Lafayette Drive, Syosset, NY 11791, (516) 433-4700.  If you hold your shares through a broker, bank or other custodian, you also should call your broker, bank or other custodian for additional information.

SPECIAL FACTORS

Background of the Merger

On April 21, 2008, the Company received a letter from The NASDAQ Stock Market (“NASDAQ”) notifying the Company that for 30 consecutive days, the bid price of the Company’s Common Stock on the NASDAQ Capital Market closed below the minimum $1.00 per share requirement for continued listing.  If compliance with Marketplace Rule 4310(c)(4) could not be demonstrated within 180 days, then NASDAQ informed the Company that it may notify the Company that the Company’s securities would be delisted.

On August 6, 2009, the Company received a letter from NASDAQ stating that the Company had not regained compliance with the minimum bid price requirement of its listing rules by August 5, 2009 and, as a result, its Common Stock would be subject to delisting from The Nasdaq Capital Market.  Accordingly, trading of the Company’s Common Stock was suspended at the opening of business on August 17, 2009 and the Company’s Common Stock was removed from listing and registration on the Nasdaq Stock Market.  The Company had been provided with 180 calendar days (originally until October 20, 2008) to regain compliance.  NASDAQ, however, suspended the enforcement of the Rule from October 16, 2008 through July 28, 2009.  As a result, the Company had until August 5, 2009 to regain compliance.  As a result, Synergx’s shares of Common Stock were no longer listed on the NASDAQ Capital Market but were quoted on the Pink Sheets.

On September 30, 2008, the Company had a $3.5 million dollar revolving credit facility with TD Bank, N.A. (the “Bank”) (the “Credit Facility”) which provided financing for operations. The Credit Facility included various covenants, which among other things, imposed limitations on declaring or paying dividends, and making acquisitions and capital expenditures. The Company was also required to maintain certain financial ratios and tangible net worth covenants.  At September 30, 2008, the Company did not meet financial covenants related to its debt service coverage ratio and tangible net worth.  On December 23, 2008, the Company received a letter from the bank agreeing to extend the expiration date of the Credit Facility through October 1, 2009, but to reduce the facility to $2.5 million with an increased interest rate of prime plus 2%.

In response to the reduction of the credit line, the Company’s management announced in its Form 10-K for the year ended September 30, 2008, filed with the SEC on January 8, 2009, that, among other actions,  it decided to be more selective in bidding on transit projects since these projects extend over long periods of time, require a dedicated engineering staff, involve financing commitments and are subject to changes in funding by the relevant public transit agencies.

On October 1, 2009, the Credit Facility under which the Company owed $1,496,524 expired.  The Company did not meet the $4.3 million minimum tangible net worth loan covenant required by the Credit Facility at September 30, 2010 and did not meet other covenants under the Credit Facility.  Before the expiration of the Credit Facility, the Company had been negotiating with the Bank to extend its loan and was seeking new lending sources as the loan is important to the Company’s liquidity and ability to conduct its operations.  As a result of the expiration of the Credit Facility, there was a significant uncertainty with respect to the Company’s ability to continue as a going concern without alternative financing.

The Board of Directors of the Company regularly reviews and evaluates the Company’s business strategy and strategic alternatives with the goal of enhancing stockholder value.  In October 2009, with consideration to the Company’s working capital requirements, the Board of Directors formed a Special Committee of independent non-employee directors to consider, examine, explore, review, analyze and negotiate the terms and conditions of a “going private transaction,” and upon completion of such steps, to make a recommendation to the Board of Directors whether the final terms of any such transaction are in the best interests of the Company and its stockholders and should be approved by the Board of Directors.  The Special Committee was authorized to determine whether such a transaction involving the Company is in the best interests of the Company and its stockholders, and to make a determination as to the conditions to commencing discussions with any other party or parties regarding such a transaction. The Special Committee is comprised of Harris Epstein and Ronald Fetzer, two independent (who both meet the independence requirements of the SEC and the Financial Industry Regulatory Authority) directors.  The Special Committee determined to engage a financial advisor to assist it in considering and evaluating strategic alternatives. Over the course of six weeks, the Special Committee interviewed and considered five potential candidates and on December 4, 2009, the Special Committee retained Ladenburg Thalmann as its independent financial advisor. The Special Committee has also retained independent legal counsel.

On December 30, 2009, Firecom informed the Special Committee it was proposing a negotiated merger transaction to acquire all of the outstanding shares of the Company’s Common Stock not currently owned by Firecom at a price of $0.40 per share.

On January 6, 2010, at a meeting between the members of the Special Committee and the officers of Firecom, and their respective representatives, Firecom proposed a merger of a newly-formed wholly-owned subsidiary of Firecom with and into the Company pursuant to a merger agreement in the form presented by Firecom.  As a result of negotiation by Firecom with the Special Committee and its representatives, upon the effectiveness of the Merger, the Company’s stockholders (other than Firecom and any stockholders of the Company who properly exercise appraisal rights under Delaware law) would receive $0.60 in cash for each share of the Company’s Common Stock.  The Merger would be subject to the negotiation and execution of a mutually satisfactory Merger Agreement, which would contain customary covenants and closing conditions, including the Special Committee receiving a “fairness” opinion from Ladenburg Thalmann, its financial advisor, the Company having a period of time during which it could solicit takeover proposals from third parties, and approval of the Original Merger Agreement by vote of holders of a majority of the outstanding shares of Common Stock at a special meeting to be called and held after clearance by the staff of the Securities and Exchange Commission (the “SEC”) of the requisite proxy material and related filings.

On January 11, 2010, the Company entered into a Forbearance Agreement with the Bank to extend the Credit Facility until April 30, 2010, which would allow the Company additional time to satisfy its obligation to the Bank or to obtain alternative financing. If there is further deterioration in the Company’s financial condition, however, the Bank has the right to immediately exercise any and all rights and remedies provided under the Credit Facility, including a demand for immediate payment.  The Forbearance Agreement required a principal payment of $200,000 at the time of closing in January 2010 (which was made at that time) and an increase in the interest rate (retroactive to December 1, 2009) from prime plus 2% (5.25%) to the Bank’s base rate plus 3% (6.25% from December 1, 2009) for the duration of the extension period. The agreement requires monthly principal payments of $15,000 in January 2010 increasing to $25,000 per month in February, March and April of 2010. The Bank also charged, and the Company paid, a loan modification and extension fee of $25,000.  The Company’s debt to the Bank is secured by all assets of the Company and all of its operating subsidiaries.  Pursuant to an amendment to the Forbearance Agreement, dated April 26, 2010, the Bank will, through July 31, 2010 refrain from demanding immediate payment in full of all obligations owed to the Bank.  The Bank, however, has also reserved an immediate present right to demand payment in full of all amounts due and commence collection action against the Company.

On January 22, 2010, the Company, following discussions among the members of the Board, management and financial advisors and the Board’s and the Special Committee’s legal advisors, including consideration of the factors described below under “- Reasons for the Merger; Recommendation of the Special Committee and the Board of Directors”, the Company’s two non-employee independent directors (who constitute a majority of the non-employee directors) and John Poserina (with representatives of Firecom having recused themselves from the Board meeting), deliberated and unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and substantively and procedurally fair to, and in the best interests of, Synergx and its unaffiliated stockholders. The Board adopted the Merger Agreement, directed that the Merger Agreement be submitted to holders of Synergx Common Stock for their adoption and resolved to recommend that the holders of Synergx Common Stock adopt the Merger Agreement.  We have five directors on our Board, including three directors, Harris Epstein, Ronald Fetzer and Peter Barotz, who are not employees of the Company.  Two of our directors, Paul Mendez and Peter Barotz, are affiliated with Firecom and did not vote on the Merger Agreement.  Harris Epstein, Ronald Fetzer and John Poserina, who constitute a majority of our Board voted in favor of the above items.

On January 22, 2010, Ladenburg Thalmann delivered an opinion to the Special Committee that, as of the date of the opinion and subject to the limitations contained therein, the original $0.60 per share merger consideration to be received by the Company’s unaffiliated stockholders pursuant to the Merger is fair to such stockholders from a financial point of view.

Following the January 22, 2010 Special Committee and Board meetings, the parties and their representatives finalized the definitive documentation and entered into the Original Merger Agreement.  Later that day, Synergx issued a Form 8-K announcing that it and Firecom had entered into the Merger Agreement.

Pursuant to the terms of the Original Merger Agreement, for a period from January 22, 2010 (the date the Original Merger Agreement was entered into) until February 8, 2010, the Company was entitled to conduct a market check and solicit and consider other offers or proposals for a possible acquisition of the Company.

During this solicitation period, the Special Committee, through Ladenburg Thalmann, conducted a solicitation of interest regarding a possible acquisition of the Company.  Ladenburg Thalmann, with the assistance of the Company’s management, identified 38 parties in the fire security and related industries to solicit and initiated contact with those companies.  On February 19, 2010, the Company received separate proposals from two of those parties to acquire 100% of the Company.

One proposal (“Proposal No. 1”) provided for the following:

•	a total purchase price of $3,840,713, or $0.75 per share.

•
$3,100,713, or $0.60 per share, of the purchase price would be payable at closing, and $740,000, or $0.15 per share, would be payable 90 days after closing, subject to a working capital adjustment.  The working capital adjustment would reduce the total purchase price on a dollar-for-dollar basis for each dollar that the Company’s “Net Current Assets” (defined to mean current assets minus total liabilities) was below $2,850,000 at the time of closing.

•	the total price would be subject to adjustment arising from the bidder’s due diligence investigation; and

•	the transaction would be conditioned upon, among other things, the bidder obtaining financing to fund the proposed purchase price.

The Special Committee preliminarily determined that on its face Proposal No. 1 as presented would not likely result in a Superior Proposal to the Merger and the Merger Agreement based upon, among other things, (a) the fact that a negative price adjustment was likely as a result of working capital requirements and (b) the uncertainties arising from (1) a financial contingency and (2) due diligence contingencies.  This position was conveyed to the bidder.

On March 9, 2010, the Company received a revision to Proposal No. 1 in which the Net Current Assets adjustment would effectively reduce the price per share to approximately $0.71 in the event of a full downward price adjustment if the Company’s Net Current Assets at the time of closing was $2,500,000 or less, and still conditioned on due diligence and subject to financing.  The due diligence requirements and the financing contingency were not amended.

On February 19, 2010, the Company also received a proposal from a second party to acquire 100% of the Company (“Proposal No.2”).  Proposal No. 2 provided for the following:

•
a total purchase price of $4,700,000, or $0.90 per share, subject to a working capital adjustment if the Company’s working capital was below an amount to be determined at the time of closing (the working capital adjustment amount was not included in the Proposal);

•
$2,088,888, or $0.40 per share, would be payable at closing and $2,611,112, or $0.50 per share, would be payable over three years upon the Company attaining earn-out goals to be agreed upon (the earn-out details were not provided);

•	there would be no financing contingency; and

•	the price was also subject to adjustment arising from the bidder’s due diligence investigation.

The Special Committee preliminarily determined that Proposal No. 2 as presented was not likely to result in a Superior Proposal to the Merger and Merger Agreement based upon, among other things, uncertainties resulting from working capital adjustments and uncertainties and impracticalities from “earn out” arrangements.  This position was conveyed to the bidder.

On February 26, 2010, the bidder revised Proposal No. 2 as follows:

•	a total purchase price of $4,200,000, or $0.80 per share, subject to a working capital adjustment, (the working capital adjustment amount was not specified in the proposal);

•	$3,675,000, or $0.70 per share would be payable at closing, and $525,000, or $0.10 per share, would be payable pursuant to the earn-out (the earn-out details were not specified).

On March 5, 2010, the bidder advised the Company that the working capital adjustment threshold would be $4,000,000, and on March 9, 2010, the bidder provided clarification on the general parameters of the earn-out formula. At December 31, 2009, the Company had $2,884,050 in working capital and anticipated future operating losses as well as costs related to the Merger transaction.

Pursuant to the terms of the Merger Agreement these offers, as revised, were furnished to Firecom as they were received by the Special Committee.

On March 10, 2010, the Special Committee and its financial advisor and counsel met with Firecom and its counsel, John Poserina, a director and the Chief Financial Officer of the Company, and the Company counsel.  At the meeting the Company and Firecom agreed in principle to revise the terms of the Merger and amend the Merger Agreement. Following negotiation between the Special Committee and Firecom, the Company and Firecom agreed to the following amendments to the Original Merger Agreement:

•	the Merger Consideration per share increased from $0.60 to $0.70;

•	all parties, including parties that were previously deemed to be Solicited Parties, are deemed to no longer be Solicited Parties under the terms of the Merger Agreement;

•
Firecom agreed to deposit in escrow $500,000 pursuant to an Escrow Agreement to be applied toward the  Merger Consideration on the closing date of the Merger, or to be delivered to Firecom in the event that the Merger Agreement is terminated other than as a result of the failure to receive the requisite stockholder approval at the stockholder’s meeting, subject to a hold-back by the Company to pay any termination fee that may be due to the Company upon termination pursuant to the Merger Agreement, or to be delivered to the Company in the event that the Merger Agreement is terminated as a result of the failure to receive the requisite stockholder approval of the Merger Agreement at the stockholder’s meeting;

•	the Company is required to use its best efforts to have the Bank extend its Forbearance Agreement to June 30, 2010 and on other terms that are reasonably satisfactory to the parent; and

•
at the request of the Company with the concurrence of Firecom, Firecom and the Company will negotiate in good faith for Firecom to guaranty the Company’s obligations of the Company to third parties under contract with the Company or its subsidiaries upon terms that are satisfactory to Firecom, and if the Merger Agreement terminates, Firecom will cease to continue as a guarantor of those obligations and any party which makes a Superior Proposal is required to provide substitute guaranties or assume Firecom’s guaranties, unless any such guaranty is waived by the third party at the time the Merger Agreement between the Company and Firecom is terminated.

On March 19, 2010, following discussions among the members of the Board, and the Board’s and the Special Committee’s legal advisors, including consideration of the factors described below under “- Reasons for the Merger; Recommendation of the Special Committee and the Board of Directors”, the Company’s two non-employee independent directors and John Poserina (with representatives of Firecom having recused themselves from the Board meeting) deliberated and unanimously determined that the Merger Agreement, as amended by Amendment No. 1 to the Merger Agreement and the transactions contemplated by the Merger Agreement, as amended by Amendment No. 1 to the Merger Agreement, including the Merger, are advisable and substantively and procedurally fair to, and in the best interests of, Synergx and its unaffiliated stockholders. The Board authorized Amendment No. 1 to the Merger Agreement, directed that the Merger Agreement, as amended, be submitted to holders of Synergx Common Stock for their adoption and resolved to recommend that the holders of Synergx Common Stock adopt the Merger Agreement, as amended.

Following the March 19, 2010 Special Committee and Board Meetings, the parties and their representative finalized and entered into Amendment No. 1 to the Merger Agreement.  On March 25, 2010, Synergx issued a Form 8-K reporting that it, Firecom and Merger Sub had entered into Amendment No. 1 to the Merger Agreement.

Reasons for the Merger; Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors

Our Board of Directors

As discussed in greater detail below, our board of directors (other than Messrs. Mendez and Barotz, who are making no recommendation in their capacity as directors of the Company, due to their interest in the Merger as executive officers and/or directors of Firecom) believes that the Merger Agreement and the Merger (which is the Rule 13e-3 going private transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC), upon the terms and conditions set forth in the Merger Agreement, are substantively and procedurally fair to the Company and our unaffiliated stockholders. Mr. Mendez is an executive officer, director and the majority shareholder of Firecom, and will continue as Chief Executive Officer and director of the Company.  Mr. Mendez is not a direct owner of the Company’s Common Stock but has a personal financial interest in the completion of the Merger to the extent of his interest in Firecom.  Mr. Barotz is a director of Firecom, has no stock interest in either the Company or Firecom, although his children are minority shareholders of Firecom, and he will cease serving as a director of the Company upon completion of the Merger.  The recommendation of our Board of Directors is based, in part, upon the unanimous recommendation of the Special Committee.

The Special Committee

In October 2009, with consideration to the Company’s working capital requirements, the Board of Directors formed a Special Committee of independent non-employee directors to consider, examine, explore, review, analyze and negotiate the terms and conditions of a “going private transaction,” and upon completion of such steps, to make a recommendation to the Board of Directors whether the final terms of any such transaction are in the best interests of the Company and its stockholders and should be approved by the Board of Directors.  The Special Committee was authorized to determine whether such a transaction involving the Company is in the best interests of the Company and its stockholders, and to make a determination as to the conditions to commencing discussions with any other party or parties regarding such a transaction.  The Special Committee is comprised of Harris Epstein and Ronald Fetzer, two independent (who both meet the independence requirements of the SEC and the Financial Industry Regulatory Authority) directors.

Recommendation of the Special Committee

The Special Committee, by unanimous vote at a meeting held on January 22, 2010:

•
approved the terms of the Original Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement, and declared the same to be advisable and substantively and procedurally fair to, and in the best interests of, Synergx and its unaffiliated stockholders;

•	declared that the Original Merger Agreement and the transactions contemplated thereby are fair, from a financial point of view, to the unaffiliated holders of Synergx Common Stock;

•	resolved to recommend that holders of Synergx Common Stock adopt the Original Merger Agreement; and

•
recommended that the Board approve and adopt the Original Merger Agreement, and the transactions contemplated thereby, and recommend that the holders of Synergx Common Stock adopt the Merger Agreement.

The Special Committee considered the following material factors in approving the Original Merger Agreement and making its determination and recommendation:

•	the value of the cash consideration to be paid to Synergx’s stockholders upon consummation of the Merger;

•
the current and historical market prices of Synergx Common Stock and the fact that the price of $0.70 per share represented a premium over the December 31, 2009 closing price of Synergx Common Stock shares $0.22.  The closing price of Synergx Common Stock on January 13, 2010, the last trading day prior to our public announcement of the Merger Agreement on January 14, 2010, was $0.36  per share;

•
the financial analyses and valuation factors reviewed by Ladenburg Thalmann with the Special Committee, which were adopted by the Special Committee.   These factors are set forth in more detail under the subheadings “Discounted Cash Flow Analysis”, “Comparable Company Analysis”, Comparable Transaction Analysis”, Premium Paid Analysis”, “Net Book Value Analysis”, and “Prior Purchases Review” under “– Opinion of Ladenburg Thalmann & Co., Inc. to the Special Committee”;

•
a liquidation value analysis was not undertaken because, based on discussions with Ladenburg Thalmann, the Special Committee determined that a liquidation value analysis would not derive a value in excess of going concern value which was embodied in the factors discussed in the preceding bullet point.  Therefore, a liquidation value analysis was not warranted.

•
the oral opinion of Ladenburg Thalmann to the Special Committee on January 22, 2010 (which was confirmed in writing by delivery of Ladenburg Thalmann’s written opinion dated the same date), as to the fairness, from a financial point of view, of the original Merger Consideration of $0.60 in cash per share to be received by the unaffiliated holders of Synergx Common Stock in the Merger, as of January 22, 2010 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Ladenburg Thalmann in preparing its opinion. A more detailed description of the opinion of Ladenburg Thalmann is set forth below under “– Opinion of Ladenburg Thalmann & Co. Inc. to the Special Committee”;

•
the process leading to the announcement of the Original Merger Agreement, including the efforts made to consider all strategic alternatives reasonably available to Synergx and to obtain the maximum value for Synergx’s unaffiliated stockholders, and the Special Committee’s understanding, as a result of such process, of the level of interest of both potential strategic partners and private equity sponsors in a transaction with Synergx;

•	the Special Committee’s understanding of Synergx’s business, historical and current financial performance, competitive and operating environment, operations, management strength and future prospects;

•	the risk that another attractive acquisition transaction may not be available to us if we declined this transaction;

•
the potential consequences of foreclosure by the Bank if the Company did not enter into a merger agreement or other strategic alternative that would enable it to pay the amount due under the Credit Facility and the possibility that, after a foreclosure, stockholder value could be reduced to zero;

•	the fact that the consideration to be paid to Synergx stockholders would be all cash, which provides liquidity and certainty to Synergx’s stockholders;

•
the fact that the Merger is not subject to a financing condition, the Special Committee’s understanding of the reputation and experience of Firecom, the ability of Firecom to fully fund the payment of the Merger Consideration and the related fees and expenses;

•
the fact that (i) Synergx is permitted general solicitation of third party offers from January 22, 2010 to February 8, 2010 without being subject to a termination fee as to the parties solicited during such period, (ii) the Special Committee or the Board could entertain unsolicited proposals from third parties, (iii) the Board could change or withdraw its recommendation in favor of the Original Merger Agreement and (iv) Synergx could terminate the Original Merger Agreement, in the event that a Superior Proposal (as described in the section entitled “Merger Agreement –Solicitation of Other Offers” beginning at page 40 of this proxy statement) is received from a third party to permit the Special Committee or the Board to determine such steps as necessary in order to comply with its fiduciary duties;

•
the fact that the transaction does not require the approval of at least a majority of Synergx’s unaffiliated stockholders; however Synergx was permitted to conduct a “market check” through a general solicitation for a certain period of time following the entry into the Original Merger Agreement, and the Merger Agreement may be terminated so that Synergx can pursue a Superior Proposal with a solicited party without Synergx being subject to a termination fee, as described in the preceding bullet point;

•	the provision for Firecom to reimburse Synergx up to $250,000 upon termination for certain reasons by Firecom;

•
the fact that the Special Committee had retained Ladenburg Thalmann and counsel, both of whom are unaffiliated with Synergx, Firecom or the Merger Sub, to assist and advise the Special Committee, solely with respect to the unaffiliated stockholders’ interests, in negotiations of the Merger Agreement with Firecom and Merger Sub;

•	the fact that the Merger and the Merger Agreement were approved by all of the unaffiliated directors of Synergx who were not employees of the Company;

•	the effect of the termination of the Forbearance Agreement by the Bank on or before April 30, 2010 and Synergx’s need for capital for completion of its current transit projects; and

•
the potential risks and costs to Synergx if the Merger does not close, including the diversion of management and employee attention and potential effects on the relationships with our suppliers, vendors and other business partners.

The Special Committee, by unanimous vote at a telephonic meeting held on March 19, 2010 approved the terms of Amendment No. 1 to the Merger Agreement.  In addition to the material factors considered by the Special Committee in approving the Merger Agreement and making its determination and recommendation at its January 22, 2010 meeting, the Special Committee also considered that Proposal No. 1 and Proposal No. 2 were not likely lead to a Superior Proposal to the terms of the Merger due to the following:

•
the prices and closing payment amounts in both Proposal No. 1 and Proposal No. 2 ($0.75 and $0.70 respectively) were subject to downward adjustment based on due diligence findings while the Merger Consideration of $0.70 was not subject to any due diligence adjustment;

•
the price in Proposal No. 1 was also subject to a reduction of up to $0.10 per share if Net Current Assets was less than $2,500,000 at closing and the price in Proposal No. 2 was also subject to a downward adjustment if working capital was less than $4,000,000 at closing, while the Merger Consideration was not subject to a Net Current Asset, working capital, or any other downward adjustment;

•
both proposals were subject to the undertaking and completion of due diligence by both the bidder and its financing source in Proposal No. 1, and by the bidder in Proposal No. 2, respectively, while the Merger did not require any additional due diligence period or investigation;

•
due to the Company’s near-term prospects based on recent performance and projections provided by the Company’s management, it seemed likely that there would be a downward adjustment of the purchase prices in both Proposal No. 1 and Proposal No. 2 and that there would be a substantial risk that any earn-out in Proposal No. 2 would not be achieved;

•	the Company had a fully negotiated, executed definitive Merger Agreement with Firecom at $0.70 per share which was not subject to any adjustment or financing contingencies;

•	the risks and expenses associated with the pursuit of the proposals, and with the time period required to pursue either proposal and to negotiate a Superior Proposal and a definitive agreement;

•
the likelihood that a transaction arising from either of the proposals would be consummated since Firecom had advised that it was not currently inclined to vote in favor of a transaction with either bidder and the remaining 60% of the voting stock of the Company was, to the knowledge of the Company’s management and the Special Committee, widely held with no other stockholder owning more than 10% and no holders being institutional in nature, the Company’s stock traded on the pink sheets with historically low volume and with little or no market support or analyst attention; and

•	the risk of adverse consequences of Bank foreclosure action if a transaction was not consummated within the term of the Bank Forbearance Agreement.

The Special Committee further considered the general solicitation process following the entry into the Merger Agreement and the Special Committee’s understanding, as a result of such process, of the level of interest of strategic partners and other persons in a transaction with the Company.

In addition, the Special Committee was aware, and considered, the interests that certain of our directors and executive officers may have an interest in the Merger that may be considered to be different from, or are in addition to, their interests as stockholders of Synergx, as described below under “– Interests of Our Directors and Executive Officers in the Merger.”

The foregoing discussion is not intended to be exhaustive, but summarizes the material factors considered by the Special Committee in making its determination and recommendation to the Board. In view of the wide variety of factors considered by the Special Committee and the complexity of these matters, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, each of the members of the Special Committee may have assigned different weights to various factors. On balance, the Special Committee determined that the positive factors discussed above outweighed any negative factors.

In light of the foregoing considerations, the Special Committee determined that the proposed Merger at the proposed price of $0.70 per share was compelling and represented the maximum value reasonably available to Synergx’s unaffiliated stockholders in light of the limited options and inherent uncertainties in attempting to execute a successful “stay the course” strategy and the uncertainty that even if such a strategy were partially or wholly successful, Synergx’s unaffiliated stockholders would be able to realize commensurate gains in share value given the challenges posed by Synergx’s business and its stock trading profile.

The Special Committee believes that the process it followed in making its determination and recommendation with respect to the Merger Agreement was fair and proper because, among other things:

•	the Special Committee consists solely of directors each of whom meets independence requirements of the SEC and the Financial Industry Regulatory Authority;

•	the Special Committee, as a result of having no significant holdings in the Company, did not have any financial interest in the outcome of its determination;

•	the Special Committee retained and was advised by experienced and independent legal counsel;

•
the Special Committee retained Ladenburg Thalmann to render an opinion as to the fairness, from a financial point of view, of the original merger consideration of $0.60 in cash per share to be received by the unaffiliated holders of Synergx Common Stock  in the Merger;

•
the Special Committee, with the assistance of its advisors, and management and Synergx’s advisors, negotiated extensively with Firecom and with other potential bidders which were solicited by the Special Committee or Ladenburg Thalmann; and

•
the Special Committee acted diligently in discharging its responsibilities, meeting on 12 separate occasions (twice in person and ten times via telephone conference) prior to execution of the Original Merger Agreement, and  on an additional 13 separate occasions (once in person and 12 times via telephone conference) prior to execution of the Amendment , to consider matters related to its mandate.

Recommendation of the Board of Directors

At a meeting on January 22, 2010, following the recommendation of the Special Committee, the Company’s two non-employee independent directors and John Poserina:

•
approved the terms of the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement, and declared the same to be advisable and substantively and procedurally fair to, and in the best interests of, Synergx and its unaffiliated stockholders;

•	adopted the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement;

•	directed that the Merger Agreement be submitted to the holders of Synergx Common Stock for their adoption at a special meeting; and

•	recommended that you vote “FOR” the proposal to adopt the Merger Agreement.

We have five directors on our Board, including three directors, Harris Epstein, Ronald Fetzer and Peter Barotz, who are not employees of the Company.  Two of our directors, Paul Mendez and Peter Barotz, are affiliated with Firecom and did not vote on the Merger Agreement or any of the above items.  Harris Epstein, Ronald Fetzer and John Poserina, who constitute a majority of our Board voted in favor of the above items.

In doing so, Synergx’s Board consulted with senior management and with Synergx’s financial advisor and outside legal counsel, reviewed a significant amount of information and considered the following material factors:

•	the value of the cash consideration to be paid to Synergx’s stockholders upon consummation of the Merger;

•
the current and historical market prices of Synergx Common Stock and the fact that the price of $0.60 per share represented a premium over the December 31, 2009 closing price of Synergx Common Stock shares on December 31, 2009 was $0.22.  The closing price of Synergx Common Stock January 13, 2010, the last trading day prior to our public announcement of the Merger Agreement on January 14, 2010, was $0.36 per share;

•
the financial analyses and valuation factors reviewed by Ladenburg Thalmann with the Special Committee which the Special Committee adopted, and, which were expressly adopted by the Board.  These factors are set forth in more detail under the subheadings “Discounted Cash Flow Analysis”, “Comparable Company Analysis”, Comparable Transaction Analysis”, Premium Paid Analysis”, “Net Book Value Analysis”, and “Prior Purchases Review” under “– Opinion of Ladenburg Thalmann & Co., Inc. to the Special Committee”;

•
a liquidation value analysis was not undertaken since, based on discussions between with Ladenburg Thalmann, and the Special Committee, the Board determined that a liquidation value analysis would not derive a value in excess of going concern value which was embodied in the factors discussed in the preceding bullet point.  Therefore a liquidation value analysis was not warranted.

•
the oral opinion of Ladenburg Thalmann to the Special Committee on January 22, 2010 (which was confirmed in writing by delivery of Ladenburg Thalmann’s written opinion dated the same date), as to the fairness, from a financial point of view, of the original merger consideration of $0.60 in cash per share to be received by the unaffiliated holders of Synergx Common Stock in the Merger, as of January 22, 2010 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Ladenburg Thalmann in preparing its opinion. A more detailed description of the opinion of Ladenburg Thalmann is set forth below under “– Opinion of Ladenburg Thalmann & Co. Inc. to the Special Committee”;

•
the process leading to the announcement of the Merger Agreement and during the solicitation period after the Merger Agreement was entered into,  including the efforts which could be made to consider all strategic alternatives reasonably available to Synergx and to obtain the maximum value for Synergx stockholders, and the Special Committee’s understanding, as a result of such process, of the level of interest of both potential strategic partners and private equity sponsors in a transaction with Synergx;

•	the Special Committee’s understanding of Synergx’s business, historical and current financial performance, competitive and operating environment, operations, management strength and future prospects;

•	the risk that another attractive acquisition transaction may not be available to us if we declined this transaction;

•
the potential consequences of foreclosure by the Bank if the Company did not enter into a merger agreement or other strategic alternative that would enable it to pay the amount due under the Credit Facility;

•	the fact that the consideration to be paid to Synergx stockholders would be all cash at closing, which provides liquidity and certainty to Synergx’s stockholders;

•
the fact that the Merger is not subject to a financing condition, the Special Committee’s understanding of the reputation and experience of Firecom, the ability of Firecom to fully fund the payment of the Merger Consideration and the related fees and expenses;

•
the fact that (i) the Company is permitted to undertake general solicitation of third party offers from January 22, 2010 to February 8, 2010 without being subject to a termination fee as to the parties solicited during such period, (ii) the Special Committee or the Board could entertain unsolicited proposals from third parties, (iii) the Board could change or withdraw its recommendation in favor of the Merger Agreement and (iv) Synergx could terminate the Merger Agreement, in the event that a Superior Proposal (as described in the section entitled “Merger Agreement –Solicitation of Other Offers” beginning at page 42 of this proxy statement) is received from a third party to permit the Special Committee or the Board to determine such steps as necessary in order to comply with its fiduciary duties;

•
the fact that the transaction does not require the approval of at least a majority of Synergx’s unaffiliated stockholders; however Synergx was permitted to conduct a “market check” through a general solicitation for a certain period of time following the entry into the Original Merger Agreement, and the Merger Agreement may be terminated so that Synergx can pursue a Superior Proposal with a solicited party without Synergx being subject to a termination fee, as described in the preceding bullet point;

•	the provision for Firecom to reimburse Synergx up to $250,000 upon certain terminations by Firecom;

•
the fact that the Special Committee had retained Ladenburg Thalmann and counsel, both of whom are unaffiliated with Synergx, Firecom or the Merger Sub, to assist and advise the Special Committee, solely with respect to the unaffiliated stockholders’ interests, in negotiations of the Merger Agreement with Firecom and Merger Sub;

•	the fact that the Merger and the Merger Agreement were approved by all of the unaffiliated directors of Synergx who were not employees of the Company;

•
the effect of the termination of the Forbearance Agreement by the Bank on or before April 30, 2010 (the termination of the Forbearance Agreement was extended to on or before July 31, 2010 pursuant to an Agreement with the Bank dated April 26, 2010) on and Synergx’s need for capital for its current transit projects;

•
the potential risks and costs to Synergx if the Merger does not close, including the diversion of management and employee attention and potential effects on the relationships with our suppliers, vendors and other business partners;

•
the Board’s understanding of Synergx’s business, historical and current financial performance, competitive and operating environment, operations, management strength, future prospects and uncertainties relating to the Company’s transit business; and

•	the Board’s understanding of the competitive landscape.

At a telephonic meeting on March 19, 2010, following the recommendation of the Special Committee, the Company’s two non-employee independent directors and John Poserina, constituting a majority of the non-employee directors and a majority of the Board of Directors, approved the terms of Amendment No. 1 to the Merger Agreement and ratified the actions taken at the January 22, 2010 meeting.

In addition to the material factors considered by the Board of Directors in authorizing and approving the Merger Agreement at its January 22, 2010 meeting, the Board of Directors also considered that Proposal No. 1 and Proposal No. 2 were not likely lead to a Superior Proposal to the terms of the Merger due to the following:

•
the prices and closing payment amounts in both Proposal No. 1 and Proposal No. 2 ($0.75 and $0.70 respectively) were subject to downward adjustment based on due diligence findings while the Merger Consideration of $0.70 was not subject to any due diligence adjustment.

•
the price in Proposal No. 1 was also subject to a reduction of up to $0.10 per share if Net Current Assets was less than $2,500,000 at closing and the price in Proposal No. 2 was also subject to a downward adjustment if working capital was less than $4,000,000 at closing, while the Merger Consideration was not subject to a Net Current Asset, working capital, or any other downward adjustment;

•
both proposals were subject to the undertaking and completion of due diligence by both the bidder and its financing source in Proposal No. 1, and by the bidder in Proposal No. 2, respectively, while the Merger did not require any for the due diligence period or investigation;

•
due to the Company’s near-term prospects based on recent performance and projections provided by the Company’s management, it seemed likely that there would be a downward adjustment of the purchase prices in both Proposal No. 1 and Proposal No. 2 and that there would be a substantial risk that any earn-out in Proposal No. 2 would not be achieved;

•	the Company had a fully negotiated, executed definitive Merger Agreement with Firecom at $0.70 per share which was not subject to any adjustment or financing contingencies;

•	the risks and expenses associated with the pursuit of the proposals, and with the time period required to pursue either proposal and to negotiate a Superior Proposal and a definitive agreement;

•
the likelihood that a transaction arising from either of the proposals would be consummated since Firecom had advised that it was not currently inclined to vote in favor of a transaction with either bidder and the remaining 60% of the voting stock of the Company was, to the knowledge of the Company’s management and the Special Committee, widely held with no other stockholder owning more than 10% and no holders being institutional in nature, the Company’s stock traded on the pink sheets with historically low volume and with little or no market support or analyst attention; and

•	the risk of adverse consequences of Bank foreclosure action if a transaction was not consummated within the term of the Bank Forbearance Agreement.

In addition, the Board was aware of and considered the interests that certain of our directors and executive officers may have an interest in the Merger that may be considered to be different from, or are in addition to, their interests as stockholders of Synergx, as described below under “– Interests of our Directors and Executive Officers in the Merger.”

The foregoing discussion is not intended to be exhaustive, but summarizes the material factors considered by the Board. In view of the wide variety of factors considered by the Board, and the complexity of these matters, the Board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Board may have assigned different weights to various factors. On balance, the Board determined that the positive factors discussed above outweighed the negative factors discussed above and that the Merger Agreement and the Merger were advisable and substantively and procedurally fair to, and in the best interests of, Synergx and its unaffiliated stockholders. The Board unanimously adopted and declared advisable the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.
Synergx’s Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Ladenburg Thalmann & Co. Inc. to the Special Committee

Ladenburg Thalmann made a presentation to the Special Committee on January 22, 2010 and subsequently delivered its written opinion to the Special Committee. The opinion stated that, as of January 22, 2010, based upon and subject to the assumptions made, matters considered, procedures followed and limitations on Ladenburg Thalmann’s review as set forth in the opinion, the original $0.60 per share merger consideration to be received by the unaffiliated holders of Synergx’s Common Stock in the Merger is fair, from a financial point of view, to such stockholders.

Subsequent to January 22, 2010 and pursuant to the Merger Agreement, Ladenburg Thalmann performed a “market check” on behalf of, and at the request of, the Special Committee.  As a result of those activities and the receipt of third party offers, the Special Committee and Firecom negotiated an increase to the original $0.60 per share merger consideration to the $0.70 per share Merger Consideration.  The Special Committee did not request that Ladenburg Thalmann update its opinion to reflect the increased Merger Consideration.  As of the date of this proxy statement, Ladenburg Thalmann has not withdrawn or amended its opinion dated January 22, 2010.

The full text of Ladenburg Thalmann’s written opinion dated as of January 22, 2010, which sets forth the assumptions made, matters considered, procedures followed, and limitations on the review undertaken by Ladenburg Thalmann in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference.  Ladenburg Thalmann’s opinion is not intended to be, and does not constitute, a recommendation to you as to how you should vote or act with respect to the Merger or any other matter relating thereto.  The summary of the Ladenburg Thalmann opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.  We urge you to read the opinion carefully and in its entirety.

Ladenburg Thalmann’s opinion is for the use and benefit of the Special Committee in connection with its consideration of the Merger. Ladenburg Thalmann’s opinion may not be used by any other person or for any other purpose without Ladenburg Thalmann’s prior written consent.  Ladenburg Thalmann has consented to the Company’s use of its opinion in connection with this proxy statement.  Ladenburg Thalmann’s opinion should not be construed as creating any fiduciary duty on its part to any party.  Ladenburg Thalmann was not requested to opine as to, and its opinion does not in any manner address, the relative merits of the Merger as compared to any alternative business strategy that might exist for us, whether we should complete the Merger, and other alternatives to the Merger that might exist for us.  Ladenburg Thalmann does not express any opinion as to the underlying valuation or future performance of the Synergx or the price at which Synergx’s securities might trade at any time in the future.

Ladenburg Thalmann’s analysis and opinion are necessarily based upon market, economic and other conditions, as they existed on, and could be evaluated as of, January 22, 2010. Accordingly, although subsequent developments may affect its opinion, Ladenburg Thalmann assumed no obligation to update, review or reaffirm its opinion to the Special Committee, us or any other person.

In arriving at its opinion, Ladenburg Thalmann took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Ladenburg Thalmann:

•	Reviewed an execution copy of the Merger Agreement dated as of January 22, 2010.
•
Reviewed publicly available financial information and other data with respect to Synergx that we deemed relevant, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2009, its Current Report on Form 8-K filed January 14, 2010, and the Schedule 13D amendment 5 filed by Firecom on January 14, 2010.

•
Reviewed non-public information and other data with respect to Synergx, including financial projections for the three year period ending September 30, 2012 (the “Projections”), and other internal financial information and management reports.

•	Reviewed Synergx’s current stockholder ownership.
•	Considered the historical financial results and present financial condition of Synergx.
•	Reviewed and compared the trading of, and the trading market for, Synergx’s Common Stock, and two general market indices.
•	Reviewed and analyzed Synergx’s projected unlevered free cash flows derived from the Projections and prepared a discounted cash flow analysis.
•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to Synergx.
•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to that of Synergx.
•	Reviewed Firecom’s prior purchases of Synergx Common Stock within the past two years.
•	Reviewed the premiums and discounts implied by the Merger Consideration over Synergx’s stock price for various periods.
•	Reviewed Synergx’s historical and projected net book value, as derived from the Projections.
•
Reviewed and discussed with Synergx’s management and other Synergx representatives certain financial and operating information furnished by them, including financial analyses and the Projections with respect to Synergx’s business and operations.

•	Performed such other analyses and examinations as were deemed appropriate.

In arriving at its opinion, with our consent, Ladenburg Thalmann relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to Ladenburg Thalmann and Ladenburg Thalmann further relied upon the assurances of Synergx management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and the Projections reviewed, Ladenburg Thalmann assumed that such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provided a reasonable basis upon which it could make its analysis and form an opinion.  The Projections were solely used in connection with the rendering of Ladenburg Thalmann's fairness opinion.  Stockholders should not place reliance upon such Projections, as they are not necessarily an indication of what our revenues and profit margins will be in the future.  The Projections were prepared by Synergx’s management and are not to be interpreted as projections of future performance (or “guidance”) by Synergx.  Ladenburg Thalmann did not evaluate the solvency or fair value of Synergx under any applicable foreign, state or federal laws relating to bankruptcy, insolvency or similar matters.  Ladenburg Thalmann did not physically inspect Synergx’s properties and facilities and did not make or obtain any evaluations or appraisals of their assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities). Ladenburg Thalmann did not attempt to confirm whether Synergx had good title to its assets.

Ladenburg Thalmann assumed that the Merger will be consummated in a manner that complies in all respects with applicable foreign, federal, state and local laws, rules and regulations. Ladenburg Thalmann assumed, with our consent, that the final executed forms of  the Merger Agreement do not differ in any material respect from the drafts Ladenburg Thalmann reviewed and that the Merger will be consummated on the terms set forth in the Merger Agreement, without further amendments thereto, and without waiver by Synergx of conditions to any of its obligations thereunder or in the alternative that any such amendments or waivers thereto will not be detrimental to Synergx or its unaffiliated stockholders in any material respect.

In connection with rendering its opinion, Ladenburg Thalmann performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Ladenburg Thalmann was carried out to provide a different perspective on the Merger, and to enhance the total mix of information available.  Ladenburg Thalmann did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion.  Further, the summary of Ladenburg Thalmann’s analyses described below is not a complete description of the analyses underlying Ladenburg Thalmann’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.  In arriving at its opinion, Ladenburg Thalmann made qualitative judgments as to the relevance of each analysis and factors that it considered.  Also, Ladenburg Thalmann may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Ladenburg Thalmann’s view of the value of Synergx’s assets.  The estimates contained in Ladenburg Thalmann’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Also, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold.  Accordingly, Ladenburg Thalmann’s analyses and estimates are inherently subject to substantial uncertainty.  Ladenburg Thalmann believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create a misleading or incomplete view of the process underlying the analyses performed by Ladenburg Thalmann in connection with the preparation of its opinion.

The summaries of the financial reviews and analyses include information presented in tabular format.  To fully understand Ladenburg Thalmann’s financial reviews and analyses, you must read the tables together with the accompanying text of each summary.  The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses Ladenburg Thalmann performed.

The analyses performed were prepared solely as part of Ladenburg Thalmann’s analysis of the fairness of the original $0.60 per share merger consideration to be received by our unaffiliated stockholders in the Merger, from a financial point of view, and were provided to the Special Committee in connection with the delivery of Ladenburg Thalmann’s opinion.  Ladenburg Thalmann’s opinion was just one of the several factors the Special Committee took into account in making its determination to approve the Merger, including those described elsewhere in this proxy statement.

Stock Performance Review

Ladenburg Thalmann reviewed the daily closing market price and trading volume of our Common Stock for the 12-month period ended January 13, 2010 (the day prior to the filing of Firecom’s Form 13D amendment 5) and noted that our Common Stock traded at a range of $0.82 to $0.15, with a mean stock price of $0.24, $0.22, and $0.38 over the 30 day, 60 day and twelve month period respectively. Ladenburg Thalmann also noted that our Common Stock had little trading volume, with a median volume of 380 shares traded each day and no trades on 37.2% of the available trading days over the twelve month period.

Valuation Overview

Ladenburg Thalmann generated an indicated valuation range for Synergx based on a discounted cash flow analysis, a comparable company analysis and a comparable transaction analysis each as more fully discussed below.  Ladenburg Thalmann weighted the three approaches equally and arrived at an indicated equity value per share range of $0.40 to $0.50.  Ladenburg Thalmann noted that the original $0.60 per share merger consideration is above the indicated equity value range.

Discounted Cash Flow Analysis

A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure.  Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations.

While the discounted cash flow analysis is the most scientific of the methodologies used, it is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors.

Ladenburg Thalmann utilized the Projections, which forecast a reduction of revenue from approximately $18.8 million in fiscal year or FY 2009 to approximately $11.6 million in FY2012.  The decrease is primarily related to our exiting the transit, audio/visual and security business lines. Ladenburg Thalmann noted that total FY2009 revenue (excluding transit and audio/visual/security) was approximately $12.8 million (which included approximately $1.6 million in subcontractor revenue).

The Projections also forecast an EBITDA improvement from approximately zero in FY2009 to approximately $0.6 million in FY2012.  For purposes of Ladenburg Thalmann’s analyses, EBITDA means earnings before interest, taxes, depreciation and amortization, as adjusted for add-backs for non-cash stock compensation expenses and one-time charges.

To arrive at a present value, Ladenburg Thalmann utilized discount rates ranging from 15.0% to 17.0%.  This was based on an estimated weighted average cost of capital or WACC of 16.2% (based on an estimated weighted average cost of debt of 6.2% and 20.9% estimated cost of equity).  The cost of equity calculation was derived utilizing the Ibbotson build up method utilizing appropriate equity risk, industry risk and size premiums.

Ladenburg Thalmann presented a range of terminal values at the end of the forecast period by applying a range of terminal exit multiples based on EBITDA as well as long term perpetual growth.

Utilizing terminal EBITDA multiples of between 5.0x and 6.0x and long term perpetual growth rates of between 3.5% and 4.5%, Ladenburg Thalmann calculated a range of indicated enterprise values and then deducted net debt of approximately $51,000 (which includes approximately $1.55 million in interest bearing debt less approximately $1.5 million in cash) to derive a per share range of equity values of approximately $0.43 to approximately $0.55, based on approximately 5.211 million outstanding shares.  For purposes of Ladenburg Thalmann’s analyses, “enterprise value” means equity value plus all interest-bearing debt less cash.  Ladenburg Thalmann noted that the original $0.60 per share merger consideration was above the indicated equity value range based on the discounted cash flow analysis.

Comparable Company Analysis

A selected comparable company analysis reviews the trading multiples of publicly traded companies that are similar to Synergx with respect to business and revenue model, operating sector, size and target customer base.

Ladenburg Thalmann identified the following five companies that it deemed most comparable to Synergx with respect to their industry sector and operating model:

EMCOR Group	Henry Bros Electronics, Inc.
Comfort Systems USA, Inc.	WPCS International Inc.
Integrated Electrical Services

Ladenburg Thalmann noted the following with respect to the comparable companies:

•	All of the comparable companies provide contractor installation services to commercial clients in the areas of fire alarm, electrical work, HVAC or security.
•	All of the comparable companies are substantially larger than Synergx both in terms of revenue and enterprise value and are more geographically diversified.
•	All of the comparable companies are more profitable than Synergx, with EBITDA margins ranging from approximately 1.9% to 6.8%, compared with Synergx at approximately 0.0%.
•	Synergx’s projected revenue growth is significantly lower compared to the Comparable Companies (-19.5% for Synergx compared to a mean of 3.1% for the Comparable Companies).

Multiples utilizing enterprise value were used in the analyses. For comparison purposes, all operating profits including EBITDA were normalized to exclude unusual and extraordinary expenses and income.

Ladenburg Thalmann generated a range of EBITDA multiples worth noting with respect to the comparable companies:

Enterprise Value Multiple of	Mean	Median	High	Low
Latest Twelve Months or LTM EBITDA	5.4x	4.5x	10.6x	3.3x
2010 EBITDA	5.0x	4.8x	7.0x	3.2x
2011 EBITDA	4.3x	4.3x	4.7x	3.8x

Ladenburg Thalmann selected an appropriate multiple range for Synergx by examining the range indicated by the comparable companies and taking into account certain company-specific factors including its smaller size, negative projected revenue growth, offset by its stable service revenue.  Ladenburg Thalmann selected multiples based on 2012 EBITDA (the first year for which Synergx is expected to be significantly profitable) of 3.0x to 4.0x and calculated a range of indicated enterprise values and then deducted net debt of approximately $51,000 to derive an indicated equity value range per share of approximately $0.34 to $0.47, based on approximately 5.211 million outstanding shares.  Ladenburg Thalmann noted that the original $0.60 per share merger consideration was above the indicated equity value range based on the comparable company analysis.

None of the comparable companies have characteristics identical to Synergx.  An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.

Comparable Transaction Analysis

A comparable transaction analysis involves a review of Merger, acquisition and asset purchase transactions involving target companies that are in related industries to Synergx.  The comparable transaction analysis generally provides the widest range of values due to the varying importance of an acquisition to a buyer (i.e., a strategic buyer willing to pay more than a financial buyer) in addition to the potential differences in the transaction process (i.e., competitiveness among potential buyers).

Information typically is not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be “material” for the acquirer.  As a result, the selected comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

Ladenburg Thalmann located eight transactions announced since January 2007 involving target companies providing distribution and installation services for commercial customers of fire alarm, security, electrical and HVAC systems, and for which detailed financial information was available.

Target	Acquirer
GVI Security Solutions, Inc.	GenNx360 Capital Partners
McDaniel Fire Systems, Inc.	The Freedom Group, LLC
Merit Mechanical	Comfort Systems USA, Inc.
Riddleberger Brothers, Inc.	Comfort Systems USA, Inc.
Christenson Electric, Inc.	Management Group
Major Electric, Inc.	WPCS International, Inc.
Voavolo Electric, Inc.	WPCS International, Inc.
Synergx Systems, Inc.	Firecom, Inc.
SPZ Oakland Corporation	GlobalOptions Group, Inc.

Based on the information disclosed with respect to the targets in each of the comparable transactions, Ladenburg Thalmann calculated and compared the enterprise values as a multiple of LTM revenue and LTM EBITDA.

Ladenburg Thalmann noted the following with respect to the multiples generated:

Multiple of enterprise value to	Mean	Median	High	Low
LTM revenue	0.54x	0.44x	0.98x	0.13x
LTM EBITDA	6.9x	5.9x	13.2x	4.5x

Because Synergx is not projected to generate any significantly positive EBITDA until FY2012, Ladenburg Thalmann applied LTM EBITDA multiples to Synergx’s future FY2012 EBITDA and discounted the future value to present values based on an estimated WACC of 16.2%.  Ladenburg Thalmann selected multiples for Synergx just below the mean of the comparable transactions multiples between 5.0x and 6.0x given its smaller size and poor historical performance.  Based on this multiple range, Ladenburg Thalmann then calculated a range of indicated enterprise values and then deducted net debt of approximately $51,000 to derive an indicated per share range of equity values of approximately $0.37 to $0.45 per share, based on approximately 5.211 million outstanding shares.  Ladenburg Thalmann noted that the original $0.60 per share merger consideration was above the indicated equity value range based on the comparable transaction analysis.

None of the target companies in the comparable transactions have characteristics identical to Synergx.  Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions and other factors that could affect the respective acquisition values.

Premiums Paid Analysis

Ladenburg Thalmann reviewed the premium/discount implied by the Merger Consideration with respect to our closing market stock price for various periods.  The original $0.60 per share merger consideration represents a one-day premium of approximately 66.7% over the stock price prior to January 13, 2010 (the day prior to the filing of Firecom’s Form 13D amendment 5) and a one month premium of 153.5% over our mean Common Stock price over the one month period before the amended 13D filing.

Net Book Value Analysis

Ladenburg Thalmann performed a book value analysis, which reviews our current and projected net book value over various periods.  For the purposes of this analysis, our projected book values were based on management’s forecasted balance sheets over the next two years.

Ladenburg Thalmann noted that the due to management’s projected net income losses over the next two years, our projected net book value is expected to fall from $0.76 to $0.41 per share from September 30, 2009 to September 20, 2011.

Prior Purchases Review

Ladenburg Thalmann reviewed prior purchases of our Common Stock by Firecom over the prior two years and noted the following:

•
On June 5, 2008, Firecom acquired 225,648 shares at $2.75 per share from our former CEO and chairman, pursuant to the seller having exercised a put option granted to him in January 2007 at a $2.75 per share exercise price.  Our Common Stock was trading at $0.59 per share at the time of this acquisition.

•	On January 30, 2009, Firecom acquired 490,000 shares at $0.60 per share from a third party. Our Common Stock was trading at $0.43 per share at the time of this acquisition.

Ladenburg Thalmann noted that the original $0.60 per share Merger Consideration was in line with the January 2009 purchase.

Conclusion

Based on the information and analyses set forth above, Ladenburg Thalmann delivered its written opinion to the Special Committee, which stated that, as of January 22, 2010, based upon and subject to the assumptions made, matters considered, procedures followed and limitations on its review as set forth in the opinion, the original $0.60 per share merger consideration to be received by our unaffiliated stockholders in the Merger is fair, from a financial point of view to such stockholders.

As part of its investment banking business, Ladenburg Thalmann regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, negotiated underwritings, private placements and for other purposes. We determined to use the services of Ladenburg Thalmann because it is a recognized investment banking firm that has substantial experience in similar matters. Ladenburg Thalmann has received a fee for financial advisory services to the Special Committee in connection with the Merger and Merger Agreement of $50,000, and a fee for evaluating the Merger and Merger Agreement and rendering a fairness opinion of $75,000, and will be reimbursed for its reasonable expenses, including attorneys’ fees.  Also, we have agreed to indemnify Ladenburg Thalmann and related persons and entities for certain liabilities that may relate to, or arise out of, its engagement.  Further, Ladenburg Thalmann has not previously provided, nor are there any pending agreements to provide, any other services to either Synergx, Firecom or Merger Sub.

In the ordinary course of business, Ladenburg Thalmann, certain of Ladenburg Thalmann’s affiliates, as well as investment funds in which Ladenburg Thalmann or its affiliates may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Synergx, Firecom, Merger Sub or any other party that may be involved in the Merger and their respective affiliates.

Under Ladenburg Thalmann’s policies and procedures, its fairness committee did not approve or issue this opinion and was not required to do so.  Further, Ladenburg Thalmann’s opinion does not express an opinion about the fairness of the amount or nature of the compensation, if any, to any of Synergx’s officers, directors or employees, or class of such persons, relative to the compensation to Synergx’s stockholders.

Certain Effects of the Merger

If the Merger Agreement is approved by our stockholders, and certain other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into Synergx with Synergx continuing as the surviving corporation, and 100% of the equity interests of the Company will be owned directly by Firecom.

Pursuant to the Merger Agreement at the effective time of the Merger, each issued and outstanding share of common stock of Synergx (other than any shares owned by Firecom or Merger Sub, by Synergx as treasury stock, or by any stockholders who are entitled to, and who properly exercise, appraisal rights under Delaware law) will be cancelled and will be converted automatically into the right to receive $0.70 in cash, without interest and less any applicable withholding taxes.

At the effective time of the Merger, the directors of Merger Sub will become the directors of the surviving corporation and the current officers of Synergx will become the officers of the surviving corporation. The articles of incorporation of Synergx will be amended to be the same as the articles of incorporation of Merger Sub as in effect immediately prior to the effective time of the Merger, except that the name of the surviving corporation shall continue to be “Synergx Systems Inc.” and except for the provisions relating to the incorporator and registered agent. The bylaws of Synergx in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.

Shares of Synergx Common Stock are traded on the National Quotation Service Bureau (commonly known as the “Pink Sheets”) under the ticker symbol “SYNX.PK.”  As a result of the Merger, we will be a privately held corporation, and there will be no public market for our Common Stock. After the Merger, our Common Stock will cease to be quoted, and price quotations with respect to sales of shares of Common Stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated, which will terminate the requirement to furnish reports to its stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with any stockholder meeting pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

Following the Merger, 100% of our outstanding Common Stock will be beneficially owned Firecom. If the Merger is completed, Firecom will be the sole beneficiary of our future earnings and growth, if any, and will operate the Company as Firecom may desire without being subject to disclosure obligations and any stockholder approval. Similarly, Firecom will also bear the risks of ongoing operations, including the risks of any decrease in our value after the Merger.

In connection with the Merger, Firecom will receive benefits and be subject to obligations in connection with the Merger that are different from, or in addition to, the benefits and obligations of our stockholders generally. As a result of the Merger, Firecom will benefit in that the Company will no longer have to bear the expense and regulatory burdens associated with being a public company, which should improve the Company’s operating cash flow and net income. A detriment to Firecom is that their new equity interests in the Company will not initially be and may not subsequently be registered under the federal securities laws and that such equity interests will be relatively illiquid without any public trading market for such securities. Additional incremental benefits to Mr. Mendez include, among others, continuing as an executive officer and director of the Company and being compensated for such services.

The table below sets forth for Firecom, its interest in the voting shares of the Company and its interest in the Company’s net book value and net loss both before and after the Merger, based on the historical net book value of the Company as of September 30, 2009 and the historical net income of the Company for the fiscal year ended September 30, 2009 and the historical net book value of the Company as of March 31, 2010 and the historical net income of the Company for the six months ended March 31, 2010.

	Ownership of the Company Prior to the Merger(1)			Expected Ownership of the Company After the Merger(2)
	%	Net (Loss)	Net Book Value as of	% Ownership	Net (loss) for the Period Ended	Net Book Value as of
September 30, 2009	39.7	$(157,609)	$1,564,974	100.0	$(397,000)	$3,942,000
March 31, 2010	39.7	$(413,961)	$1,152,680	100.0	$(1,042,724)	$2,903,475

(1)
Based upon ownership of outstanding shares of Common Stock as of [*], 2010, which is the record date for the special meeting of stockholders, and net income and net book value for the fiscal year ended September 30, 2009 and for the six months ended March 31, 2010.

(2)	This reflects ownership of Firecom after the Merger, which in turn will own 100% of the Company.

Purpose and Reasons by the Firecom Group for the Merger

For Firecom, Paul Mendez, the majority Firecom shareholder and an executive officer and director of both Firecom and the Company, and Peter Barotz, a director of both Firecom and the Company but not a stockholder of either entity although his adult children are minority shareholders of Firecom (collectively for purposes of the Merger, the “Firecom Group”), the primary purposes of the Merger are for Firecom to benefit from any future earnings and growth of the Company after the Merger, through making the Company privately-held.  Firecom initially acquired 7.8% of the Company’s Common Stock in early 2006, and made additional purchases through January 2009, increasing its ownership to approximately 39.7%.  The Firecom Group believes that that as a privately-held entity, the Company will have greater flexibility to make decisions based upon long-term considerations without concern about short-term market price impact, will reduce the Company’s annual expenses by approximately $200,000 associated with public company reporting and compliance, particularly as the Company has not issued any Common Stock in more than three years, and will permit alternatives for future credit facilities and contract bidding by the ability to provide intra-corporate guarantees and other arrangements with creditors and contract parties not customary for the smaller public company.

Additional reasons for the Firecom Group to seek and support the Merger are that the trading volume for the Company’s Common Stock has been relatively low, reflecting an illiquidity relative to alternative investment opportunities that has impacted the Company's unaffiliated stockholders.  Further, the low market price of the Common Stock has precluded equity placements for the raising of capital by reason of the dilutive effect on the stockholders.  The Firecom Group is of the belief that the $.70 per share Merger Consideration provides such stockholders the opportunity to liquidate their investment at a substantial premium to the market prices prior to Firecom’s proposal and without having to incur brokerage fees or to face liquidity issues and market fluctuations.

The Firecom Group structured the acquisition proposal as a statutory cash merger on the belief that this structure presented the means for a prompt and orderly transfer of the unaffiliated stockholders share interest in a single step, and which would have reduced costs relative to alternative transaction structures.  For these reasons, it did not present an alternative transaction structure to the Company.  See “Interests of Our Directors and Executive Officers in the Merger-Certain Relationships Between Firecom and Synergx” below.

Position of the Firecom Group as to the Merger

Each member of the Firecom Group believes that the factors described below, in addition to the analyses and discussion of the factors considered by the Special Committee, the Company’s Board of Directors and Ladenburg Thalmann with respect to the fairness of the Merger to the unaffiliated stockholders, provide a reasonable basis for its position that the terms and conditions of the Merger are substantively and procedurally fair to the Company and its unaffiliated stockholders.

Substantive Factors

The Firecom Group reviewed a significant amount of information and considered the following material substantive factors:

•
Historical Financial Performance:  The Firecom Group reviewed the historical financial performance of the Company for the three years ended September 30, 2009, which showed substantial continuing losses, and considered the Company’s current and anticipated business, financial condition, results of operations and prospects, including the prospects of the Company if it were to remain as a public reporting company, and also the prospects in light of changing economic conditions, and its knowledge of the industries in which the Company is engaged, including anticipated reductions in capital programs by transit authorities and real estate developers.  At the time of entering into the Amendment, the Firecom Group considered the Company’s net loss for the first quarter of fiscal 2010 in contrast to the net income for the first quarter of fiscal 2009, as reported in the Company’s Form 10-Q for the fiscal quarter ended December 31, 2009.

•
Current Market Price: The Firecom Group considered the historical market prices and recent trading activity for the Common Stock, including that the price of $0.70 per share to be paid in the Merger to the unaffiliated stockholders represents a premium of 218% above the December 30, 2009 closing price of $0.22 per share (the last trading day prior to the receipt of Firecom’s initial offer of $0.40 per share) and a premium of 94% above the January 13, 2010 closing price of $0.36 per share (the last trading day prior to the announcement of the execution of the Original Merger Agreement which had provided for a $0.60 per share Merger Consideration), and a premium of 30% above the March 19, 2010 closing price of $0.54 per share (the last trading price prior to the execution of the Amendment).  They did not foresee any event other than the proposed Merger that would warrant a substantial increase in the market price.

•
Cash Consideration and Liquidity:  The Merger will provide immediate and certain liquidity, without brokerage commissions and other costs associated with market sales, for the unaffiliated stockholders whose ability, absent the Merger, to sell their shares of Common Stock would be adversely affected by the limited trading volume and low public float for such shares, particularly subsequent to the August 17, 2009 delisting of the Common Stock from the Nasdaq Capital Market.

•
Opportunity for Third Party Bids:  The Merger Agreement specifically permitted the Company the opportunity to conduct a “market check” during the period from January 22, 2010 (the date of the Agreement) until February 8, 2010, and without the Company becoming obligated to pay Firecom a termination fee in the event of a transaction by the Company with a party solicited during such period to make a takeover proposal, although the Company would continue to be responsible for reimbursement of Firecom's expenses up to $100,000. During the “market check” period, the Company, through the investment advisor to the Special Committee, conducted a broad solicitation of interest and received two takeover proposals.  In part based upon such proposals, Firecom entered into the Amendment which included, among other things,  a higher Merger Consideration to the unaffiliated stockholders.

•
Negotiated Price:  The $0.70 per share Merger Consideration and other terms and conditions of the Merger Agreement were the result of extensive negotiations between the Special Committee and its counsel and financial advisor, on one hand, with Firecom.  As noted above, these negotiations resulted in an increase from the initial Merger Consideration of $0.40 per share and the Company being permitted a 17 day “market check” period.

•
Financing Situation:  The Firecom Group was aware that the Company had entered into a Forbearance Agreement giving the Company until April 30, 2010 either to satisfy its obligation to the Bank or to obtain alternative financing, and the difficulties faced by the Company in obtaining alternative financing.  Firecom covenanted in the Merger Agreement that upon the Merger it would guarantee the Bank’s facility to the Company, in an effort for the Bank to maintain and extend the Forbearance Agreement.

•
Prior Stock Purchases:  During the two years preceding Firecom’s proposal, the only purchases of the Company’s Common Stock by any member of the Firecom Group or their affiliates were purchases by Firecom in June 2008 (when the trading price was $0.59 per share) of 225,468 shares at a price of $2.75 per share upon the seller’s exercise of a put option that had been granted to him in January 2007, and in January 2009 of 490,000 shares at a price of $0.60 per share.

•
Opinion of Ladenburg Thalmann:  Without adopting the opinion, the fact that the Special Committee received the opinion of Ladenburg Thalmann, its independent financial advisor, to the effect that as of January 22, 2010, and based upon and subject to the various considerations set forth in such opinion, the $0.60 per share Merger Consideration in the Original Merger Agreement to be received by unaffiliated holders of the Common Stock was fair from a financial point of view to such stockholders.

•
Independent Advisors:  To advise it in its negotiations, the Special Committee retained its own financial and legal advisors, each of which has extensive experience in transactions similar to the Merger and neither of which the Special Committee determined to have a relationship that would compromise its independence in the process.

•
Other Considerations:  The Firecom Group did not specifically consider the net book value or the liquidation value of the Company during its deliberation process as it believed such methodologies would result in lower valuations than what the Firecom Group was proposing to offer to the Company.  The Firecom Group also did not consider a pre-merger going concern value as the Company had disclosed in its Form 10-K for the fiscal year ended September 30, 2009 that certain risks raised substantial doubt with respect to the Company’s ability to continue as a going concern.

Procedural Factors

The Firecom Group reviewed a significant amount of information and considered the following material procedural factors:

•
Formation and Authority of Special Committee:  In October 2009, the Company’s Board of Directors formed a Special Committee which consisted solely of directors who are not, and have not been, officers or employees of the Company or Firecom, or their respective affiliates, and which was represented by its own counsel and its own experienced independent financial advisor.  The role of the Special Committee was to explore and consider various strategic alternatives, including the sale of the Company, in an effort to enhance stockholder value.

•
Negotiations:  The Merger Agreement was the result of active negotiations by the Special Committee, together with its advisors and counsel.  These negotiations resulted in, among other things, a 75% increase in the Merger Consideration from the initial proposal and in the “market check” opportunity.

•
“Market Check” Opportunity:  For a period of 17 days after execution of the Merger Agreement the Company, though the Special Committee and its financial advisor, had the opportunity to solicit parties to make proposals for the acquisition of the Company, which if determined to be a “superior proposal” could result in the Company terminating  the Merger Agreement without incurring any termination fee to Firecom, but remain obligated for reimbursement of Firecom's expenses, and the right to enter into an arrangement with such party.  In fact, two of the parties contacted by the financial advisor made proposals, but neither was deemed a “Superior Proposal” to the terms offered by the Firecom Group in the Amendment.

•
No Participation in the Company’s Deliberative Process:  Neither Mr. Mendez nor Mr. Barotz participated in any deliberations of the two Board of Directors meetings regarding the Firecom proposal or the Merger Agreement.  They did not attend the first meeting and had abstained from the deliberating or voting on any aspect of the Merger at the second meeting.  Further, they did not participate in any deliberations of the Special Committee.

•
Vote Required:  Approval of the Merger requires the affirmative vote of a majority of the outstanding shares of Common Stock.  Although the Merger Agreement does not provide for a vote of a majority of the unaffiliated stockholders, the ownership interest of the Firecom Group is approximately 40%, thereby requiring unaffiliated stockholders holding at least approximately 10.4% of the Common Stock to affirmatively vote for approval of the Merger.

•
Appraisal Rights:  Company stockholders who do not vote in favor of the Merger and who comply with certain procedural requirements will be entitled, upon the effectiveness of the Merger, to exercise statutory appraisal rights under the DGCL, which allows such stockholders to receive the “fair value” of their shares either as determined by the Delaware Court of Chancery or by negotiation with the Company, and paid to them in cash.

Plans for the Company after the Merger

Following the Merger, Firecom expects to operate the Company consistent with its past practices, however, subject to seeking a new arrangement with the Bank or entering into new credit facilities with other lending organizations.  Firecom does not have any present plans or proposals which relate to, or would result in, an extraordinary transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries, or a sale or transfer of a substantial amount of the assets of the Company or any of its subsidiaries.  Firecom will, from time to time following the Merger, evaluate and review the business, operations and properties of the Company and its subsidiaries and make such changes as Firecom then deems appropriate.

Effect on the Company’s Business if the Merger is Not Completed

If the Merger Agreement is not adopted by Synergx’s stockholders or if the Merger is not completed for any other reason, Synergx’s stockholders will not receive any payment for their shares in connection with the Merger. Instead, Synergx will remain a public company, and shares of Synergx Common Stock will continue to be listed and traded on the Pink Sheets and registered under the Exchange Act. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of the risks and opportunities on the future value of your Synergx shares. If the Merger Agreement is not adopted by Synergx’s stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Synergx will be offered, or that the business, prospects or results of operations of Synergx will not be adversely impacted or that Synergx will be able to extend its Forbearance Agreement.  Pursuant to an amendment to the Forbearance Agreement, dated April 26, 2010, the Bank will, through July 31, 2010 refrain from demanding immediate payment in full of all obligations owed to the Bank.  The Bank, however, has also reserved an immediate present right to demand payment in full of all amounts due and commence collection action against the Company.  Under specified circumstances, Synergx may be required to pay Firecom a termination fee and expenses as described under the section entitled “The Merger Agreement—Effects of Terminating the Merger Agreement,” beginning on page 48 of this document.

Financing

As part of the Merger Agreement, Firecom and Merger Sub represented and warranted to Synergx that Firecom and Merger Sub have all of the funds necessary to consummate the Merger on the terms and conditions in the Merger Agreement. Firecom and Merger Sub will pay $2,200,057 for the 3,142,938 of the Company’s shares that Firecom and Merger Sub do not own.  Payment of the expense reimbursement is Synergx’s sole remedy in connection with the Merger Agreement or the transactions contemplated thereby. A more detailed description of these matters is set forth under the sections entitled “The Merger Agreement – Effects of Terminating the Merger Agreement” and “The Merger Agreement – Limited Remedies” on page 48 of this document.

Treatment of Common Stock

The Merger Agreement provides that, at the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by us in treasury, shares held by Firecom or Merger Sub, and shares of stockholders who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $0.70 in cash, without interest and less any applicable withholding taxes.

Deregistration of Synergx Common Stock

If the Merger is completed, our Common Stock will no longer be listed or traded on the National Quotation Service Bureau (commonly known as the “Pink Sheets”) and will be deregistered under the Exchange Act.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our Board that you adopt the Merger, you should be aware that certain of our directors and executive officers may have interests in the transaction that are different from, or are in addition to, your interests as a stockholder. The Board and the Special Committee were aware of these interests and considered them, among other matters, in reaching the decision to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and to recommend that you vote in favor of adopting the Merger Agreement.

Arrangements with our Executive Officers Relating to a Change of Control and/or Termination of Employment

Mr. Poserina’s Employment Agreement, executed January 1, 1997 provides that if  Mr. Poserina is terminated without "Cause" (as such term is defined in the Employment Agreement) by us he will be entitled to receive, for up to six months (the “severance period”), his annual base salary reduced by the compensation he may receive from any new employment. If there is a sale of all or substantially all of our assets or equity, then the severance period shall be 12 months without regard to any other compensation he might receive from new employment.  Therefore, upon the completion of the Merger, Mr. Poserina would be eligible for a 12-month severance period.

Indemnification Under the Merger Agreement

The Merger Agreement provides that all rights to exculpation, indemnification and advancement of expenses existing on the date of the Merger Agreement in favor of current or former directors, officers or employees of Synergx and its subsidiaries under the provisions of their respective organizational documents or other agreements will survive the Merger and continue in full force and effect. For a period of six years after the effective time of the Merger, Firecom is required to cause the surviving corporation to honor all provisions for indemnification and advancement of expenses under the organizational documents of Synergx and its subsidiaries, as in effect immediately prior to the Merger, and under the indemnification agreements (in effect on the date of the Merger Agreement) of Synergx and its subsidiaries with their respective directors and officers. The surviving corporation is also required to indemnify (and provide customary advancement of expenses to) the current directors and officers of Synergx and its subsidiaries to the fullest extent permitted by law with respect to any costs, expenses, judgments, fines, losses, claims, settlements, damages and liabilities incurred in connection with any actual or threatened action, proceeding or claim arising out of such person’s service as such director or officer or performed at the request of Synergx or any of its subsidiaries.

The Merger Agreement provides that prior to the effective time of the Merger, Firecom will cause the surviving corporation to obtain (effective as of the effective time of the Merger) and fully pay the premium for an extension of the directors’ and officers’ liability coverage under our existing directors’ and officers’ insurance policies and of our existing fiduciary liability insurance policies for a period of six years from and after the effective time of the Merger on terms that are no less advantageous than under our existing policies. If the surviving corporation fails to obtain such extension (or, with respect to fiduciary liability insurance, as an alternative), the surviving corporation is required to purchase and maintain in effect for a period of six years after the Merger comparable coverage with terms no less advantageous than under our current policies.

Certain Relationships between Firecom and Synergx

At September 30, 2007, Firecom (a privately owned company involved in the fire alarm and life safety business) owned 1,352,544 shares or approximately 26% of the Company’s outstanding shares of Common Stock.  In June 2008, Firecom purchased an additional 225,568 shares and in January 2009, Firecom purchased another 490,000 shares increasing its beneficial ownership to 2,068,012 shares, equal to approximately 40% of the Company’s outstanding Common Stock.  Firecom reserved the right to purchase additional shares of the Company’s Common Stock

Mr. Paul Mendez, the Company’s President and Chief Executive Officer also serves as Chairman of the Board of Directors and Chief Executive Officer of Firecom and is its majority shareholder. On June 10, 2008, the Company entered into an employment agreement with Mr. Mendez under which the Company would pay Mr. Mendez an annual base salary of $20,000.  The  employment agreement was modified in January 2009 to increase Mr. Mendez’s salary, retroactive to October 1, 2008, to an annual base salary of $250,000. Mr. Mendez does not participate in the Company’s health-care or other benefit plans.  Pursuant to the employment agreement, either the Board of Directors of the Company or Mr. Mendez may terminate his employment without cause and at any time. Mr. Mendez devotes approximately 50% of his time to the affairs of the Company. In the employment agreement with the Company, Mr. Mendez has agreed to certain non-competition and confidentiality provisions.

Mr. Peter Barotz serves as a director of both the Company and Firecom, but he does not have any stock interest in either the Company or Firecom, although his adult children are minority shareholders of Firecom. Upon completion of the Merger he will cease serving as a director of the Company.

Firecom also provides the Company with a full time employee who serves as President of the Company’s fire alarm products and services activities. For the year ended September 30, 2009, the Company reimbursed Firecom $191,000 for the services of this individual, which includes reimbursement for salary, payroll taxes and other employee benefits.  These expenses are included in cost of service revenue.  For the year ended September 30, 2008, the Company paid Firecom $135,000 for the same services.  For the year ended September 30, 2009 the Company paid $50,000 to Firecom for another employee who serves in a fire alarm administrative function, no money was paid for this employee during the year ended September 30, 2008 as the employee began work for the Company in January 2009.

The Company and Firecom have entered into several transactions that are not financially material to the revenues, gross profit or net income (loss) of the Company.  Firecom has provided certain sales leads to the Company for products Firecom does not sell. These sales leads have resulted in additional sales of products to customers. The Company has paid Firecom a 2% sales commission related to these sales which amounted to $6,000 for the year ended September 30, 2009 and there were no such transactions for the year ended September 30, 2008.  Firecom has manufactured and sold to the Company certain fire alarm equipment made to the Company’s specifications. The cost of this equipment to the Company was $22,000 and $35,000 for the years ended September 30, 2009 and 2008, respectively.  The Company from time to time has purchased and sold certain products used in Firecom’s business.  During the years ended September 30, 2009 and 2008, these products were sold to Firecom for $395,000 and $85,000, respectively.  During the three months ended December 31, 2009, these products were sold to Firecom for $38,000. The Company has a consulting agreement with Firecom pursuant to which Firecom provides certain hardware and software engineering and field trouble-shooting services. Firecom has not charged the Company for these services. In offering these services, Firecom has agreed to keep information confidential and refrain from use of the information in its business.  The transactions described above are similar in price and terms with other contracts Synergx has entered into with other customers and suppliers in the ordinary course of business.

As of September 30, 2009 and 2008, the Company owed Firecom $24,000 and $3,000, respectively, which is included in Accounts Payable.  There were no accounts payable from the Company to Firecom at December 31, 2009.

As of September 30, 2009 and 2008, Firecom owed the Company $63,000 and $34,000 respectively, which is included in Accounts Receivable.  At December 31, 2009, Firecom owed the Company $31,000.

Effective October 1, 2009, the Company entered into a lease with Firecom to lease 1,500 square feet of office space and 500 square feet of warehouse space and use of common areas at Firecom’s facility in Woodside, NY.  This facility serves as the Company’s new service center for New York City.

The lease became effective October 1, 2009 and ends December 31, 2014.  Lease payments began January 1, 2010, as there was no rent for the first three months.  Lease payments are $2,500 per month ($30,000 per year), with no charges for utilities and services, plus a portion of building tax escalation and additional rent of approximately $15,000 per year to cover capital improvements.

Fees and Expenses

Except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger agreement, the Merger and the other transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of the approval of our stockholders, and all filing fees paid to the SEC, in each case in connection with the Merger, will be paid by the Company.

Description	Amount
Filing fees	$260
Legal and accounting fees and expenses	$200,000
Financial advisory fees and expenses	$125,000
Special committee retainer and meeting fees	$70,000
Printing, proxy solicitation and mailing costs	$15,500
Miscellaneous	$4,240
Total	$415,000

Financial Projections

The Company does not, as a matter of course, provide financial guidance or publicly disclose projections of future revenues, earnings or other financial performance. However, in connection with the review of the proposed acquisition of the Company, the Company’s management prepared non-public financial projections reflecting management’s views as to possible future performance of the Company for fiscal years 2010, 2011 and 2012. The information was provided to the special committee and Ladenburg Thalmann in connection with discussing and evaluating the Merger. The financial projections, which are set forth below, do not give effect to the transactions contemplated by the Merger Agreement, including the Merger. The inclusion of this information should not be regarded as an indication that the Company considered or now considers these projections to be a reliable prediction of future results. The financial projections provided below were last updated on January 8, 2010.

The financial projections were prepared by John Poserina, our Chief Financial Officer, using historical information, business trends and input from members of management, reviewed by Paul Mendez, our Chief Executive Officer and the Board of Directors. After Mr. Mendez reviewed the financial projections, the financial projections were revised to shift revenue, cost of  revenues and certain expenses from 2010 to 2011 related to work to be performed on certain of our transit projections that Mr.  Mendez anticipated would take place in 2011 rather than 2010. These revisions are reflected in the financial projections disclosed  herein. Over the two year period, the revisions suggested by Mr. Mendez were not material. The Company has not met its  financial projections through the six months ended March 31,  2010. In compiling the financial projections, the Company's management took into account historical performance, customers' projections, the current economy and the Company's strategic plan, as well as estimates regarding revenues, overhead expenses and net income, among others estimates. The Company's management also considered the following business and economic trends affecting the Company and fire, life safety, security, audio-video communication and construction industries:

•	the current economic crisis is increasing competition and the Company expects to have difficulty instituting price increases to offset increased costs;

•
 the Company decided to withhold bidding on major transit-related projects since these projects extend over long periods of time and historically have been subject to extensive delays in equipment approval and acceptance (which is problematic in the need for maintaining staffing levels and project profitability) and are subject to changes in funding by the related agencies for these projects (which requires the Company to maintain a large bank line of credit); and

•	the global banking crisis is affecting the construction industry and new construction limiting the Company’s opportunity to bid on larger construction projects.

The financial projections were not developed as part of management’s historical development of internal financial forecasts or budget preparation. The financial projections were not prepared with a view to public disclosure and are included in this proxy statement only because the information for fiscal years 2010, 2011 and 2012 was made available on a confidential basis to Ladenburg Thalmann in connection with Ladenburg Thalmann’s financial analysis undertaken for purposes of rendering the opinion to the special committee described in the section entitled “Special Factors—Opinion of Ladenburg Thalmann” beginning on page 21 of this proxy statement. The projections were not prepared with a view to compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. Neither the Company’s registered public accountant nor any other registered public accountant has examined or compiled the projections and, accordingly, no registered public accountant expresses an opinion or any other form of assurance or association with respect thereto.

The projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments. Although the projections are presented with numerical specificity, they reflect assumptions and estimates relating to the Company’s business based on the factors discussed above.  The most significant assumptions made by the Company relate to (i) no new orders for transit or audio-visual products; (ii) minimal growth in the sales of our other products and services; and (iii) a reduction in cost of revenues and selling, general and administrative expenses.. Although the Company’s management believed that such assumptions and estimates were reasonable at the time the projections were prepared, they are not intended as predictions and may not reflect the actual results achieved. In addition, factors such as industry performance, competitive uncertainties, the impact of the announcement and pendency of the Merger, and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the Company’s control, may cause actual results to vary from the projections or the underlying assumptions and estimates.

Accordingly, while the projections were prepared in good faith by the Company’s management, there can be no assurance that the estimates and assumptions made in preparing the projections will prove to be accurate or that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. The inclusion of this information in this proxy statement should not be regarded as predictions of actual future results, and the projections should not be relied upon as such. These financial projections are by their nature forward-looking information, and you should read the section “Cautionary Note Regarding Forward-Looking Statements” beginning on page 34 of this proxy statement for additional information regarding the risks of unduly relying on such information.

The following are the financial projections described above for the fiscal years ending September 30:

	2010	2011	2012
Product Sales	$9,907,000	$7,347,000	$6,350,000
Service Revenue	$5,241,000	$4,999,000	$5,241,000
Total Revenues	$15,148,000	$12,346,000	$11,591,000

Cost of Product Sales	$8,548,000	$6,588,000	$4,915,000
Cost of Service	$3,077,000	$3,068,000	$3,078,000
Total Cost of Revenues	$11,625,000	$9,656,000	$7,993,000

Gross Margin Product	$1,359,000	$759,000	$1,435,000
Gross Margin Service	$2,164,000	$1,931,000	$2,163,000
Total Gross Margin	$3,523,000	$2,690,000	$3,598,000

Selling, General & Administrative	$3,551,000	$3,451,000	$3,113,000
Depreciation and Amortization	$261,000	$194,000	$194,000
Interest Expense	$90,000	$90,000	$90,000
Severance		$385,000

Income (Loss) Before Taxes	$(379,000)	$(1,430,000)	$201,000

Dissenters’ Right of Appraisal

Under Section 262 of the DGCL, Synergx’s stockholders are entitled to appraisal rights in connection with the Merger. If the Merger is consummated, dissenting stockholders who follow the procedures described in Section 262 within the appropriate time periods will be entitled to have their shares of stock appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the Merger Consideration. These rights are known as appraisal rights. If a stockholder wishes to exercise appraisal rights in connection with the Merger, the stockholder must not vote in favor of adoption of the Merger Agreement, must continuously be the holder of record of such shares through the effective time of the Merger and must meet the conditions described in the section entitled “Appraisal Rights” beginning at page 49 of this proxy statement. The rules and procedures relating to appraisal rights are also described in such section.

Material United States Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the Merger to the holders of Synergx Common Stock whose shares will be converted to cash in the Merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that the holders of Synergx Common Stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Synergx Common Stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of our Common Stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their Synergx Common Stock through the exercise of options or otherwise as compensation, holders who hold their Synergx Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders whose functional currency is not the U.S. dollar, and holders who exercise appraisal rights. This discussion does not address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a U.S. holder.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the Merger to holders of Synergx Common Stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the Internal Revenue Service may not agree with the tax consequences described in this proxy statement.

All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Synergx Common Stock pursuant to the Merger.

For purpose of this discussion, a “U.S. holder” means, a beneficial owner of the common stock that is:

•	a citizen or individual resident of the United States,

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to United States federal income tax regardless of its source; or

•
a trust if, in general, the trust is subject to the supervision of a court within the United States, and one or more U.S. persons as described in Section 7701(a)(30) of the Code have the authority to control all significant decisions of the trust.

A “non-U.S. holder” means a beneficial owner of common stock that is not a U.S. holder.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Common Stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Stockholders that are partnerships (as well as partners in these partnerships) are urged to consult their tax advisors regarding the U.S. federal income tax consequences of owning and disposing of such shares in the Merger.

Treatment of the Merger

The conversion of shares of Synergx Common Stock into cash pursuant to the Merger will be in part a taxable redemption and in part a taxable sale for U.S. federal income tax purposes.

A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the Merger and such U.S. holder’s adjusted tax basis in the shares converted into cash pursuant to the Merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the Merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Synergx Common Stock at different times or different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Synergx Common Stock.

Any gain realized by a non-U.S. holder upon the conversion of shares in the Merger generally will not be subject to United States federal income tax unless: (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the non-U.S. holder), (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger, and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the non-U.S. holder held the shares, and the non-U.S. holder owns, or is treated as owning, more than five percent of our shares.  We currently are not a “United States real property holding corporation.”

Net gain realized by a non-U.S. holder described in clause (i) of the preceding sentence will be subject to tax at generally applicable United States federal income tax rates. Any gains of a foreign corporation non-U.S. holder described in clause (i) of the preceding sentence may also be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Gain realized by an individual non-U.S. holder described in clause (ii) of such sentence will be subject to a flat 30% tax, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

Information Reporting and Backup Withholding

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently 28%) with respect to the cash received pursuant to the Merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules.

A non-U.S. holder is required to certify its foreign status under penalties of perjury or otherwise establish an exemption in order to avoid information reporting and backup withholding on disposition proceeds where the transaction is effected by or through a United States office of a broker. United States information reporting and backup withholding generally will not apply to a payment of proceeds from a disposition of common stock where the transaction is effected outside the United States through a foreign office of a foreign broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) a controlled foreign corporation as defined in the Code or (iv) a foreign partnership with certain United States connections, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against the holder’s United States federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current United States Treasury Regulations.

This discussion is a general summary and does not purport to be a comprehensive analysis of description of all potential U.S. federal income tax consequences of the Merger. Each stockholder is urged to consult his, her or its own tax advisor as to the U.S. federal income tax consequences and as to any U.S. estate, gift, state, local, or non-U.S. tax consequences of the Merger.

Regulatory Approval

The Company is not aware of any material governmental or regulatory approval required for completion of the Transaction, other than compliance with the relevant federal and state securities laws and Delaware corporate laws.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement includes certain forward-looking statements within the meaning of the federal securities laws.. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “would,” “could,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we will achieve these plans, intentions or expectations, including completing the Merger on the terms summarized in this proxy statement. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

Except for historical information, matters discussed in this proxy statement are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These risks and other factors include, without limitation:

•	the occurrence of any event, occurrence, fact, condition, change, development or effect that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against Synergx and others following announcement of entering into the Merger Agreement or the filing of this proxy statement;

•	the inability to complete the Merger due to the failure to obtain the stockholder adoption thereof or the failure to satisfy other conditions to completion of the Merger;

•	the effect of the announcement of the proposed Merger on our relationships with customers, suppliers and other business partners;

•	the proposed transaction disrupts current plans and operations and give rise to potential difficulties in employee retention;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	the possibility that our operating results may fail to meet our financial projections; and

•	the possibility that our creditors may pursue their rights under their financing agreements and cause us to liquidate our assets.

All forward-looking statements included in this proxy statement speak only as of the date of this proxy statement and all forward-looking statements incorporated by reference into this proxy statement speak only as of the date of the document in which they were included. We expressly disclaim any obligation to release publicly any revisions or updates to any forward-looking statements, except to the extent required by law. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

All information contained in this proxy statement concerning Firecom, Inc., FCI Merger Corp. and their affiliates related to the Merger has been supplied by such entities and their affiliates, and has not been independently verified by us.

THE PARTIES TO THE MERGER

Synergx Systems Inc.

209 Lafayette Drive
Syosset, NY 11791
(516) 433-4700

Synergx Systems Inc. is a Delaware corporation organized in October 1988 to acquire controlling interests in companies engaged in the design, manufacture, distribution, sale and servicing of fire, life safety, security, energy management, intercom, audio-video communication and other systems. Reference to Synergx or the Company include operations of each of its subsidiaries except where the context otherwise requires.  Synergx's business is conducted through subsidiaries in the New York City metropolitan area. Synergx conducts its business in New York principally through Casey Systems Inc., its wholly owned subsidiary located in New York City and Long Island, New York and its other subsidiaries, including Casey Fire Systems Inc. and Casey Systems Technologies Inc.
Firecom, Inc. and FCI Merger Corp.

c/o Firecom,Inc.
39-27 59th Street
Woodside, New York  11377
(718) 899-1932

Firecom, Inc. is a New York corporation which, through its subsidiaries, designs, manufactures, distributes and maintains safety and security systems for high rise office buildings, hotels, apartment buildings and other large commercial buildings. FCI Merger Corp. is a newly-formed Delaware corporation and a wholly-owned subsidiary of Firecom. Merger Sub was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated thereby and has not carried on any business or activities to date, except activities incidental to its formation and activities undertaken in connection with the Merger Agreement and the transactions contemplated thereby.  Firecom owns 2,068,012 shares of Synergx Common Stock, equal to approximately 40% of Synergx’s outstanding Common Stock.  Firecom and FCI Merger Corp. are private companies.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by Synergx’s board of directors (which we also refer to as the “Board”) to be exercised at a special meeting to be held on [•], 2010 at [•] at 10:00 a.m., New York time.

The special meeting is being held for the following purposes:

1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger and Amendment No.1 thereto, or together the “Merger Agreement,” by and among Synergx Systems Inc., Firecom, Inc., a Delaware corporation (“Firecom”) and FCI Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Firecom (“Merger Sub”), as it may hereafter be amended from time to time.

2.
To consider and vote on any proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of such adjournment or postponement to adopt the Merger Agreement.

3.	To consider and vote on such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

A copy of the Merger Agreement and Amendment are attached as Annex A-1 and A-2, respectively,  to this proxy statement. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Synergx, which we refer to as the “Merger,” and each share of Synergx Common Stock issued and outstanding immediately prior to the effective time of the Merger, other than shares held by us in treasury, shares held by Firecom or Merger Sub, and shares held by stockholders who properly exercise appraisal rights under Delaware law, will be converted into the right to receive $0.70 in cash, without interest and less any applicable withholding taxes.

Our Board’s Recommendation

The Company’s two non-employee independent directors and John Poserina, who constitute a majority of our Board and majority of our non-employee directors, approved the terms of the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement, and declared the same to be advisable and substantively and procedurally fair to, and in the best interests of, Synergx and its unaffiliated stockholders.  The Company’s two non-employee independent directors and John Poserina recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve any adjournments of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the special meeting to adopt the Merger Agreement. A special committee of our Board, consisting of the Company’s two non-employee independent directors, has also unanimously approved the Merger Agreement and recommended that the Board approve and adopt the Merger Agreement.

Record Date, Notice and Quorum

We have fixed the close of business on [•], 2010 as the record date for the special meeting, and only Common Stockholders of record on the record date are entitled to vote at the special meeting. On the record date, there were 5,210,950 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of our Common Stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Both abstentions and “broker non-votes” will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, we currently expect that the special meeting may be adjourned or postponed to solicit additional proxies.

Required Vote

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the proposal to adopt the Merger Agreement. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the Merger Agreement.

Completion of the Merger requires adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote at the special meeting.  At [*], 2010, Firecom owned 2,068,012 shares of our Common Stock, equal to approximately 40% of our outstanding Common Stock and has informed us that it will vote in favor of the proposal to adopt the Merger Agreement.  The vote of a majority of unaffiliated stockholders is not required under Delaware law and is not required by the Merger Agreement.  If you abstain, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Under the rules of the Financial Industry Regulatory Authority, banks, brokers and other custodians who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption of the Merger Agreement. As a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Therefore, while “broker non-votes” will be counted for the purpose of determining a quorum, because completion of the Merger requires the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, any “broker non-votes” will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Revocability of Proxy

If you submit a proxy by telephone or by returning a signed and dated proxy card by mail, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the Merger Agreement and “FOR” any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our Board on any other matters properly brought before the special meeting, or at any adjournments or postponements thereof, for a vote.

If you are a beneficial owner of shares held in street name and do not provide the nominee who holds your shares with specific voting instructions, the nominee will inform our inspector of election that it does not have the authority to vote on this matter with respect to your shares. When our inspector of election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted.  ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE EFFECT OF A VOTE “AGAINST” THE APPROVAL OF THE MERGER AGREEMENT.  Please provide voting instructions to the nominee that holds your shares by carefully following its instructions.
Proxies received at any time before the special meeting that have not been revoked or superseded before being voted will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote is taken at the special meeting:

•
if you hold your shares in your name as a stockholder of record, by notifying our Chief Financial Officer at the following address: Synergx Systems Inc., Attention: Chief Financial Officer, 209 Lafayette Drive, Syosset, NY 11791;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone, by voting again by telephone; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Persons Making the Solicitation

This proxy solicitation is being made and paid for by Synergx on behalf of its board of directors.  Synergx will pay all expenses of this solicitation, including the cost of preparing and mailing this document. In addition to solicitation by use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, telegram, electronic mail, facsimile transmission or other means of communication. Those persons will not be additionally compensated for solicitation activities, but may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners.  The Company has retained Georgeson to assist with the solicitation of proxies and  we will pay Georgeson's fees and expenses.

We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Synergx Common Stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any signed proxies received by Synergx in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies will allow Synergx’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Transfer or Sale of Shares

If you held your shares of Common Stock on [•], 2010, the record date for the special meeting, but sell or otherwise transfer your shares prior to the effective time of the Merger, you will retain your right to vote at the special meeting; however, you will not have the right to receive the Merger Consideration. The right to receive the Merger Consideration when the Merger becomes effective will pass to the person who owns the shares of our Common Stock that you previously owned.

Common Stock Ownership of Directors and Executive Officers

As of the record date, certain of our directors and executive officers, as a group, directly or indirectly beneficially owned and were entitled to vote an aggregate of approximately 2,100,446 shares of Common Stock, which includes the shares owned by Firecom, representing approximately 40.3% of the voting power of Common Stock entitled to vote at the special meeting. These directors and executive officers have informed us that they intend to vote the shares of Common Stock that they own “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the special meeting to adopt the Merger Agreement.  Firecom owns 2,068,012 shares of Synergx Common Stock equal to approximately 40% of Synergx’s outstanding Common Stock.  The members of the Special Committee do not have significant share holdings.

Other Matters

Our Board does not know of any other business that will be presented at the special meeting or any adjournment or postponement thereof. If any other proposal comes up for a vote at the special meeting or any adjournment or postponement thereof in which your proxy has provided discretionary authority, the proxy holders will vote your shares of Common Stock in accordance with their best judgment.

Questions and Additional Information

If you have more questions about the special meeting or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our Chief Financial Officer at (516) 433-4700.

PROPOSAL NO. 1: THE MERGER

In this section: Synergx Systems Inc. is also referred to as “Synergx,” “we” or “us”; the Agreement and Plan of Merger, dated as of January 22, 2010, by and among Synergx, Firecom, Inc. (“Firecom”) and FCI Merger Corp. (“Merger Sub”) plus the Amendment is referred to as the “Merger Agreement”; the board of directors of Synergx is referred to as the “Board”; and the special committee of the Board, comprised of independent non-employee directors to consider, examine, explore, review, analyze and negotiate the terms and conditions of a “going private transaction,”, described in the section entitled “Special Factors: The Merger – Background of the Merger” beginning on page 12 of this proxy statement, is referred to as the “Special Committee.”

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. This summary does not purport to describe all the terms of the Merger Agreement and is qualified by reference to the complete Merger Agreement and Amendment which are attached as Annex A-1 and A-2 respectively  to this proxy statement. We urge you to read the Merger Agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the Merger.
The Merger Agreement and this summary have been included to provide you with information regarding the terms of the Merger Agreement. Neither is intended to provide any factual information about Synergx. The terms of the Merger Agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the Merger and are solely for the benefit of the parties thereto.

The Merger Agreement contains representations and warranties that Synergx, Firecom and Merger Sub made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to complete the Merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under United States federal securities laws.

General; The Merger

At the effective time of the Merger, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law (which is referred to as the “DGCL”), Merger Sub will merge with and into Synergx and the separate corporate existence of Merger Sub will cease. Synergx will be the surviving corporation in the Merger. The certificate of incorporation of Synergx will be amended at the effective time of the Merger to be in the form of certificate of incorporation annexed to the Merger Agreement. The by-laws of Merger Sub in effect immediately prior to the effective time of the Merger will be the by-laws of the surviving corporation.

The directors of Merger Sub immediately prior to the effective time of the Merger will be the initial directors of the surviving corporation, until their successors are duly elected or appointed and qualified (in the manner provided in the certificate of incorporation and by-laws of the surviving corporation) or until their earlier death, resignation or removal. The officers of Synergx immediately prior to the effective time of the Merger (other than those who Firecom determines shall not remain as officers of the surviving corporation) will be the initial officers of the surviving corporation, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Completion and Effectiveness of the Merger

We intend to complete the Merger promptly, but in no event more than three business days after all of the conditions to closing of the Merger contained in the Merger Agreement (described below under “The Merger Agreement–Conditions to Completion of the Merger”) are satisfied or waived, including the adoption of the Merger Agreement by the stockholders of Synergx. The Merger will become effective upon the filing of a certificate of Merger with the Secretary of State of the State of Delaware or such later time as provided in the certificate of Merger and agreed to by Synergx and Firecom.

We are working to complete the Merger as quickly as possible. We currently plan to complete the Merger during the third quarter of calendar 2010 as the outside date in the Merger Agreement.  Pursuant to an amendment to the Forbearance Agreement, dated April 26, 2010, the Bank will, through July 31, 2010 refrain from demanding immediate payment in full of all obligations owed to the Bank.  The Bank, however, has also reserved an immediate present right to demand payment in full of all amounts due and commence collection action against the Company.  However, we cannot predict the exact timing because completion of the Merger is subject to certain conditions.

Consideration to be Received Pursuant to the Merger; Treatment of Equity Awards

The Merger Agreement provides that, as of the effective time of the Merger:

•
each share of Common Stock of Synergx issued and outstanding immediately prior to the effective time of the Merger (other than shares held by Synergx in treasury, shares held by Firecom or Merger Sub and shares of stockholders who have properly exercised appraisal rights under Delaware law) will be converted into the right to receive $0.70 in cash (the “Merger Consideration”), without interest and less any applicable withholding taxes, and will be automatically cancelled and retired and will cease to exist, and each certificate that immediately prior to the effective time of the Merger represented such shares of Common Stock shall, after the effective time of the Merger, only represent the right to receive the Merger Consideration;

•
each share of Common Stock of Synergx issued and outstanding immediately prior to the effective time that is held by Synergx in treasury or held by Firecom or Merger Sub will be automatically cancelled and retired and will cease to exist, and no consideration will be delivered in exchange for it;

•
each share of Common Stock of Synergx, the holder of which has properly exercised (and has not withdrawn or lost) appraisal rights under Section 262 of the DGCL, shall be cancelled and will cease to exist, except that it shall thereafter represent those rights under the DGCL (if such stockholder withdraws or loses its rights of appraisal, then such share shall be converted into and represent only the right to receive the Merger Consideration, without interest and less any applicable withholding taxes); and

•
each share of Common Stock of Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into one newly issued, fully paid and nonassessable share of Common Stock of the surviving corporation.

Each option to acquire a share of Common Stock of Synergx, which is outstanding as of the effective time of the Merger, whether vested or unvested, will be cancelled in exchange for the right to receive a cash payment (without interest and less any applicable tax withholdings) equal to the product of:

•	the number of shares of Common Stock subject to such option; and

•	an amount that is equal to the excess, if any, of $0.70 over the exercise price per share of such option.

Payment for Synergx Common Stock in the Merger

Prior to the effective time of the Merger, Firecom will select a paying agent approved by Synergx. At the effective time of the Merger, Firecom will deposit (or will cause to be deposited) with the paying agent, in trust for the benefit of holders of Synergx Common Stock, cash sufficient to pay the amount owing under the Merger Agreement for all shares of Synergx Common Stock.

As soon as practicable after the effective time of the Merger, the paying agent will mail to each record holder of Common Stock, a letter of transmittal and instructions for use in effecting the surrender of his shares of Common Stock in exchange for the Merger Consideration. You should not send in your certificates representing shares of Common Stock until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if any of your certificates has been lost, stolen or destroyed. You will have to provide an affidavit to that fact and, if required by Firecom, post a bond in a customary amount as indemnity against any claim that may be made with respect to such lost, stolen or destroyed certificates.
The paying agent will pay your Merger Consideration to you after you have surrendered your share certificates (or affidavits of loss in lieu thereof) and returned a duly executed letter of transmittal and any other documents as may reasonably be required by the paying agent. No interest will be paid or accrued in respect of cash payments of Merger Consideration. The surviving corporation and the paying agent may reduce the amount of any Merger Consideration paid to you by any applicable withholding taxes.

Representations and Warranties

Synergx has made certain customary representations and warranties in the Merger Agreement to Firecom and Merger Sub that are subject in some cases to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our corporate organization and valid existence, power to conduct business, qualification and good standing;

•	ownership of our subsidiaries;

•	our capitalization;

•	our corporate authority to enter into and carry out the obligations under the Merger Agreement;

•	the adoption and recommendation of the Merger Agreement by our Board;

•	our reports and financial statements filed with the United States Securities and Exchange Commission (referred to as the “SEC”);

•	absence of certain changes since January 22, 2010;

•	compliance with applicable laws and regulations;

•	the required vote of holders of our Common Stock;

•	transactions with our affiliates;

•	the opinion of Ladenburg Thalmann;

•	the information filed with the SEC in connection with this proxy.

Certain aspects of our representations and warranties contained in the Merger Agreement are qualified by the concept of “Material Adverse Effect.” For the purposes of the Merger Agreement, a “Material Adverse Effect” means (1) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), results of operations or liabilities (contingent or otherwise) of the Company and its Subsidiaries, taken as a whole, or (2) that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the ability of the Company to consummate the Merger.

However, the following matters will not be taken into account in determining whether there has been a Company Material Adverse Effect and will not be deemed to constitute a Company Material Adverse Effect:

•	the announcement or the existence of the Merger Agreement and the transactions contemplated hereby, or actions by Firecom or Synergx required to be taken pursuant to the Merger Agreement;

•	changes in general economic or political conditions or the financial markets (so long as Synergx is not disproportionately affected thereby);

•
changes in applicable laws, rules, regulations or orders of any governmental entity or interpretations thereof by any governmental entity or changes in accounting rules or principles (so long as Synergx is not disproportionately affected thereby);

•	changes affecting generally the industries in which Synergx conducts business (so long as Synergx is not disproportionately affected thereby);

•	any outbreak or escalation of hostilities or war or any act of terrorism (so long as Synergx is not disproportionately affected thereby); or

•
any action taken at the written request of Firecom or any of its affiliates or mutually agreed to in writing by the parties to the Merger Agreement that, if taken without such consent, would have been prohibited by the terms of the Merger Agreement.

Firecom and Merger Sub have each made certain representations and warranties in the Merger Agreement to Synergx that are subject, in some cases, to specified exceptions and qualifications. Firecom’s and Merger Sub’s representations and warranties relate to, among other things:

•	their corporate organization and valid existence, power to conduct business, qualification and good standing;

•	their corporate authority to enter into, and carry out their obligations under, the Merger Agreement;

•	absence of a breach of Firecom’s or Merger Sub’s organizational documents or contracts, or of any laws, or the creation of any liens or payment obligations as a result of the Merger;

•	capitalization of Merger Sub;

•	availability of sufficient funds to finance Firecom’s and Merger Sub’s obligations under the Merger Agreement;

•	absence of brokers hired by Firecom or Merger Sub;

•	the information to be filed with the SEC regarding Firecom and Merger Sub in connection with this proxy statement;

•	absence of agreements with Synergx’s management relating to the Merger Agreement;

•	access to information relating to Synergx; and

•	solvency of the surviving corporation and its subsidiaries after the effective time of the Merger.

The representations and warranties contained in the Merger Agreement do not survive the effective time of the Merger.

Agreements Relating to Synergx’s Interim Operations

Synergx has agreed that, except as agreed to in writing by Firecom, as required by applicable law or as required by the Merger Agreement, subject to certain other exceptions, until the effective time of the Merger, Synergx and its subsidiaries will carry on their businesses in the usual, regular and ordinary course consistent with past practice and will use all reasonable efforts to preserve intact their respective business organizations, retain the services of their officers and directors and maintain their relationships with certain third parties.

In addition, Synergx has agreed that, subject to certain exceptions, neither it nor any of its subsidiaries will, prior to the effective time of the Merger, do any of the following without the prior written consent of Firecom:

•	declare, set aside or pay any dividend or make other distribution, except for dividends and distributions paid or made to Synergx by any of its subsidiaries;

•
issue, sell, grant, pledge, dispose of or encumber or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interests, any other securities convertible into or exchangeable for such shares or ownership interests, or rights, options or warrants to acquire such shares or ownership interests or take any action to cause to be exercisable any otherwise unexercisable option under any stock option plan;

•	change its organizational documents;

•
acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or portion of assets of, or by any other manner, any business, corporation, partnership, joint venture, association or other business organization or division thereof or any assets that are material, individually or in the aggregate to Synergx and its subsidiaries taken as a whole;

•
incur, guarantee, assume, prepay or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire debt securities or enter into any “keep well” or other arrangement to maintain any financial condition of another person;

•
pay, discharge or satisfy any claims, liabilities or obligations other than payment, discharge or satisfaction in the ordinary course of business in accordance with their terms of liabilities reflected or reserved against in the financial statements (or the notes thereto) included in our Annual Report on Form 10-K filed with the SEC for the year ended September 30, 2009;

•
increase the compensation or other benefits of Synergx’s officers or directors, enter into or amend any employment, change of control severance or retention agreement with any Synergx officer, or establish, enter into, adopt or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or their beneficiaries, or hire or terminate any employees outside the ordinary course of business;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

Solicitation of Other Offers

Under the terms of the Merger Agreement, during the period from the date of the Merger Agreement though February 8, 2010 (the “Solicitation Period”), the Company, and its officers, directors, employees and representatives, were permitted to solicit third parties to make a Takeover Proposal to acquire the Company.  Any third party solicited during the Solicitation Period or who contacted the Company during such Period, and who the Special Committee believed in good faith to have the financial capability to effect a Takeover Proposal, and who executed an Acceptable Confidentiality Agreement by February 16, 2010 was deemed a “Solicited Party.”  After the termination of the Solicitation Period, the Company may negotiate and consider a Takeover Proposal from a Solicited Party or on an unsolicited basis after the termination of the Solicitation Period (an “Unsolicited Party”).  In the event the Merger Agreement were terminated by reason of the Company’s consideration of a Superior Proposal, the Company would not have to pay any termination fee to Firecom with respect to a Superior Proposal submitted by a Solicited Party, but would have to pay a fee in the amount of $200,000 with respect to a Superior Proposal submitted by an Unsolicited Party.  In either event, upon termination of the Merger Agreement, the Company would have to reimburse Firecom’s expenses, not to exceed $100,000.

For purposes of the Merger Agreement, a “Takeover Proposal” means any bona fide, written and solicited or unsolicited inquiry, proposal or offer (including, without limitation, a letter of intent) from any person or group relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any subsidiary of Synergx) or businesses that constitute 25% or more of the aggregate revenues, net income or assets of Synergx or its subsidiaries or 25% or more of any class of equity securities of Synergx or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 25% or more of any class of equity securities of Synergx or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Synergx or any of its subsidiaries pursuant to which any person or group or the stockholders of any person or group would own 25% or more of any class of equity securities of Synergx or any of its subsidiaries. For the purposes of the Merger Agreement a “Superior Proposal” means a Takeover Proposal, that, if consummated, would result in such person or group owning, directly or indirectly, more than 50% of the shares of Synergx’s equity securities then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent company of the surviving entity in a merger) or a majority of the assets of Synergx and its subsidiaries (taken as a whole), which the Special Committee determines in good faith (after consultation with its outside counsel and financial advisor) would, if consummated, be more favorable to Synergx’s stockholders from a financial point of view than the transactions contemplated by the Merger Agreement (taking into account all the terms and conditions of such Takeover Proposal and the Merger Agreement, including, but not limited to, (x) the likelihood and timing of consummation of such transaction on the terms set forth therein (as compared to the terms herein), (y) all appropriate legal, financial (including the financing terms of such Takeover Proposal), regulatory and other aspects of such Takeover Proposal, and (z) any changes to the financial and other terms of this Agreement proposed by Firecom in response to such Takeover Proposal or otherwise).

Pursuant to the Amendment, any party which may have been considered a “Solicited Party” during the “Solicitation Period” shall no longer be considered to have such status for all purposes of the Merger Agreement.  Further,  Firecom has placed $500,000 into escrow pursuant to an Escrow Agreement to be held until the first to occur of: (i) the closing of the Merger at which time the escrow funds shall be applied to the consideration to be paid to the Company’s stockholders, (ii) the termination of the Merger Agreement other than by reason of the failure to obtain the Company’s stockholder’s approval at a stockholders’ meeting at which time the escrow funds shall be returned to Firecom, subject to any right of the Company to be reimbursed for expenses, and (iii) the termination of the Merger Agreement by reason of the failure to obtain the Company’s stockholder’s approval at a stockholders’ meeting at which time the escrow funds shall be delivered to the Company.  In addition, upon a third party Takeover Proposal being determined as a Superior Proposal, such third party must deposit $100,000 with the Company, by reason of costs incurred and to be incurred by it, and upon entering into an acquisition agreement with the Company the third party must deposit $400,000 pursuant to an escrow agreement similar to the one that the Company had with Firecom.

Special Meeting of Synergx’s Stockholders; Recommendation of the Board; Agreement With Respect to a Superior Proposal

Requirement to Make Recommendation. The Merger Agreement provides that Synergx will duly call and hold a meeting of its stockholders as soon as practicable after the proxy statement is cleared by the SEC for the sole purpose of seeking the stockholders’ adoption of the Merger Agreement. The Merger Agreement further provides that, except in certain limited circumstances described below, the Board must recommend the adoption of the Merger Agreement by Synergx’s stockholders, and use reasonable best efforts to effect the Merger.

At any time prior to adoption of the Merger Agreement by our stockholders, if the Board or the Special Committee determines in good faith, after consultation with outside counsel, that failure to take any of the following actions would be inconsistent with the Board’s exercise of its fiduciary duties to our stockholders under applicable law, then the Board (upon the recommendation of the Special Committee) may withdraw, modify or qualify its recommendation for our stockholders to adopt the Merger Agreement in a manner adverse to Firecom or approve or recommend any Superior Proposal.

Agreement with Respect to Superior Proposal. At any time prior to the adoption of the Merger Agreement by our stockholders, the Board may enter into an agreement regarding a Superior Proposal if the Board or the Special Committee determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with the exercise of its fiduciary duties to Synergx’s stockholders under applicable law, and Synergx simultaneously terminates the Merger Agreement in accordance with its terms and pays to Firecom the termination fee as described in further detail below in “—Effects of Terminating the Merger Agreement.”

Access to Information

Until the earlier of the effective time of the Merger or the termination of the Merger Agreement, on reasonable notice and subject to applicable law and certain other exceptions, we are required to afford to Firecom and its representatives reasonable access to Synergx’s and its subsidiaries’ representatives, properties, contracts, books and records and reports, schedules or other documents filed or received pursuant to applicable laws.

Indemnification and Insurance of Synergx’s Directors and Officers

The Merger Agreement provides that all rights to exculpation, indemnification and advancement of expenses existing on the date of the Merger Agreement in favor of current or former directors, officers or employees of Synergx and its subsidiaries under the provisions of their respective organizational documents or other agreements will survive the Merger and continue in full force and effect. For a period of six years after the effective time of the Merger, Firecom is required to cause the surviving corporation to honor all provisions for indemnification and advancement of expenses under the organizational documents of Synergx and its subsidiaries, as in effect immediately prior to the Merger, and under the indemnification agreements (in effect on the date of the Merger Agreement) of Synergx and its subsidiaries with their respective directors and officers. The surviving corporation is also required to indemnify (and provide customary advancement of expenses to) the current directors and officers of Synergx and its subsidiaries to the fullest extent permitted by law with respect to any costs, expenses, judgments, fines, losses, claims, settlements, damages and liabilities incurred in connection with any actual or threatened action, proceeding or claim arising out of such person’s service as such director or officer or performed at the request of Synergx or any of its subsidiaries.

The Merger Agreement provides that prior to the effective time of the Merger, Firecom will cause the surviving corporation to obtain (effective as of the effective time of the Merger) and fully pay the premium for an extension of the directors’ and officers’ liability coverage under our existing directors’ and officers’ insurance policies and of our existing fiduciary liability insurance policies for a period of six years from and after the effective time of the Merger on terms that are no less advantageous than under our existing policies. If the surviving corporation fails to obtain such extension (or, with respect to fiduciary liability insurance, as an alternative), the surviving corporation is required to purchase and maintain in effect for a period of six years after the Merger comparable coverage with terms no less advantageous than under our current policies.

The Special Committee members, Harris Epstein and Ronald Fetzer, are parties to indemnification agreements with us. These agreements provide, among other things, that we shall (1) indemnify them against certain liabilities that may arise by reason of their status as members of the Special Committee and (2) reimburse the expenses actually and reasonably incurred as a result of any proceeding against them by third parties or by or in right of the Company.

Filings; Other Actions

The Merger Agreement provides that each of Synergx and Firecom agrees to use reasonable best efforts to cooperate with each other in:

•	causing the closing conditions (as described in further detail below under “— Conditions to Completion of the Merger”) to be satisfied;

•	taking all other actions and do all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement (including the Merger);

•
determining whether any filings are required to be made with, or consents, approvals, permits, authorizations or waivers are required to be obtained from, any third party or governmental entity in connection with the Merger Agreement, and

•	timely making all such filings and timely seeking all such consents, approvals, permits, authorizations or waivers;

•	obtaining all necessary consents, approvals and waivers, making all necessary registrations and filings, and taking all steps necessary to avoid any action or proceeding by a governmental entity; and

•
subject to applicable legal limitations and the instructions of any governmental entity, keeping each other appraised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement (including promptly furnishing the other with copies of notices or other communications received with respect to such transactions).

Conditions to Completion of the Merger

Conditions to Each Party’s Obligation to Effect the Merger. Each party’s obligation to effect the Merger is subject to the satisfaction or waiver of the following conditions:

•	adoption of the Merger Agreement by Synergx’s stockholders at the special meeting to be called after Synergx files with and obtains clearance from the SEC staff of the requisite proxy material; and

•
the absence of any law, statute, rule, regulation, order, decree, ruling, judgment or injunction of any governmental entity which has the effect of making the Merger illegal or prohibiting or preventing the consummation of the Merger.

Conditions to Synergx’s Obligation to Effect the Merger. The obligation of Synergx to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•
Firecom and Merger Sub must have performed in all material respects their respective obligations under the Merger Agreement required to be performed by them at or prior to the effective time of the Merger and received all necessary consents, if any;

•
the representations and warranties of Firecom and Merger Sub contained in the Merger Agreement must be true and correct in all respects as of January 22, 2010 and as of the effective time of the Merger as if made at such time (except that to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such date); and

•
Synergx shall have received confirmation from its insurance agent or carrier that for six years from the effective date of the Merger, a directors and officers insurance policy shall be in place with at least the same coverage and containing terms and conditions which are not less advantageous to the beneficiaries of the current policies.

Conditions to Firecom’s and Merger Sub’s Obligation to Effect the Merger. The obligation of Firecom and Merger Sub to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	holders of not more than an aggregate of 10% of Synergx’s outstanding shares of Common Stock have sought appraisal rights under the DGCL;

•
Synergx must have performed in all material respects its obligations under the Merger Agreement required to be performed at or prior to the effective time of the Merger and received all necessary consents, if any;

•
the representations and warranties of Synergx contained in the Merger Agreement must be true and correct in all respects as of January 22, 2010 and as of the effective time of the Merger as if made at such time (except that to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such date);

•	Ladenburg Thalmann shall not have withdrawn or amended its Fairness Opinion that the Merger Consideration is fair, from a financial point of view to Synergx’s unaffiliated stockholders;

•	the directors of the Company shall have resigned as directors of the Company; and

•
there must not have occurred and be continuing a company material adverse effect (as described under the section entitled “The Merger Agreement – Representations and Warranties” beginning on page 42 of this proxy statement).

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the effective time of the Merger, whether prior to or after the adoption of the Merger Agreement by Synergx’s stockholders:

•	by mutual written consent of Firecom and Synergx; and

•	by either Firecom or Synergx, if:

•
the Merger has not been consummated on or before July 30, 2010, provided that neither party may not terminate the Merger Agreement if the Merger has not have been consummated by July 30, 2010 principally due to its breach of any representation, covenant or warranty or failure to perform any obligations under the Merger Agreement required to be performed by it at or prior to the effective time of the Merger;

•
any governmental entity has enacted, issued, or entered an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction, legal restraint or order shall have become final and non-appealable; or

•	the stockholder meeting shall have concluded (including any adjournments or postponements thereof) and the stockholder adoption of the Merger Agreement has not been obtained.

Firecom also may terminate the Merger Agreement if:

•
Synergx has breached in any material respect its covenants and agreements contained in the Merger Agreement, or any of Synergx’s representations and warranties contained in the Merger Agreement was inaccurate as of January 22, 2010 or is not capable of being accurately made as of the effective time of the Merger so as to reasonably be expected to result in the failure of the closing condition relating to the accuracy of such representations and warranties to be satisfied, provided, however, that if such breach or inaccuracy, as the case may be, is curable by Synergx through the exercise of commercially reasonable efforts, Firecom may not terminate the Merger Agreement until the expiration of a 10-day period after Firecom gives written notice to Synergx (during which such breach or inaccuracy shall not have been cured); or

•	in the event that (i) the Special Committee or Synergx’s Board shall change their recommendation or (ii) Synergx fails to comply with any limitations on solicitation of other offers.

Synergx may also terminate the Merger Agreement if:

•
Synergx enters into an agreement with respect to a Superior Proposal (as described in the section entitled “The Merger Agreement –Special Meeting of Synergx’s Stockholders; Recommendation of the Board; Agreement With Respect to a Superior Proposal” beginning at page 45 of this proxy statement);

•
Synergx’s Board withdraws, modifies or qualifies its recommendation for its stockholders to adopt the Merger Agreement in a manner adverse to Firecom (as described in the section entitled “The Merger Agreement –Special Meeting of Synergx’s Stockholders; Recommendation of the Board; Agreement with Respect to a Superior Proposal” beginning at page 45 of this proxy statement); or

•
Firecom or Merger Sub has breached in any material respect its covenants and agreements contained in the Merger Agreement, or any of Firecom’s or Merger Sub’s representations and warranties contained in the Merger Agreement was inaccurate as of January 22, 2010 or is not capable of being accurately made as of the effective time of the Merger so as to reasonably be expected to result in the failure of the closing condition relating to the accuracy of such representations and warranties to be satisfied, provided, however, that if such breach or inaccuracy, as the case may be, is curable by Firecom or Merger Sub through the exercise of commercially reasonable efforts, Synergx may not terminate the Merger Agreement until the expiration of a 10-day period after Synergx gives written notice to Firecom (during which such breach or inaccuracy shall not have been cured), or until Firecom or Merger Sub ceases to exercise commercially reasonable efforts to cure such breach, whichever is earlier.

Effects of Terminating the Merger Agreement

In the event the Merger Agreement is terminated by reason of the Company’s consideration of a Superior Proposal, the Company would have to reimburse Firecom’s expenses, not to exceed $100,000. The Company has also agreed to pay Firecom an additional termination fee equal to $200,000 if the Merger Agreement is terminated by reason of the Company’s consideration of a Superior Proposal by an Unsolicited Party.

Firecom has agreed to reimburse us up to $250,000 if we terminate the Merger Agreement as a result of Firecom and/or Merger Sub having materially breached any of its covenants or agreements contained in the Merger Agreement (including Firecom’s or Merger Sub’s failure to effect the Merger).

Limited Remedies

The maximum aggregate liability of Firecom and Merger Sub for any loss or damage suffered in connection with the Merger Agreement or the transactions contemplated thereby (including Firecom’s or Merger Sub’s failure to effect the Merger) is limited to the amount of the expense reimbursement, and we are not entitled to seek any other damages or recovery of any kind against Firecom, Merger Sub, Firecom or any of their respective affiliates in connection with the Merger Agreement or the transactions contemplated thereby.

Fees and Expenses

Except for the payment of termination fees or expense reimbursements, as described under “—Effects of Terminating the Merger Agreement,” all costs and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such expenses whether or not the Merger is consummated.

Amendment of the Merger Agreement and Extension and Waiver

At any time prior to the effective time of the Merger, the Merger Agreement may be amended by Synergx, Firecom and Merger Sub by a written instrument signed by each party in accordance with applicable law.

Prior to the effective time of the Merger, any party to the Merger Agreement may, by written instrument signed by such party, (i) extend the time for the performance of any obligation or other act of another party, (ii) waive any inaccuracy in the representations and warranties of another party or (iii) waive compliance with any covenant or agreement of another party or condition to its own obligations.

General Provisions

The Merger Agreement is to be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

The general provisions section of the Merger Agreement also contains additional provisions regarding the non-survival of representations and warranties, notices, counterparts, third-party beneficiaries, waiver of jury trial, assignment, severability, enforcement of the Merger Agreement and the interpretation and construction of the Merger Agreement.

APPRAISAL RIGHTS

Under Delaware law, Synergx’s stockholders are entitled to appraisal rights in connection with the Merger. If the Merger is consummated, dissenting stockholders who follow the procedures described below within the appropriate time periods will be entitled to have their shares of stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery, together with interest from the effective time of Merger, in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement. These rights are known as appraisal rights.

If a stockholder wishes to exercise appraisal rights in connection with the Merger, the stockholder must not vote in favor of adoption of the Merger Agreement, must continuously be the holder of record of such shares through the effective time of the Merger, and must meet the conditions described below. A stockholder’s vote in favor of the adoption of the Merger Agreement will constitute a waiver of such stockholder’s appraisal rights.

Section 262 of the Delaware General Corporation Law (the “DGCL”), which contains the conditions necessary to secure appraisal rights, is set forth in full in Annex C to this proxy statement. The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the Merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to stockholders concerning the availability of appraisal rights under Section 262.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with Synergx before the vote on the Merger at the special meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the Merger. Stockholders electing to exercise their appraisal rights must not vote for the Merger. However, any proxy or such vote against the Merger, abstention from voting or failure to vote on the Merger will not in and of itself constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

A Synergx stockholder who elects to exercise appraisal rights should mail or deliver his written demand to Synergx at its address at 209 Lafayette Drive, Syosset, NY 11791, Attention: Chief Financial Officer. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her stock. Within ten days after the effective time of the Merger, Synergx must provide notice of the effective time of the Merger to all of its stockholders who have complied with Section 262 and have not voted for the Merger.

Within 120 days after the effective time of the Merger, any stockholder who has satisfied the requirements of Section 262 may deliver to Synergx a written demand for a statement listing the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

Within 120 days after the effective time of the Merger (but not thereafter), either Synergx or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of such stockholder’s Synergx shares. Synergx has no present intention to commence an appraisal proceeding by filing such a petition if demand for appraisal is made.

Upon the commencement of an appraisal proceeding by a stockholder in accordance with Section 262, service of a copy must be made upon Synergx, which must, within 20 days after service, file in the office of the Register in Chancery in which the proceeding was commenced, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Synergx. If a petition is filed by Synergx to commence an appraisal proceeding, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of a petition commencing an appraisal proceeding by registered or certified mail to Synergx and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be adopted by the court, and the costs thereof will be borne by Synergx.

If an appraisal proceeding is commenced in a timely fashion, after a hearing on the petition commencing such proceeding, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Synergx stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the Cash Consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his own expenses.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the Merger.

At any time within 60 days after the effective time of the Merger, any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party will have the right to withdraw his demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the Merger Agreement only with the consent of Synergx and Firecom. If no appraisal proceeding is commenced within 120 days after the effective time of the Merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as Synergx has no obligation to commence an appraisal proceeding, any stockholder who desires that a proceeding be commenced is advised to file a petition on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any Synergx stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of a stockholder’s appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

PROPOSAL NO. 2: ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING

Proposal for Adjournments or Postponements of the Special Meeting

We are asking Synergx stockholders to vote on a proposal to approve any adjournments or postponements of the special meeting to solicit additional proxies, if necessary or appropriate, if there are insufficient votes at the special meeting to adopt the Merger Agreement. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to adopt the Merger Agreement by the time of the special meeting. In that event, we would need to adjourn or postpone the special meeting in order to solicit additional proxies. The adjournment or postponement proposal relates only to an adjournment or postponement of the special meeting for purposes of soliciting additional proxies to obtain stockholder adoption of the Merger Agreement. Any other adjournment of the special meeting (e.g., an adjournment or postponement required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

Firecom holds 39.7% of the outstanding shares of Synergx’s Common Stock.  Although it is likely that other Synergx stockholders holding an additional 10.4% of the outstanding shares of Synergx’s Common Stock will vote to approve the Merger, there is no assurance that Synergx will receive the approval of more than 50% of the outstanding shares.  Firecom does not have any agreements or understandings with third parties regarding voting at the special meeting.

The approval of a proposal to adjourn or postpone the special meeting would require the affirmative vote of a majority of the shares of our Common Stock present in person or by proxy and voting at the special meeting. The failure to vote shares of our Common Stock would have no effect on the approval of the adjournment or postponement proposal.

Our board of directors recommends that you vote “FOR” the proposal to approve any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies. Properly executed proxies will be voted “FOR” the adjournment or postponement proposal, unless otherwise noted on the proxies.

MARKET PRICE OF SYNERGX COMMON STOCK

Our Common Stock has been quoted on the Pink Sheets using the “SYNX.PK” symbol since our delisting from the Nasdaq Capital Market, or Nasdaq, on August 17, 2009 for failure to comply with the $1 per share minimum bid price requirement under Marketplace Rule 4310(c)(4).  Prior to its delisting on August 17, 2009, Synergx Common Stock has been traded on NASDAQ since April 11, 1989 under the "FTEC" symbol and since May 2002 under the “SYNX” symbol. The following table shows the high and low bid and ask quotations for each fiscal quarter from October 1, 2007 through August 16, 2009 which quotations were obtained from the Financial Industry Regulatory Authority.  The bid and ask quotations from August 17, 2009 to June 21, 2010 were obtained from the Pink OTC Markets Inc. and reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Bid		Ask
Quarter Ended	High	Low	High	Low
Fiscal Year Ended September 31, 2008
December 31, 2007	2.20	1.22	2.30	1.25
March 31, 2008	1.32	0.01	2.13	0.66
June 30, 2008	1.03	0.25	1.43	0.58
September 30, 2008	0.87	0.25	1.00	0.26

Fiscal Year Ended September 30, 2009
December 31, 2008	0.38	0.16	0.74	0.25
March 31, 2009	0.78	0.27	1.80	0.33
June 30, 2009	0.73	0.31	0.82	0.39
September 30, 2009	0.41	0.16	0.49	0.16

Fiscal Year Ending September 30, 2010
December 31, 2009	0.35	0.10	0.38	0.10
March 31, 2010	0.71	0.20	0.71	0.10
June 30, 2010 (through June 21, 2010)	0.68	0.60	0.69	0.61

The above quotations represent prices between dealers, do not include retail markups, markdowns or commissions and may not represent actual transactions.  As of June 21, 2010, there were approximately 250 record holders of Synergx Common Stock.  The Company has not paid any dividends on its Common Stock.

SUMMARIZED FINANCIAL INFORMATION

Set forth below is summarized financial data for the Company as of March 31, 2010, September 30, 2009 and September 30, 2008 and the fiscal quarter and years then ended.  The financial data for September 30, 2009 and September 30, 2008 and the years then ended has been derived from the audited financial statements contained in the Company’s Form 10-K for the fiscal year ended September 30, 2009 (the “2009 10-K”). The financial data for March 31, 2010 and the six months then ended has been derived from the unaudited financial statements contained in the Company’s Form 10-Q for the quarter ended March 31, 2010 (the “2010 10-Q” and together with the 2009 10-K, the “Periodic Reports”).  This data should be read in conjunction with the consolidated financial statements and other financial information contained in the Periodic Reports, including the notes thereto, incorporated by reference into this proxy statement. More comprehensive financial information is included in the Periodic Reports, including management’s discussion and analysis of financial condition and results of operations, and other documents we file with the SEC, and the following summary is qualified in its entirety by reference to the Periodic Reports and other documents and all of the financial information and notes contained in those documents. See “Where You Can Find More Information.”

	March 31, 2010	September 30, 2009	September 30, 2008
Current assets	$6,688,457	$7,677,000	$8,470,000
Noncurrent assets	654,928	745,000	1,066,000
Total assets	$7,343,385	$8,422,000	$9,536,000

Current liabilities	$4,423,293	$4,449,000	$4,634,000
Noncurrent liabilities	16,617	31,000	575,000
Total liabilities	4,439,910	4,480,000	5,209,000
Total stockholders’ equity	2,903,475	3,942,000	4,327,000
Total assets and stockholders’ equity	$7,343,385	$8,422,000	$9,536,000

	March 31, 2010	September 30, 2009	September 30, 2008
Revenues	$5,433,868	$18,828,000	$20,104,000
Operating expenses	6,429,103	19,147,000	20,978,000
Income (Loss) from operations	(995,235)	(319,000)	(874,000)
Net loss	$(1,042,724)	$(397,000)	$(1,278,000)
Net loss per share	$(0.20)	$(0.08)	$(0.25)

Weighted average shares outstanding	5,210,950	5,210,950	5,210,950

The book value of the Company at March 31, 2010 and September 30, 2009 was $0.56 and $0.76, respectively.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of [*], 2010, as to shares of our Common Stock beneficially owned by: (i) each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of 5% or more of our Common Stock, (ii) each of our directors and the following executive officers (whom we refer to as our “named executive officers”): our chief executive officer, chief financial officer and the three most highly compensated executive officers at the end of the last completed fiscal year (other than the chief executive officer and chief financial officer) and (iii) all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Common Stock that they beneficially own.

The following table sets forth certain information known to us regarding beneficial ownership of our outstanding Common Stock at [*], 2010 of (i) each beneficial owner of more than five percent of the Common Stock, (ii) each of our Directors, and (iii) all of our Officers and Directors as a group.  Unless otherwise indicated, the address of the below-listed persons is our address, 209 Lafayette Drive, Syosset, NY 11791.

Common Stock beneficially owned at [*], 2010

Name and Address of Beneficial Owner	Number of Shares	Percent of Shares
Paul Mendez (1)	2,068,112	39.7%
John A. Poserina (2)	48,334	*
Harris Epstein (3)	5,000	*
Peter Barotz	-	*
Ronald Fetzer	-	*
All Executive Officers and Directors as a Group (5 persons)	2,135,346	40.8%

Total Shares Issued and Outstanding	5,210,950	100%

(1) Address is 3927 59th Street, Woodside, N.Y. Includes 2,068,012 shares owned by Firecom.  Mr. Paul Mendez is the Chairman of the Board of Directors and controlling stockholder of Firecom.  For purposes of Rule 13d-3, Mr. Mendez may be deemed the indirect beneficial owner of the shares owned by Firecom.  Mr. Mendez disclaims any economic interest or beneficial ownership of such shares.

(2) Includes 16,000 shares of Common Stock issuable upon exercise of options granted with exercise price of $2.50 per share.

(3) Includes 5,000 shares of Common Stock issuable upon exercise of options granted with exercise price of $2.50 per share.

*      Less than 1%

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our Board that you adopt the Merger, you should be aware that certain of our directors and executive officers may have interests in the transaction that are different from, or are in addition to, your interests as a stockholder. The Board and the Special Committee were aware of these interests and considered them, among other matters, in reaching the decision to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and to recommend that you vote in favor of adopting the Merger Agreement.

Arrangements with our Executive Officers Relating to a Change of Control and/or Termination of Employment

Mr. Poserina’s Employment Agreement, executed January 1, 1997 provides that if  Mr. Poserina is terminated without "Cause" (as such term is defined in the Employment Agreement) by us he will be entitled to receive, for up to six months (the “severance period”), his annual base salary reduced by the compensation he may receive from any new employment. If there is a sale of all or substantially all of our assets or equity, then the severance period shall be 12 months without regard to any other compensation he might receive from new employment during the 12-month severance period.  Therefore, upon the completion of the Merger, Mr. Poserina would be eligible for a 12-month severance period.

Indemnification Under the Merger Agreement

The Merger Agreement provides that all rights to exculpation, indemnification and advancement of expenses existing on the date of the Merger Agreement in favor of current or former directors, officers or employees of Synergx and its subsidiaries under the provisions of their respective organizational documents or other agreements will survive the Merger and continue in full force and effect. For a period of six years after the effective time of the Merger, Firecom is required to cause the surviving corporation to honor all provisions for indemnification and advancement of expenses under the organizational documents of Synergx and its subsidiaries, as in effect immediately prior to the Merger, and under the indemnification agreements (in effect on the date of the Merger Agreement) of Synergx and its subsidiaries with their respective directors and officers. The surviving corporation is also required to indemnify (and provide customary advancement of expenses to) the current directors and officers of Synergx and its subsidiaries to the fullest extent permitted by law with respect to any costs, expenses, judgments, fines, losses, claims, settlements, damages and liabilities incurred in connection with any actual or threatened action, proceeding or claim arising out of such person’s service as such director or officer or performed at the request of Synergx or any of its subsidiaries.

The Merger Agreement provides that prior to the effective time of the Merger, Firecom will cause the surviving corporation to obtain (effective as of the effective time of the Merger) and fully pay the premium for an extension of the directors’ and officers’ liability coverage under our existing directors’ and officers’ insurance policies and of our existing fiduciary liability insurance policies for a period of six years from and after the effective time of the Merger on terms that are no less advantageous than under our existing policies. If the surviving corporation fails to obtain such extension (or, with respect to fiduciary liability insurance, as an alternative), the surviving corporation is required to purchase and maintain in effect for a period of six years after the Merger comparable coverage with terms no less advantageous than under our current policies.

Certain Relationships between Firecom and Synergx

At September 30, 2007, Firecom (a privately owned company involved in the fire alarm and life safety business) owned 1,352,544 shares or approximately 26% of the Company’s outstanding shares of Common Stock.  In June 2008, Firecom purchased an additional 225,568 shares and in January 2009, Firecom purchased another 490,000 shares increasing its beneficial ownership to 2,068,012 shares, equal to approximately 40% of the Company’s outstanding Common Stock.

Mr. Paul Mendez, the Company’s President and Chief Executive Officer also serves as Chairman of the Board of Directors and Chief Executive Officer of Firecom and is its majority shareholder. On June 10, 2008, the Company entered into an employment agreement with Mr. Mendez under which the Company would pay Mr. Mendez an annual base salary of $20,000.  The  employment agreement was modified in January 2009 to increase Mr. Mendez’s salary, retroactive to October 1, 2008, to an annual base salary of $250,000. Mr. Mendez does not participate in the Company’s health-care or other benefit plans.  Pursuant to the employment agreement, either the Board of Directors of the Company or Mr. Mendez may terminate his employment without cause and at any time. Mr. Mendez devotes approximately 50% of his time to the affairs of the Company. In the employment agreement with the Company, Mr. Mendez has agreed to certain non-competition and confidentiality provisions.

Mr. Peter Barotz serves as a director of both the Company and Firecom, but he does not have any stock interest in either the Company or Firecom, although his adult children are minority shareholders of Firecom. Upon completion of the Merger he will cease serving as a director of the Company.

Firecom also provides the Company with a full time employee who serves as President of the Company’s fire alarm products and services activities. For the year ended September 30, 2009, the Company reimbursed Firecom $191,000 for the services of this individual, which includes reimbursement for salary, payroll taxes and other employee benefits.  These expenses are included in cost of service revenue.  For the year ended September 30, 2008, the Company paid Firecom $135,000 for the same services.  For the year ended September 30, 2009 the Company paid $50,000 to Firecom for another employee who serves in a fire alarm administrative function, no money was paid for this employee during the year ended September 30, 2008 as the employee began work for the Company in January 2009.

The Company and Firecom have entered into several transactions that are not financially material to the revenues, gross profit or net income (loss) of the Company.  Firecom has provided certain sales leads to the Company for products Firecom does not sell. These sales leads have resulted in additional sales of products to customers. The Company has paid Firecom a 2% sales commission related to these sales which amounted to $6,000 for the year ended September 30, 2009 and there were no such transactions for the year ended September 30, 2008.  Firecom has manufactured and sold to the Company certain fire alarm equipment made to the Company’s specifications. The cost of this equipment to the Company was $22,000 and $35,000 for the years ended September 30, 2009 and 2008, respectively.  The Company from time to time has purchased and sold certain products used in Firecom’s business.  During the years ended September 30, 2009 and 2008, these products were sold to Firecom for $395,000 and $85,000, respectively.  During the three months ended December 31, 2009, these products were sold to Firecom for $38,000. The Company has a consulting agreement with Firecom pursuant to which Firecom provides certain hardware and software engineering and field trouble-shooting services. Firecom has not charged the Company for these services. In offering these services, Firecom has agreed to keep information confidential and refrain from use of the information in its business.  The transactions described above are similar in price and terms with other contracts Synergx has entered into with other customers and suppliers in the ordinary course of business.

As of September 30, 2009 and 2008, the Company owed Firecom $24,000 and $3,000, respectively, which is included in Accounts Payable.  There were no accounts payable from the Company to Firecom at December 31, 2009.

As of September 30, 2009 and 2008, Firecom owed the Company $63,000 and $34,000 respectively, which is included in Accounts Receivable.  At December 31, 2009, Firecom owed the Company $31,000.

Effective October 1, 2009, the Company entered into a lease with Firecom to lease 1,500 square feet of office space and 500 square feet of warehouse space and use of common areas at Firecom’s facility in Woodside, NY.  This facility serves as the Company’s new service center for New York City.

The lease became effective October 1, 2009 and ends December 31, 2014.  Lease payments began January 1, 2010, as there was no rent for the first three months.  Lease payments are $2,500 per month ($30,000 per year), with no charges for utilities and services, plus a portion of building tax escalation  and additional rent of approximately $15,000 per year to cover capital improvements.

Purchases by Firecom

On June 10, 2008, Firecom purchased 225,468 shares of  Common Stock from Daniel S. Tamkin at $2.75 a share, for a total purchase price of $620,037 upon exercise by Mr. Tamkin of a put option previously granted to him under a Put Option Agreement, dated January 18, 2007, between Firecom and Mr. Tamkin.  On January 30, 2009, Firecom purchased 490,000 shares of Common Stock from Heartland Advisors, Inc, at $0.60 a share, for a total purchase price of $294,000

SUBMISSION OF STOCKHOLDER PROPOSALS

We will hold our 2010 annual meeting of stockholders only if the Merger is not consummated because, if the Merger is consummated, we will no longer be a publicly-held company following such consummation. If the Merger is not consummated, we will publicly notify you of the expected date that we plan to print and mail our 2010 annual meeting proxy materials at the time we establish a date for such meeting. In such case, any stockholder wishing to have a proposal considered for inclusion in our 2010 annual meeting proxy solicitation materials must set forth such proposal in writing and file it with the Chief Financial Officer of Synergx at 209 Lafayette Drive, Syosset, NY 11791 not later than [*], 2010. Proposals received after such date would be considered untimely and not be included in our annual meeting proxy solicitation materials (in the event that the Merger is not consummated). If we hold our 2010 annual meeting of stockholders, our board of directors will review any timely submitted stockholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2010 annual meeting proxy solicitation materials.

OTHER MATTERS

We currently know of no other business that will be presented for consideration at the special meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Exchange Act, including matters that the Board of Directors does not know, a reasonable time before proxy solicitation, are to be presented at the special meeting. If any of these matters are presented at the special meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokerages and other custodian record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. Synergx will promptly deliver a separate copy of this proxy statement to you if you call or write to Synergx at the following address or telephone number: Synergx Systems Inc., Attention: Chief Financial Officer, 209 Lafayette Drive, Syosset, NY 11791, (516) 433-4700. If you want to receive separate copies of this proxy statement, you should contact your bank, broker or other custodian record holder, or you may contact Synergx at the above address and telephone number.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and on our website at www.synergxsystems.com under Investor Relations — SEC Filings. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Synergx Systems Inc., Attention: Chief Financial Officer, 209 Lafayette Drive, Syosset, NY 11791, (516) 433-4700. If you would like to request such documents, please do so by [•], in order to receive them before the special meeting.

We are “incorporating by reference” information into this proxy statement, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

The following documents contain important information about us and our financial condition and operating results, and are hereby incorporated by reference:

1)	Annual Report on Form 10-K for the year ended September 30, 2009, filed with the SEC on December 29, 2009;
2)	Quarterly Report on Form 10-Q for the quarters ended December 31, 2009 and March 31, 2010, filed with the SEC on February 9, 2010 and May 14, 2010;
3)	Current Reports on Form 8-K, filed with the SEC on January 14, 2010, January 25, 2010, March 25, 2010, May 4, 2010 and June 21, 2010.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [•]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A - 1

EXECUTION COPY
AGREEMENT AND PLAN OF MERGER

by and among

FIRECOM, INC.
a New York corporation,

FCI MERGER CORP.
a Delaware corporation,

and

SYNERGX SYSTEMS INC.
a Delaware corporation

January 22, 2010

A - i

A - ii

INDEX OF DEFINED TERMS

Term	Section
Acceptable Confidentiality Agreement	6.02(a)
Affiliate	1.01
Agreement	Preamble
Appraisal Shares	3.01(d)
Benefit Plans	1.01
Business Day	1.01
Cancelled Shares	3.01(b)
Capitalization Date	4.03
Certificate	3.01(c)
Certificate of Merger	2.03
Change in Recommendation	6.02(f)
Closing	2.02
Closing Date	2.02
Code	3.02(h)
Company	Preamble
Company Board	4.04(b)
Company Board Recommendation	4.04(b)
Company Bylaws	4.01
Company Charter	4.01
Company Stock	Recitals
Company Information	4.10
Company SEC Documents	4.05(a)
Company Stock Option	3.03(b)
Company Stock Plan	3.03(b)
Company Stock-Based Awards	4.03
Company Termination Fee	7.05(b)(ii)
Contract	4.04(c)
Converted Shares	3.01(c)
DGCL	2.01
Effective Time	2.03
Exchange Act	4.04(c)
Exchange Fund	3.02(a)
Expenses	1.01
Filed Company SEC Documents	4.01
Financial Advisor	4.09
Financing Agreements	7.07(a)
GAAP	4.05(a)
Governmental Entity	4.04(c)
Interim Period	6.01(a)
Key Persons	6.01(a)(vii)
Knowledge	1.01

A - iii

Term	Section
Law	1.01
Liens	4.02
Material Adverse Effect	1.01
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Notice Period	6.02(g)(i)
Order	4.04(c)
Outside Date	9.01(b)(i)
Parent	Preamble
Parent Information	5.06
Parent Material Adverse Effect	1.01
Paying Agent	3.02(a)
Person	1.01
Preferred Stock	4.03
Proxy Statement	4.04(c)
Representative	1.01
Schedule 13E-3	4.04(c)
SEC	4.04(c)
Section 262	3.01(d)
Securities Act	4.05(a)
Solicitation Period	6.02(b)
Solicited Party	6.02(b)
Solvent	5.09
SOX	4.05(a)
Special Committee	Recitals
Stockholder Approval	4.07
Stockholders	3.01
Stockholders’ Meeting	7.01(c)
Subsidiary	1.01
Superior Proposal	6.02(a)
Surviving Corporation	2.01
Takeover Proposal	6.02(a)
Tax	1.01
Taxing authority	1.01

A - iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 22, 2010, among FIRECOM, INC., a New York corporation (“Parent”), FCI MERGER CORP., a Delaware corporation (“Merger Sub”), and SYNERGX SYSTEMS INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the board of directors of the Company and of Merger Sub, and a special committee of the board of directors of the Company (the “Special Committee”), each has approved and declared advisable, and the board of directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Stock”), other than any Appraisal Shares or Cancelled Shares (as defined below), will be converted into the right to receive sixty ($0.60) cents in cash, per share, without interest (the “Merger Consideration”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.  For purposes of this Agreement:

(a) “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes hereof, “control” means the possession directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person by virtue of ownership of voting securities, by contract or otherwise.

(b) “Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) and all employment benefit, compensation, stock option, stock purchase, restricted stock, deferred compensation, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, fringe benefit, bonus, incentive, employee loan or other employee benefit, arrangements, plans, policies or programs, in each case, which are provided, maintained, contributed to or sponsored by the Company or any of its Subsidiaries on behalf of current or former directors, officers, employees, or consultants or for which the Company or any of its Subsidiaries has any liability, contingent or otherwise.

(c) “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by Law or executive order to be closed.

(d) “Expenses” means with respect to any party hereto, all reasonable documented out-of-pocket expenses (including counsel, accountants, investment bankers, experts and consultants of the party, and filing and related fees) incurred by such party on its behalf in connection with or related to authorization, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including, inter alia, the organization of Merger Sub and the preparation of the Proxy Statement and Schedule 13E-3, as applicable.

(e) “Knowledge” means, with respect to any matter in question, the actual knowledge of the Company’s Chief Executive Officer, as well as that knowledge that a reasonably prudent Chief Executive Officer of a public reporting company would have pertaining to such matter in the course of performing his duties in a reasonable and diligent manner.

(f) “Law” means, any federal, state, local, provincial or foreign statutory or common law, and any ordinance, rule or regulation of a Governmental Entity.

(g) “Material Adverse Effect” means any fact, circumstance, change, occurrence or effect that, individually or in the aggregate with all other facts, circumstances, changes, occurrences or effects, (1) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), results of operations or liabilities (contingent or otherwise) of the Company and its Subsidiaries, taken as a whole, or (2) that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the ability of the Company to consummate the Merger, except for any such facts, circumstances, changes, occurrences or effects arising out of or relating to (i) the announcement or the existence of this Agreement and the transactions contemplated hereby, or actions by Parent or the Company required to be taken pursuant to this Agreement, (ii) changes in general economic or political conditions or the financial markets (so long as the Company or its Subsidiaries are not disproportionately affected thereby), (iii) changes in applicable Laws, rules, regulations or orders of any Governmental Entity or interpretations thereof by any Governmental Entity or changes in accounting rules or principles (so long as the Company or its Subsidiaries are not disproportionately affected thereby), (iv) changes affecting generally the industries in which the Company or its Subsidiaries conduct business (so long as the Company or its Subsidiaries are not disproportionately affected thereby), or (v) any outbreak or escalation of hostilities or war or any act of terrorism (so long as the Company or its Subsidiaries are not disproportionately affected thereby).

(h) “Parent Material Adverse Effect” means any fact, circumstance, change, occurrence, or effect that, individually or in the aggregate, that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(i) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, or other entity.

(j) “Public Stockholders”  means all of the Stockholders other than Parent.

(k) “Representative” means any officer, employee, counsel, investment banker, accountant, consultant, debt financing source, or other authorized representative of any Person.

(l) “Subsidiary” of any Person means another Person of which such first Person directly or indirectly owns an amount of the voting securities, other voting rights or voting partnership interests sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests thereof).

(m) “Tax” means any federal, state, local or foreign income, gross receipts, property, sales, use license, excise, franchise employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any related interest, penalty, addition to tax or additional amount.

(n) “Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

Section 1.02 Interpretation.  When a reference is made in this Agreement to an “Article,” or a “Section,” such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGER

Section 2.01 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time, as defined below. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all of the rights and obligations of Merger Sub and the Company in accordance with the DGCL.

Section 2.02 Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), at the offices of Carter Ledyard & Milburn LLP, 2 Wall Street, New York, New York 10005, at 10:00 am (local time), unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VIII shall no longer be satisfied or (to the extent permitted by applicable Law) waived on such third Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall again have been satisfied or (to the extent permitted by applicable Law) waived unless another time is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to as the “Closing Date.”

Section 2.03 Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger regarding the Merger (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make or cause to be made all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree in writing and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.04 Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.05 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time as a result of the Merger so as to read in its entirety as the form of amended and restated certificate of incorporation set forth in Exhibit A hereto and, as so amended and restated, shall be the Surviving Corporation’s certificate of incorporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The by-laws of the Company, as in effect as of immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the Effective Time (except the references to Merger Sub’s name shall be replaced by references to Synergx Systems Inc.) and, as so amended and restated, shall be the Surviving Corporation’s by-laws until thereafter changed or amended as provided therein or by applicable Law.

Section 2.06 Directors and Officers of the Surviving Corporation.  From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.07 Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either Merger Sub or the Company or both, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Merger Sub or the Company or both, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merger Sub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to, or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub and the Company, and otherwise to carry out the purposes of this Agreement.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.01 Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company, or the holder of any shares of Company Stock (collectively, the “Stockholders”):

(a) Capital Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation.

(b) Cancellation of Certain Stock.  Each share of Company Stock that is (i) owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or (ii) held in the treasury of the Company (together, the “Cancelled Shares”) shall be automatically canceled and shall cease to exist, and no consideration shall be delivered in exchange therefore.

(c) Conversion of Company Stock.  Subject to Section 3.01(d), each share of Company Stock issued and outstanding immediately prior to the Effective Time other than the Cancelled Shares or Appraisal Shares, shall be converted into the right to receive the Merger Consideration on the terms set forth in this Agreement (the “Converted Shares”). As of the Effective Time, subject to Section 3.01(d), all of the Converted Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or uncertificated shares representing Company Stock which immediately prior to the Effective Time represented any such Converted Shares (each a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificate and other required documentation in accordance with Section 3.02 (c). The right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law.

(d) Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not become Converted Shares as provided in Section 3.01(c), but instead such holder shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to be Converted Shares under Section 3.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(e) Certain Adjustments.  Notwithstanding anything herein to the contrary, if between the date of this Agreement and the Effective Time, (i) the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, (ii) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (iii) any similar event shall have occurred, then in any such case the Merger Consideration shall be appropriately adjusted to reflect such action; provided, however that nothing in this Section 3.01(e) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.02 Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall designate and enter into an agreement with a bank, trust company or transfer agent that is reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. Prior to the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit (from and after the Effective Time) of the holders of Certificates, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 3.01(c). All cash deposited with the Paying Agent pursuant to this Section 3.02(a) shall hereinafter be referred to as the “Exchange Fund.”

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which shall be in customary form and have such other provisions as Parent may reasonably specify), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of one or more Certificates shall, upon surrender to the Paying Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash to which such holder is entitled pursuant to Section 3.01(c), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 3.02(b) may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents required to evidence and effect such transfer) and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate. No payment of Merger Consideration shall be paid to any holder of a Certificate with respect to the Converted Shares represented by such Certificate until the holder of such Certificate shall have surrendered such Certificate in accordance with this Article III. Until surrendered as contemplated by this Section 3.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration to which such holder is entitled to receive in respect of such Certificate pursuant to this Article III. Following the surrender of any Certificate, there shall be paid to the record holder of the Certificate representing whole shares of Company Stock issued in exchange therefor, without interest, at the time of such surrender, the Merger Consideration payable in respect therefor in accordance with this Article III. No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this Article III.

(c) No Further Ownership Rights in Company Stock.  The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Stock. If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent for transfer, it shall be canceled against delivery of the Merger Consideration as provided in this Article III.

(d) Termination of the Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twelve (12) months after the Effective Time shall, upon the demand of Parent, be delivered to the Surviving Corporation.  Any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration in accordance with this Article III.

(e) No Liability.  None of Parent, the Company, the Surviving Corporation or the Paying Agent or any of their respective Affiliates shall be liable to any Person in respect of any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund.  The Paying Agent shall invest the cash included in the Exchange Fund as directed by Parent prior to the Effective Time and by the Surviving Corporation after the Effective Time. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, the Surviving Corporation shall promptly deposit or cause to be deposited into the Exchange Fund an amount in cash which is equal to such deficiency in order to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to Parent prior to the Effective Time and to the Surviving Corporation after the Effective Time.

(g) Lost Certificates.  If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the entering into of an indemnity or the posting of a bond as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Article III.

(h) Withholding Rights.  The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

Section 3.03 Stock Options.

(a) Prior to the Effective Time, the Company shall take such action as is necessary to cause each unvested Company Stock Option that is outstanding immediately prior to the Effective Time to become fully vested and exercisable. Prior to the Closing Date, the Company shall (i) cancel, immediately prior to the Effective Time, each then-outstanding Company Stock Option (provided that, if required under the Company Stock Plan and/or any Company Stock Option, the Company shall obtain from the holder of such Company Stock Option any consent, in writing, required to effect such cancellation) in exchange for an amount in cash (less any applicable withholding required by Law) payable at or as soon as practicable after the Effective Time, equal to the product of (A) the total number of shares of Company Stock underlying such Company Stock Option and (B) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option, and (ii) make any amendments to the Company Stock Plans that may be necessary or desirable to implement the foregoing.  Notwithstanding the foregoing, the Company shall cause each holder of Company Stock Options listed on Schedule 3.03(a) to agree that his unexercised Company Stock Options shall be cancelled immediately prior to the Effective Time.

(b) For purposes of this Agreement, “Company Stock Option” means any option or right to purchase Company Stock granted under one or more of the Company Stock Plans. “Company Stock Plans” mean the Company 1997 Stock Option Plan and the 2004 Stock Option Plan.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in, and clearly apparent from, the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (“Filed Company SEC Documents”) and only as and to the extent disclosed therein (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature), and provided that, in no event shall any disclosure in any Filed Company SEC Documents qualify or limit the representations and warranties of the Company set forth in Sections 4.03 or 4.04, or (ii) to the extent that the Chief Executive Officer of the Company has Knowledge otherwise, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Organization, Standing and Corporate Power.  The Company and each of its Subsidiaries is validly existing under the Laws of the jurisdiction of its incorporation or formation, as the case may be. The Company and each of its Subsidiaries has all requisite corporate or similar power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such power, authority, licenses, permits, authorizations and approvals would not have a Material Adverse Effect.  The Company has made available to Parent, prior to the execution of this Agreement, true, complete and accurate copies of the Company’s certificate of incorporation (as amended, the “Company Charter”) and bylaws (as amended, the “Company Bylaws”), as amended to, and in effect on, the date of this Agreement.

Section 4.02 Subsidiaries.  All of the issued and outstanding capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized, validly issued and are fully paid and nonassessable and are directly or indirectly owned by the Company, free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Liens imposed by or arising under applicable Law or which are not material, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except as set forth in the Filed Company SEC Documents and except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, as of the date of this Agreement, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity, or any options, warrants, rights or securities convertible, exchangeable or exercisable therefor.

Section 4.03 Capital Structure.  The authorized capital stock of the Company consists of 2,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”), and 10,000,000 shares of Company Stock.  At the close of business on December 31, 2009 (the “Capitalization Date”), (i) 5,210,950 shares of Company were issued and outstanding, (ii) 52,000 shares of Company Stock were subject to outstanding Company Stock Options with a weighted average exercise price of $2.43 per share, and (iii) no shares of Preferred Stock were issued or outstanding. Except as set forth above, at the close of business on the Capitalization Date, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance (other than with respect to such shares reserved for issuance upon the exercise of Company Stock Options) or outstanding. There are no outstanding stock appreciation rights, “phantom” stock rights, restricted stock units, performance units, rights to receive shares of Company Stock on a deferred basis or other rights (other than Company Stock Options) that are linked to the value of Company Stock (collectively, “Company Stock-Based Awards”). The Company has provided or made available to Parent a true and complete list, as of the date of this Agreement, of each outstanding Company Stock Option and the exercise price thereof. The Company Stock is not listed on any national securities exchange.  All Company Stock Options were issued under the Company Stock Plans and Schedule 3.03(a) is a true and correct list of the outstanding Company Stock Options as of the Capitalization Date.  All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 4.03 and except for issuances of shares of Company Stock pursuant to the exercise of Company Stock Options, (A) there are not issued, reserved for issuance or outstanding (1) any shares of capital stock or other voting securities or equity interests of the Company, (2) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, (3) any warrants, calls, options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, or (4) any Company Stock-Based Awards, and (B) there are not any outstanding obligations of the Company to repurchase, redeem or otherwise acquire any such shares of capital stock, equity interests or other securities or to register, issue, deliver or sell, or cause to be issued, delivered or sold, any such shares of capital stock, equity interests or other securities. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities.

Section 4.04 Authority.

(a) Power and Authority.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Stockholder Approval and the governmental filings and other matters referred to in the last sentence of this Section 4.04(a), to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company or any filing under the pre-notification rules under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, to the obtaining of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity.

(b) Board Resolutions.  Upon the recommendation of the Special Committee, the board of directors of the Company (the “Company Board”), at a meeting duly called and held, duly adopted resolutions (i) approving and declaring this Agreement, the Merger and the other transactions contemplated by this Agreement, advisable and fair to and in the best interest of the Company and the Public Stockholders, and (ii) recommending that the Stockholders adopt this Agreement and approve the Merger and any other transaction contemplated by this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way (the “Company Board Recommendation”). The members of the Company Board who are not Affiliates of the Parent or the Merger Sub unanimously approved the Merger.

Section 4.05 Company SEC Documents.

(a) SEC Filings.  The Company has filed with or furnished to the SEC, on a timely basis, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by the Company since October 1, 2006 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). As of their respective filing dates, or, if revised, amended, supplemented or superseded by a later-filed Company SEC Document filed prior to the date of this Agreement, as of the date of filing of the last such revision, amendment, supplement or superseding filing, the Company SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company SEC Documents (as revised, amended, supplemented or superseded by a later-filed Company SEC Document) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or corrective filing to such Company SEC Documents.

(b) Financial Statements.  Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except as otherwise noted therein and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of September 30, 2009 included in the Filed Company SEC Documents (including the notes thereto), (ii) liabilities or obligations incurred after September 30, 2009 in the ordinary course of business, or (iii) liabilities or obligations which would not have a Material Adverse Effect. None of the Subsidiaries of the Company are, or have at any time been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 4.06 Operational Matters.  Since October 1, 2008, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business.  Except as otherwise expressly set forth in the Company SEC Documents, since October 1, 2008, there has not been any event, fact, violation, circumstance or other matter that has or have had, or would be reasonably expected to, either individually or in the aggregate, a Material Adverse Effect.  Each of the Company and the Subsidiaries is in compliance in all material respects with, and has not received notice of any violation of, any applicable Law or Order of any Governmental Entity, whereby the effect of any such violation would be reasonably expected to, either individually or in the aggregate, cause a Material Adverse Effect.

Section 4.07 Voting Requirements.  Assuming the accuracy of the representations and warranties of the Parent and Merger Sub in Article V, the only vote of Stockholders required to approve this Agreement and the Merger is the affirmative vote of holders of at least a majority of the outstanding shares of Company Stock at the Stockholders’ Meeting or any adjournment or postponement thereof (the “Stockholder Approval”).

Section 4.08 Brokers and Other Advisors.  Except for Landenburg Thalmann & Co., Inc. (the “Financial Advisor”), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s or financial advisor’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent true, complete and accurate copies of all written agreements entered into on or prior to the date of this Agreement with the Financial Advisor under which any fees or expenses are payable and all indemnification and contribution related to its engagement are set forth therein.

Section 4.09 Opinion of Financial Advisors.  On January 22, 2010, the Special Committee received the opinion of the Financial Advisor to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the Public Stockholders.

Section 4.10 Schedule 13E-3/Proxy Statement; Other Information.  None of the information provided by the Company for inclusion in the Schedule 13E-3 or the Proxy Statement (the “Company Information”) will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and (ii) at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information that is contained or incorporated by reference in the Schedule 13E-3 or the Proxy Statement other than with respect to the Company Information as forth in this Section 4.11. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.01 Organization, Standing and Corporate Power.  Each of Parent and Merger Sub is validly existing under the laws of the States of New York and Delaware, respectively. Each of Parent and Merger Sub has made available to the Company true, complete and accurate copies of its respective certificate of incorporation and bylaws. Each of Parent and Merger Sub has the requisite corporate power and authority to own, operate or lease its respective properties and to carry on its respective business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its respective business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power, authority or to be so qualified, licensed or in good standing, would not have a Parent Material Adverse Effect.

Section 5.02 Authority; Noncontravention

(a) Power and Authority.  Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary entity action on the part of Parent and Merger Sub and no other proceedings on the part of Parent or Merger Sub (other than approval by Parent as the sole stockholder of Merger Sub, such approval to occur immediately after the execution of this Agreement) are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity.

(b) No Conflict.  The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under (i) the certificate of incorporation and bylaws of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or any of their respective properties or other assets are subject (including any credit facilities or agreements and any other indebtedness arrangements), or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws and Orders applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of the immediately preceding clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, consents, rights of termination, cancellation, modification or acceleration, losses or Liens that would not have a Parent Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration, notice to or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (x) the filing (1) an amendment to the Schedule 13D of Parent and (2) the Schedule 13E-3 with the SEC, (y) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other states in which Parent and Merger Sub are qualified to do business, and (z) such other consents, approvals, orders, authorizations, actions, registrations, declarations, notices and filings the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

Section 5.03 Capital Structure; Operations.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are issued and outstanding and owned by Parent.  Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

Section 5.04 Financing.  Parent has sufficient capital resources to pay the Merger Consideration and the payments, if any, in connection with the Appraisal Shares.

Section 5.05 Brokers.  No broker, investment banker or financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.06 Schedule 13E-3/Proxy Statement; Other Information.  None of the information provided by Parent or Merger Sub with respect to itself for inclusion in the Schedule 13E-3 or the Proxy Statement (the “Parent Information”) will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information that is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3 other than with respect to the Parent Information as set forth in this Section 4.02(f).

Section 5.07 Absence of Arrangements with Management.  Except for this Agreement, as of the date of this Agreement, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or any of its Affiliates (other than the Company), on one hand, and or any member of the Company’s management or Board or any Stockholder (other than Parent), relating to the transactions contemplated by this Agreement.

Section 5.08 Access to Information and Investigation by Parent. Parent and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives, as of the date hereof, have requested to review, and that it and its Representatives have had full opportunity to meet with officers and other Representatives of the Company for the purpose of investigating and obtaining information regarding the Company’s business, operations and legal affairs. Parent has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company and its Subsidiaries, which investigation, review and analysis was done by Parent and, to the extent Parent deemed appropriate, by Parent’s Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other person has made a representation or warranty to Parent with respect to (i) any projections, estimates or budgets for the Company or its Subsidiaries or (ii) any material, documents or information relating to the Company or its Subsidiaries made available to Parent, except as expressly and specifically covered by a representation or warranty set forth in Article IV.

Section 5.09 Solvency.  Assuming the satisfaction of the conditions to the obligation of Parent to consummate the Merger, or the waiver of such conditions, and the accuracy of the representations and warranties of the Company set forth in Article IV hereof, then immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Corporation will be Solvent. For purposes of this Section 5.09, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination, (i) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (A) the value of all liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent liabilities valued at the amount that is reasonably expected to become due, as of such date, as such quoted terms are generally determined in accordance with the applicable federal laws governing determinations of the solvency of debtors, and (B) the amount that will be required to pay the liabilities that are reasonably expected to become due of the Surviving Corporation and its Subsidiaries, taken as a whole, on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) the Surviving Corporation and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of their businesses in which it is engaged or proposed to be engaged by Parent following such date, and (iii) the Surviving Corporation and its Subsidiaries, taken as a whole, will be able to pay their liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that the Surviving Corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS; NO SOLICITATION

Section 6.01 Conduct of Business by the Company.

(a) During Interim Period.  During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with the provisions of Section 8.01 or the Effective Time (the “Interim Period”), except as contemplated by this Agreement or as consented to in writing in advance by Parent, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, to keep available the services of its current officers, key employees and consultants and to preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the Interim Period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:

(i) (A)  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect Subsidiary wholly-owned by the Company to the Company or another directly or indirectly wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than the issuance of shares of Company Stock upon the exercise of Company Stock Options or as required pursuant to Contracts as in effect on the date of this Agreement in accordance with their respective terms on the date of this Agreement);

(iii) amend or waive any provision in the Company Charter or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries, except as may be required by applicable Law or the rules and regulations of the SEC or, in the case of the Company, enter into any agreement with any of its Stockholders in their capacity as such;

(iv) directly or indirectly acquire, (A) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any Person or division, business or equity interest of any Person, or (B) any material asset or assets, except for capital expenditures;

(v) (A) other than in accordance with Section 7.07 herein, incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (other than borrowings under the Company’s existing loan facilities in the ordinary course of business), or (B) make any loans or advances to any other Person, except for loans, advances, capital contributions or investments between any Subsidiary of the Company and the Company or another Subsidiary of the Company in the ordinary course of business consistent with past practice;

(vi) except as required by Law, any judgment or in accordance with Section 7.07 herein, (A) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves), or (B) cancel any material indebtedness;

(vii) except (x) as required to ensure that any Benefit Plan is not then out of compliance with applicable Law, or (y) to comply with any Benefit Plan or Contract entered into prior to the date of this Agreement, (A) adopt, enter into, terminate or amend (1) any collective bargaining Contract or Benefit Plan or (2) any other Contract, plan or policy involving the Company or any of its Subsidiaries as applied to directors and executive officers of the Company (“Key Persons”) or (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice to employees of the Company or its Subsidiaries other than Key Persons.

(viii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than among wholly-owned Subsidiaries of the Company); or

(ix) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b) Advice of Changes; Filings.  The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly advise the other party in writing if (i) any representation, warranty, condition or agreement made by it contained in this Agreement becomes untrue or inaccurate in a manner that would result in the failure of any one more of the conditions set forth in Section 8.02(a) or 8.02 (b) or Section 8.03(a) or 8.03(b), and (ii) the Company or Parent or Merger Sub fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions precedent to the obligations of the parties under this Agreement.

(c) Confidential Portions of Governmental Entity Filings.  The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement, other than the portions of such filings that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement.

(d) Actions Taken at Direction of CEO.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any agreement, covenant or obligation hereunder including, without limitation, those set forth in Articles VI and VII hereof, if the alleged breach is the proximate result of action taken by the Company at the direction or with the active participation of its Chief Executive Officer without the approval or direction of the Company Board (including the affirmative vote or written consent of at least one (1) director who is a member of the Special Committee), or an authorized committee thereof.

Section 6.02 Limits on Solicitation.

(a) Certain Definitions.  The following terms in this Section 6.02 have the meanings ascribed thereto:

“Acceptable Confidentiality Agreement” means a confidentiality agreement approved by the Special Committee, provided that such confidentiality agreement shall not prohibit compliance with Section 6.02(e)(i).

“Superior Proposal” means any written Takeover Proposal that, if consummated, would result in such Person or group of Persons (or their equityholders) owning, directly or indirectly, more than 50% of the shares of Company Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent company of the surviving entity in a merger) or a majority of the assets of the Company and its Subsidiaries (taken as a whole), which the Special Committee determines in good faith (after consultation with its outside counsel and financial advisor) would, if consummated, be more favorable to the Stockholders from a financial point of view than the transactions contemplated by this Agreement (taking into account all the terms and conditions of such Takeover Proposal and this Agreement, including, but not limited to, (x) the likelihood and timing of consummation of such transaction on the terms set forth therein (as compared to the terms herein), (y) all appropriate legal, financial (including the financing terms of such Takeover Proposal), regulatory and other aspects of such Takeover Proposal, and (z) any changes to the financial and other terms of this Agreement proposed by Parent in response to such Takeover Proposal or otherwise).

“Takeover Proposal” means any bona fide, written and solicited or unsolicited inquiry, proposal or offer (including, without limitation, a letter of intent) from any Person or group of Persons (other than Parent and its Affiliates) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 25% or more of the revenues, net income or assets of the Company and its Subsidiaries (taken as a whole), or 25% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 25% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or group of Persons or the shareholders of any Person or group of Persons would own 25% or more of any class of equity securities of the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

(b) Permitted Solicitation.  During the period from the date of this Agreement through February 8, 2010 (the “Solicitation Period”), the Company and its officers, directors (including members of the Special Committee) and other Representatives, and the Financial Advisor, may, directly or indirectly, (i) initiate or solicit or knowingly encourage (including by way of providing information), the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, a Takeover Proposal or (ii) (A) engage in negotiations or discussions with, or furnish access to its properties, books and records or provide any information or data to, any Person relating to any Takeover Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal, (C) execute or enter into  any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for or relating to any Takeover Proposal, (D) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or breach its obligations under this Agreement or (E) publicly propose or agree to do any of the foregoing; provided that any public notice of solicitation shall be subject to the prior written consent of Parent which shall not unreasonably be withheld or delayed, except that no such consent shall be required if such public notice is necessary for the Company to comply with applicable Law.    For the avoidance of doubt, telephonic contact by the Company or its officers, directors (including members of the Special Committee) and other Representatives, or the Financial Advisor, of Persons listed on a target list compiled by any of the foregoing shall not be deemed to be a public notice.  Any Person which (i) during the Solicitation Period is solicited by or on behalf of the Company (including by any member of the Special Committee, any director, officer or other Representative of the Company, or the Financial Advisor), or during the Solicitation Period  without such solicitation submits an inquiry, expression of interest, proposal or offer regarding an interest or potential interest in making a Takeover Proposal to the Company (including any member of the Special Committee, any director, officer or other Representative of the Company, or the Financial Advisor) , and which Person is believed in good faith by the Special Committee to have the financial capability to effect a Takeover Proposal, and (ii) executes and delivers to the Company an Acceptable Confidentiality Agreement during the Solicitation Period or within five (5) Business Days following the expiration of the Solicitation Period shall be deemed a "Solicited Party.”  The Company shall promptly advise Parent as to the identity of each Solicited Party and the nature of the discussions.  The Company agrees that it (x) will not, and will not allow its officers, directors or Representatives to, disclose any non-public information concerning the Company and its Subsidiaries to any Person or its Representatives contacted pursuant to this Subsection without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide or make available to Parent any non-public information concerning the Company or its Subsidiaries provided to such Person which was not previously provided or made available to the Parent.  Upon the termination of the Solicitation Period, all discussions (whether written, electronic or oral) regarding Takeover Proposals with all Persons other than Solicited Parties, and any future contacts with such Persons other than Solicited Parties regarding a Takeover Proposal or similar transaction shall be subject to compliance with Sections 6.02(c) and 6.02(d).  Not later than six (6) Business Days after the expiration of the Solicitation Period, the Company shall furnish to the Parent a list of the Solicited Parties and the status of discussions at such time with respect to any Takeover Proposal.

(c) No Solicitation.  Notwithstanding anything in this Agreement to the contrary, during the period from the termination of the Solicitation Period to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 9.01, the Company will not, and will cause its Subsidiaries not to, and will use its reasonable best efforts to cause the Company’s and its Subsidiaries’ respective officers, directors, employees and other Representatives not to, directly or indirectly, (i) initiate or solicit the submission of any inquiries, that constitute, or may reasonably be expected to lead to, a Takeover Proposal or (ii) except with respect to a Solicited Party, (A) encourage (including by way of providing information) the submission of any proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, a Takeover Proposal, (B) engage in negotiations or discussions with, or furnish access to its properties, books and records or provide any information or data to, any Person relating to any Takeover Proposal, (C) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal, (D) execute or enter into  any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for or relating to any Takeover Proposal, (E) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or breach its obligations under this Agreement or (F) publicly propose or agree to do any of the foregoing.

(d) Receipt of Takeover Proposal.  If after the date of this Agreement and prior to obtaining Stockholder Approval (i) the Company receives a Takeover Proposal from a Solicited Party or from  a Person, subject to the Company’s compliance with Section 6.02(c) with respect to such Person, that the Special Committee believes in good faith to be bona fide following notification of the receipt thereof to the Company Board, (ii) the Special Committee determines in good faith, after consultation with its financial advisors and outside counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal, and (iii) after consultation with its counsel, the Special Committee determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the Stockholders under applicable Law, then the Company (acting under the direction of the Special Committee) may (A) participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with the Person or group of Persons making the Takeover Proposal regarding such Takeover Proposal, and (B) furnish information with respect to the Company and its Subsidiaries to the Person or group of Persons making the Takeover Proposal; provided that the Company (x) will not, and will not allow its Representatives to, disclose any non-public information concerning the Company or any of its Subsidiaries to such Person or group of Persons without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide or make available to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person or group of Persons which was not previously provided or made available to Parent.

(e) Notification.  From and after the date of this Agreement, the Company will keep Parent informed on a current basis of the general status and nature of material discussions related to a Takeover Proposal, the terms of any Takeover Proposal and of any material amendments thereto, in each case, in any event no later than forty-eight (48) hours after the occurrence thereof.  Without limiting the foregoing, the Company shall promptly (within one (1) Business Day) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations with a Person or group of Persons in accordance with the terms of this Agreement in connection with any Takeover Proposal.

(f) Change in Recommendation.  Subject to compliance with its obligations under Rules 14d-9 or 14e-2 under the Exchange Act, as applicable, neither the Special Committee nor the Company Board may (i) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any Takeover Proposal or enter into a definitive agreement with respect to a Takeover Proposal, or (ii) modify or amend (or publicly propose to modify or amend) in a manner adverse to Parent or withdraw (or publicly propose to withdraw) the Company Board Recommendation ((i) or (ii) above being referred to as a “Change in Recommendation”); provided, however, that the Special Committee or the Company Board may, at any time prior to obtaining the Stockholder Approval, make a Change in Recommendation if (i) the Special Committee determines, in good faith (after consultation with its legal counsel), that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, or (ii) in response to a Superior Proposal under the circumstances contemplated in this Section 6.02.

(g) Superior Proposal.  Notwithstanding anything to the contrary contained in this Agreement, if, at any time prior to obtaining the Stockholder Approval, the Company receives a Takeover Proposal which the Special Committee concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which are offered by Parent pursuant to clause (ii) below, the Company Board may (x) effect a Change in Recommendation and/or (y) terminate this Agreement (in accordance with Section 9.01(e)) in order to enter into a definitive agreement with respect to such Superior Proposal, if the Special Committee determines in good faith, after consultation with its counsel, that failure to take such action would be inconsistent with its fiduciary duties to the Stockholders under applicable Law; provided, however that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Company Termination Fee payable pursuant to Section 7.05(b); provided, further, that the Company Board may not effect a Change in Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:

(i) the Company shall have provided prior written notice to Parent, at least three (3) calendar days in advance (the “Notice Period”) of its intention to effect a Change in Recommendation in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person or group of Persons making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Proposal and other material documents; and

(ii) prior to effecting such Change in Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal.

In the event of any revision to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of Section 6.02(e) with respect to such new written notice.

(h) Modify Recommendation.  Nothing in this Agreement shall prohibit or restrict the Company Board, in circumstances not involving a Takeover Proposal, from amending, modifying or withdrawing the Company Board’s recommendation to the extent that the Special Committee determines in good faith (after consultation with its legal counsel) that such action is necessary under applicable Law in order for the directors to comply with their fiduciary duties to the Company’s stockholders. The Company shall give Parent written notice of any such action taken by the Company Board not later than the Business Day next succeeding the day on which such action is taken, setting forth in reasonable detail the action taken and the basis therefor.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Preparation of the Proxy Statement and Schedule 13E-3- Stockholders’ Meeting.

(a) Proxy Statement.  As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. The Company shall cause the Proxy Statement to be mailed to the Stockholders as promptly as practicable after clearance by the SEC. Parent shall furnish to the Company all information as may be reasonably requested by the Company in connection with the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Merger.

(b) Schedule 13E-3.  Concurrently with the filing of the Proxy Statement with the SEC, Parent and its Affiliates shall prepare and file with the SEC, together with the Company, the Schedule 13E-3. Parent and the Company shall cause the Schedule 13E-3 to comply with the rules and regulations promulgated by the SEC and respond promptly to any comments of the SEC or its staff regarding the Schedule 13E-3. Each party agrees to provide the other party and its counsel with copies of any comments that such party or its counsel may receive from the staff of the SEC regarding the Schedule 13E-3 promptly after receipt thereof. The Company shall promptly furnish to Parent all information concerning the Company and its executive officers and directors as may reasonably be requested in connection with the preparation of the Schedule 13E-3. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to filing with or delivering to the SEC.

(c) Stockholders’ Meeting.  The Company shall use its reasonable best efforts, as soon as practicable following the date of this Agreement and the receipt of clearance of the Proxy Statement from the SEC, to establish a record date for, duly call, give notice of, convene and hold a meeting of the Stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Stockholder Approval; provided that such date may be extended to the extent reasonably necessary to permit the Company to file and distribute any material amendment to the Proxy Statement as is required by applicable Law. Subject to Section 6.02, the Company Board shall recommend to the Stockholders adoption of this Agreement and the Merger and shall include the Company Board Recommendation in the Proxy Statement. A Change in Recommendation permitted by Section 6.02 will not constitute a breach by the Company of this Agreement. Without limiting the generality of the foregoing, but subject to the terms of this Agreement, the Company’s obligations pursuant to the first sentence of this Section 7.01(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal (whether or not a Superior Proposal). In addition, notwithstanding any Change in Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Section 9.01, this Agreement shall be submitted to the Stockholders at the Stockholders’ Meeting for the purpose of adopting this Agreement.  The Company may, at the discretion of the Company Board or the Special Committee, engage one or more proxy solicitors in connection with the solicitation of proxies or votes from the Stockholders to be cast at the Stockholders’ Meeting.

Section 7.02 Access to Information; Confidentiality.

(a) Parent Access.  During the Interim Period, to the extent permitted by applicable Law, the Company shall afford to Parent, and to Parent’s Representatives, reasonable access during normal business hours and upon reasonable prior notice to the Company to all its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records, and, during such period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided that such access and inspections shall not unreasonably disrupt the operations of the Company or its Subsidiaries; and provided further, that the Company shall not be required to (or to cause any of its Subsidiaries to) so confer, afford such access or furnish such copies or other information to the extent that doing so would result in a violation of Law, result in the loss of attorney-client privilege or violate confidentiality obligations owing to third parties.

(b) Hold Confidential.  Except for disclosures expressly permitted by the terms of this Agreement, Parent shall hold, and shall cause its accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence and not make any public disclosure thereof; provided, that the foregoing shall not prevent Parent from disclosing such information (i) to the extent required by applicable Law or by a Governmental Entity (including, inter alia, in any Schedule 13D or 13E-3 filing that Parent is required to make), and (ii) to the extent such information is or becomes generally available to the public other than by disclosure by Parent or any Affiliate or Representative of Parent.

Section 7.03 Reasonable Best Efforts.

(a) Actions.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper and advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) that the conditions set forth in Article VIII are satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, and approvals from Governmental Entities and non-governmental third parties and the making of all necessary registrations, notices and filings (including filings with Governmental Entities); and (iii) the obtaining of all necessary consents, approvals or waivers from third parties. Subject to first having used all reasonable best efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, the Company and Parent shall use reasonable best efforts to defend and contest any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay, temporary restraining order, or preliminary injunction entered by any Governmental Entity vacated or reversed.

(b) Filings.  The Company and Parent shall cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 7.03, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns. Neither party shall file any such document or take such action if the other party has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby, or (ii) cause a condition set forth in Article VIII to not be satisfied in a timely manner. Neither party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party.

(c) Advise of Changes.  Each of the Company and Parent will promptly inform the other party upon receipt of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Parent (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with any Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use all reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including (subject to first having used all reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

(d) Limitations or Actions.  Notwithstanding anything herein to the contrary, no party is required to, and the Company may not, without the prior written consent of Parent, become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company, Parent, Merger Sub, or any of their Affiliates in any manner which, individually or in the aggregate with all other such requirements, conditions, understandings, agreements and Orders could reasonably be expected to have a Material Adverse Effect on the combined business, financial condition or results of operations of Parent, Merger Sub and the Company and its Subsidiaries taken as a whole. Notwithstanding anything in this Agreement to the contrary, the Company will, upon the reasonable request of Parent, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, so long as such requirement, condition, understanding, agreement or Order is binding on the Company only in the event that the Closing occurs. Furthermore, without the prior written consent of the Parent (determined in its sole discretion), in no event shall the Company or Parent or any of their respective Subsidiaries or Affiliates: (i) pay any consideration to, amend or enter into any agreement with, any non-governmental third party to obtain any consent to the Merger or to otherwise comply with Section 7.03(e); or (ii) agree to the imposition of limitations on the ability of Parent or any Affiliate of Parent to hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation.

(e) Action as to Laws.  The Company and the Company Board shall (i) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and (ii) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 7.04 Indemnification Exculpation and Insurance.

(a) Assumption.  Parent acknowledges and agrees that the Surviving Corporation shall by operation of law assume the obligations with respect to all rights to indemnification, defense and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of the Company or any of its Subsidiaries to the same extent as provided in the Company’s or any of its Subsidiaries’ certificate or articles of incorporation, bylaws or other organizational documents or any indemnification Contract between such directors, officers, employees or agents and the Company or any of its Subsidiaries (in each case, as in effect on the date of this Agreement), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Time and that all rights to indemnification, defense or exculpation in respect of any action pending or asserted or any claim made within such period shall continue until the full, final and non-appealable disposition of such action or resolution of such claim.

(b) Effect on Successor.  In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 7.04.

(c) Insurance.  For six (6) years after the Effective Time, the Surviving Corporation shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the directors’ and officers’ liability insurance policy maintained by the Company or its Subsidiaries on terms with respect to such coverage and amounts comparable to the insurance maintained currently by the Company or its Subsidiaries, as applicable; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to the beneficiaries of the current policies and with carriers having an A.M. Best “key rating” of AX or better, provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time, and provided, further, that the Surviving Corporation shall obtain at or prior to the Effective Time from such carriers a so-called “tail” policy providing such coverage and being effective for the full six (6) year period referred to above.

(d) Benefit.  The provisions of this Section 7.04 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives, and (ii) are in addition to, and not in substitution for, any other rights that any such Person may have by Contract or otherwise, including, without limitation, rights to indemnification or contribution. It is expressly agreed that the indemnified parties shall be third party beneficiaries of this Section 7.04.

Section 7.05 Fees and Expenses.

(a) By Parties.  Except as otherwise provided in this Section 7.05, all Expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not the Merger is consummated.  The Company shall pay any and all Expenses reasonably incurred and duly documented by the Special Committee or such other members of the Company Board in connection with the Merger, including but not limited to the reasonable fees and expenses of the Financial Advisor and counsel to the Special Committee.

(b) Company Termination Fee.  In the event that:

(i) Subject to Section 7.05(b)(ii), this Agreement is terminated by the Company pursuant to Section 9.01(e) (other than with respect to a Superior Proposal by a Solicited Party) or by Parent pursuant to Section 9.01(f) (except if the action in Section 9.01(f) is taken, or the failure to act in accordance with Section 9.01(f) occurs, with respect to a Superior Proposal by a Solicited Party); or

(ii) (A) a Takeover Proposal (other than by a Solicited Party) shall have been made to the stockholders of the Company generally or a Takeover Proposal (other than by a Solicited Party) shall have otherwise become publicly known, disclosed or proposed or any Person (other than a Solicited Party) shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 9.01(b)(i) or Section 9.01(b) (ii) or by Parent pursuant to Section 9.01(c), and (C) within twelve (12) months after such termination, the Company enters into, or submits to the stockholders of the Company for adoption, a definitive agreement with respect to any Takeover Proposal (other than by a Solicited Party), or consummates the transactions contemplated by any Takeover Proposal (other than by a Solicited Party) (provided that, for purposes of this Section 7.05(b)(ii), all references to 25% in the definition of Takeover Proposal shall be deemed to be 50%) with a Person other than a Solicited Party or an Affiliate of a Solicited Party, which, in each case, need not be the same Takeover Proposal that shall have been publicly announced or made known at or prior to termination of this Agreement;

then (in the case of the occurrence of either or both of matters described in Sections 7.05(b)(i) and 7.05(b)(ii)) the Company shall pay Parent a one-time Company Termination Fee (exclusive of  any Expenses that may previously have been paid or are payable by the Company to Parent in the circumstances as provided in Section 7.05(c) below) by transfer of immediately available funds on the first Business Day following (x) in the case of a payment required by Section 7.05(b)(i), the date of termination of this Agreement, and (y) in the case of a payment required by Section 7.05(b)(ii) above, the date of the consummation of such Takeover Proposal. For purposes of this Agreement, “Company Termination Fee” means an amount equal to $200,000. The Parent’s right to receive, and the Company’s obligation to pay, the Company Termination Fee pursuant to this Section 7.05(b) upon the termination of this Agreement by Parent pursuant to Section 9.01(f) shall be in addition to, and not in lieu of, Parent’s and Merger Sub’s rights under Sections 7.05(c) and 10.08 hereof

(c) Parent Expense.  In the event that this Agreement is terminated (A) by Parent, on the one hand, or the Company, on the other hand, pursuant to Section 9.01(b)(ii) provided the Parent affirmatively voted its Company Common Stock at the Stockholder Meeting to approve this Agreement and Merger, or pursuant to a different section of Section 9.01 at a time when this Agreement was terminable pursuant to Section 9.01(b)(ii) and the Parent affirmatively voted its Company Common Stock at the Stockholder Meeting to approve this Agreement and Merger, or (B) by Parent pursuant to Section 9.01(b)(i) or Section 9.01(c) or pursuant to a different section of Section 9.01 at a time when this Agreement was terminable by Parent pursuant to Section 9.01(b)(i) or Section 9.01(c) (provided in the case of a termination pursuant to Section 9.01(b)(i) that a Stockholders’ Meeting at which the approval of this Agreement is voted upon by the Stockholders shall not have been duly convened prior to the Outside Date), then in the case of any such termination of this Agreement, in addition to any Termination Fee payable hereunder, the Company shall pay to Parent an amount equal to the sum of Parent’s or Merger Sub’s Expenses (not to exceed $100,000 in the aggregate) for which Parent has not theretofore been reimbursed by the Company in cash by wire transfer in immediately available funds, such payment to be made following such termination within two (2) Business Days following delivery to the Company of notice of demand for such payment, accompanied by invoices or other documentation reasonably satisfactory to the Company evidencing the Expenses claimed.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be obligated under this Section 7.05(c) to pay any Expenses of Parent in the event that this Agreement is terminated by Parent or the Merger Sub pursuant to Section 9.01(c) if such termination is based upon either (1) the breach of any representation or warranty of the Company set forth in Article IV hereof, or (2) the breach or failure to perform a covenant or agreement and such breach or failure is the proximate result of action taken, or inaction, by the Company at the direction or with the active participation of the Chief Executive Officer of the Company without the approval or direction of the Company Board (including the affirmative vote or written consent of at least one (1) director who is a member of the Special Committee), or an authorized committee thereof.

(d) Company Expense.  In the event the Agreement is terminated by the Company pursuant to Section 9.01(d) or pursuant to a different section of Section 9.01 at a time when this Agreement was terminable by the Company pursuant to Section 9.01(d), then in the case of any such termination of this Agreement, Parent shall pay to the Company an amount equal to the sum of the Company’s Expenses (not to exceed $250,000 in the aggregate) for which the Company has not theretofore been reimbursed by Parent in cash by wire transfer in immediately available funds, such payment to be made following such termination within two (2) Business Days following delivery to Parent of notice of demand for such payment accompanied by invoices or other documentation reasonably satisfactory to Parent evidencing the Expenses claimed.

(e) Nature of Arrangement.  The Company and Parent acknowledge and agree that the agreements contained in this Section 7.05 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not have entered into this Agreement.  Accordingly, if the Company or Parent fails to pay when due the amount payable by it pursuant to this Section 7.05, and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit that results in a judgment against the other party for the amounts set forth in this Section 7.05, the Company or Parent, as applicable, shall pay to the other party such party’s costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the terms set forth in this Section 7.05, from the date such payment was required to be made until the date of receipt by the party to which payment is to made of immediately available funds in such amount at the prime rate, published in the Wall Street Journal, in effect on the date such payment was required to be made by the Company or Parent, as applicable, to the other.

(f) Acknowledgment.  Each of the parties hereto acknowledges that the agreements contained in this Section 7.05 are an integral part of the transactions contemplated by this Agreement and that the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

Section 7.06 Public Announcements.  Except with respect to the announcement of any Change in Recommendation (or proposed Change in Recommendation) made pursuant to, and in accordance with, the express terms of Section 6.02 of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties provided that in any event it complies with applicable Law.

Section 7.07   Bank Arrangement.  The Company shall have obtained and thereafter maintain a forbearance agreement from TD Bank, N.A. (the “Bank”) as to the enforcement of the Bank’s rights under the credit facility it had extended to the Company.  Such forbearance agreement shall be on terms set forth in that certain Forbearance Agreement dated January 11, 2010 among the Bank, the Company, Casey Systems, Inc., Casey Fire Systems Inc. and Casey Systems Technologies, Inc., or on terms that are otherwise reasonably satisfactory to Parent.  Parent agrees that, at the request of the Bank, Parent shall furnish a guaranty of the Company’s credit facility.  Such guaranty shall be on terms mutually agreeable to the Bank and Parent, including becoming effective as of the Closing Date.   From the date of this Agreement until the Closing Date, the Bank shall not have demanded immediate payment of the obligations of the Company and its Subsidiaries nor shall it have commenced collection action against the Company or the Subsidiaries on amounts due to the Bank.

Section 7.08 Limitation on Damages.  Neither Parent nor the Merger Sub shall be entitled to any monetary damages or equitable relief or other remedy arising from either (a) a breach of any representation or warranty of the Company set forth in Article IV hereof, except for the right of Parent to terminate the Agreement as set forth in Section 9.01(c) hereof, or (b) the breach or failure to perform a covenant or agreement and such breach or failure is the proximate result of the actions taken, or inaction, by the Company at the direction or with the active participation of the Chief Executive Officer of the Company without the approval or direction of the Company Board (including the affirmative vote or consent of at least one (1) director who is a member of the Special Committee), or an authorized committee thereof.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.01 Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver (except as provided otherwise in this Section 8.01) by both Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Company shall have obtained the Stockholder Approval.  This condition is not waivable by either party.

(b) No Injunctions or Restraints.  There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Entity which makes illegal or enjoins or prevents the consummation of the Merger.

Section 8.02 Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect dated as of the Closing Date.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by the Company under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect dated as of the Closing Date.

(c) Appraisal Rights.  The aggregate number of shares of Company Stock at the Effective Time, the holders of which have properly exercised appraisal rights under Section 262 of the DGCL, shall not equal ten (10%) percent or more of the shares of Company Stock outstanding as of the record date for the Stockholders’ Meeting.

(d) Consents.  There shall not be any consents or approvals of any third parties required in connection with or as a result of the execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and each of the other transactions contemplated hereby under any Contract to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets are subject or any Law or Order applicable to the Company or any of its Subsidiaries or their respective properties or other assets, except (i) any such consent or approval as has been obtained and such consents are in full force and effect and, (ii) any such consents or approvals which would not have a Material Adverse Effect.

(e) Fairness Opinion.  The Financial Advisor shall not have withdrawn, amended or modified its opinion dated January 22, 2010 to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the Public Stockholders

(f) Director Resignations.  The Company shall have received the written resignation of each director of the Company.

Section 8.03 Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub, respectively, to such effect.

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by its respective Chief Executive Officer to such effect dated as of the Closing Date.

(c) Insurance Tail Policy.  The Company shall have received confirmation from its insurance agent or carrier that the directors and officers “insurance tail” policy referred to in Section 7.04(c) has been obtained and paid for.

Section 8.04 Frustration of Closing Conditions.

Neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, may rely on the failure of any condition set forth in Section 8,01, Section 8.02 or Section 8.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 7.03.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before April 30, 2010 (the “Outside Date”); provided, however that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose breach of a representation, warranty, covenant or agreement in this Agreement has (directly or indirectly) in whole or in material part been a cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(iii) if any Governmental Entity of competent jurisdiction shall have issued or entered an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction, legal restraint or order shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.01(b)(iii) shall have used such reasonable best efforts as may be required by Section 7.03 to prevent, oppose and remove such injunction;

(c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 8.02, and (ii) is uncured or incapable of being cured by the Company prior to the earlier to occur of (A) ten (10) calendar days following receipt of written notice of such breach or failure to perform from Parent, or (B) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if it or Merger Sub is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions in Section 8.03 not to be satisfied;

(d) by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 8.03, and (ii) is uncured or incapable of being cured by Parent or Merger Sub prior to the earlier to occur of (A) ten (10) calendar days following receipt of written notice of such breach or failure to perform from the Company, or (B) the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if it is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions in Section 8.02 not to be satisfied;

(e) prior to obtaining the Stockholder Approval, by the Company, in accordance with and subject to the terms and conditions of, Section 6.02(g); or

(f) by Parent, in the event that (i) the Special Committee or the Company Board shall have made a Change in Recommendation (or publicly proposes to make a Change in Recommendation), or (ii) the Company has failed to comply in any material respect with Section 6.02 (including the Company approving, recommending or entering into any actual or proposed acquisition agreement in violation of Section 6.02), or (iii) the Company shall have failed to comply with Section 7.01(c) to include the Company Board Recommendation in the Proxy Statement.

Section 9.02 Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company or their directors, officers or stockholders, under this Agreement, other than the provisions of Section 7.02(b), Section 7.05, this Section 9.02 and Article X, which provisions shall survive such termination.

Section 9.03 Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after the Stockholder Approval shall have been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.04 Extension; Waiver.  At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) subject to the proviso to the first sentence of Section 9.03 and to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein, except those agreements or conditions, which by their terms are not waivable. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 9.05 Procedure for Termination or Amendment.  A termination of this Agreement pursuant to Section 9.01 or an amendment of this Agreement pursuant to Section 9.03 shall, in order to be effective, require, in the case of Parent or Merger Sub,  action by its respective board of directors, and in the case of the Company, action by the Special Committee or the Company Board.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 10.02 Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub, to:

Firecom, Inc.
39-27 59th Street
Woodside, New York  11377
Attention: Jeffrey Cohen, Vice President, Finance
Facsimile: (718) 899-1932

with a copy (which shall not constitute notice) to:

Carter Ledyard & Milburn LLP
2 Wall Street
New York, New York 10005
Attention: Bruce A. Rich, Esq.
Facsimile: (212) 732-3232

If to the Company, to:

Synergx Systems Inc.
209 Lafayette Drive
Syosset, New York 11791
Attention: John A. Poserina, Chief Financial Officer
Facsimile: (516) 433-1131

with a copy (which shall not constitute notice) to:

Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Attention:   Peter Dichiara, Esq.
Facsimile (212) 930-9725

with additional copy (which shall not constitute notice) to:

Certilman Balin Adler & Hyman LLP
90 Merrick Avenue
East Meadow, New York 11788
Attention: Gavin C. Grusd, Esq.
Facsimile (516) 296-7111

Section 10.03 Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

Section 10.04 Counterparts.  This Agreement may be executed in counterparts (including by facsimile or e-mail), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by all of the parties and delivered to the other parties.

Section 10.05 Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Schedules) and any agreements entered into contemporaneously herewith constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Except for (i) following the Effective Time, the rights of the Company’s stockholders to receive the Merger Consideration in accordance with Section 3.01(c), and (ii) the provisions of Section 7.04 hereof, this Agreement (including the Schedules) is not intended to and do not confer upon any Person (including, inter alia, the Public Stockholders in their capacity as such) other than the parties hereto any legal or equitable rights or remedies.

Section 10.06 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflict of law principles that would require the application of the law of another jurisdiction.

Section 10.07 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party, and any assignment without such consent shall be null and void; provided, however, that Parent may assign any of its rights, interest and obligations under this Agreement to any of its Affiliates without the consent of the Company, but no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.08 Enforcement; Consent to Jurisdiction.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any state or federal court sitting in the County of New York, State of New York.  Each of the parties hereto (i) irrevocably consents to submit itself to the personal jurisdiction of any state or federal court sitting in the County of New York, State of New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any state or federal court sitting in the County of New York, State of New York. Any judgment from any such court described above may, however, be enforced by any party in any other court in any other jurisdiction.

Section 10.09 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 10.10 No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 10.11 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be signed by its respective officers hereunto duly authorized, all as of the date first written above.

FIRECOM, INC.

By:	/s/ Jeffery Cohen
Name:	Jeffrey Cohen
Title:	Vice President, Finance

FCI MERGER CORP.

By:	/s/ Jeffery Cohen
Name:	Jeffrey Cohen
Title:	Vice President

SYNERGX SYSTEMS INC.

By:	/s/ John A. Poserina
Name:	John A. Poserina
Title:	Vice President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger Agreement]

Annex A-2
AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), effective as of March 19, 2010, among FIRECOM, INC., a New York corporation (“Parent”), FCI MERGER CORP., a Delaware corporation (“Merger Sub”), and SYNERGX SYSTEMS INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent, Merger Sub and the Company (sometimes collectively, the “Parties”) are parties to an Agreement and Plan of Merger, dated as of January 22, 2010 (the “Merger Agreement”); and

WHEREAS, the Parties desire to amend the Merger Agreement to reflect mutually agreed upon revised terms for the merger transaction set forth therein, in accordance with the provisions of this Amendment.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.  Definitions.  Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to them in the Merger Agreement.

2.  Amendments.  Pursuant to Section 9.03 of the Merger Agreement, the Parties hereby agree to the following amendments to the Merger Agreement:

2.1  The first Recital is amended to provide that upon the Merger, each of the issued and outstanding shares of the Company Stock, other than any Appraisal Shares or Cancelled Shares, will be converted into the right to receive seventy ($.70) cents in cash, per share, without interest (the “Merger Consideration”).

2.2  Section 6.02(a) of the Merger Agreement is amended by adding the following sentence at the end of the definition of Superior Proposal:

“In addition, because of the costs incurred, or to be incurred, and the time to be expended, by the Company in gathering and furnishing information to and otherwise dealing with Persons or groups of Persons who present Takeover Proposals, upon the Special Committee determining that a specific Takeover Proposal constitutes a Superior Proposal, the Person or group of Persons who presented such Takeover Proposal shall pay One Hundred Thousand ($100,000) Dollars to the Company as a non-refundable deposit, to be used in connection with the Company’s expenses related to the transaction contemplated under such Takeover Proposal and for payment of the Company’s obligations arising from the termination of this Agreement.  Upon entry by such Person or group of Persons into a definitive acquisition agreement with the Company, they shall deposit Four Hundred Thousand ($400,000) Dollars into an escrow arrangement similar to arrangement in the Escrow Agreement referred to in Section 7.05(f) herein.”

A - 2 - 1

2.3  Section 6.02(b) of the Merger Agreement is amended by adding the following sentence at the end of such Section:

“As of the effective date of the Amendment to this Agreement, no Person or group of Persons shall be deemed a Solicited Party.  In addition, any Person or group of Persons with which the Company (including members of the Special Committee) and other Representatives, and the Financial Advisor, had contact during the Solicitation Period with respect to a Takeover Proposal and had been deemed a Solicited Party shall any longer be considered a Solicited Party for all purposes of the Agreement.”

2.4  Section 7.05(f) of the Merger Agreement is renumbered to be Section 7.05(g), and the following shall be Section 7.05(f):

“(f)           Escrow Deposit.  Within ten (10) Business Days after the effective date of the Amendment, Parent shall deposit the sum of Five Hundred Thousand ($500,000) Dollars (the “Escrow Funds”) in escrow with Sichenzia Ross Friedman Ference LLP (the “Escrow Agent”), pursuant to an escrow agreement (the “Escrow Agreement”) in form satisfactory to the Company, Parent and the Escrow Agent.  The Escrow Funds shall be held under the Escrow Agreement until the first to occur of: (i) the Closing Date, at which time the Escrow Funds shall be applied to the Merger Consideration and delivered to the Paying Agent in accordance with Section 3.02(a) herein; or (ii) the termination of the Agreement other than pursuant to Section 9.01(b)(ii) herein, at which time the Escrow Funds shall be delivered to Parent, subject to the Company’s rights under Section 7.05(d) herein; or (iii) the termination of the Agreement solely pursuant to Section 9.01(b)(ii) herein, at which time the Escrow Funds shall be delivered to the Company; or (iv) as otherwise provided in the Escrow Agreement.”

2.5  Section 7.07 of the Merger Agreement is amended to read as follows:

“The Company has obtained a forbearance agreement (the “Forbearance Agreement”) from TD Bank, N.A. (the “Bank”) to the Company and Casey Systems, Inc., Casey Fire Systems, Inc. and Casey Technologies, Inc. as to the enforcement through April 30, 2010 of the Bank’s rights under the credit facility that it has extended to the Company.  The Company agrees to maintain the Forbearance Agreement as currently in effect and to use its best efforts to have the Bank extend the Forbearance Agreement to June 30, 2010 and on such other terms as otherwise reasonably satisfactory to Parent.  At the request of the Bank, Parent shall furnish a guaranty of the Company’s credit facility upon terms mutually agreeable to the Bank and Parent, which guaranty shall become effective as of the Closing Date.  From the date of the Merger Agreement until the Closing Date, the Bank shall not have demanded immediate payments of the obligations of the Company and its Subsidiaries with respect to the credit facility nor shall it have commenced collection or other enforcement action against the Company or the Subsidiaries on any amounts due to the Bank.”

A - 2 - 2

2.6  ARTICLE VII of the Merger Agreement shall be amended by adding the following as Section 7.09 thereto:

“Upon the request of the Company and upon the concurrence of Parent, Parent and the Company shall negotiate in good faith for Parent to guaranty the obligations of the Company to third parties under contracts (other than to the Bank pursuant to Section 7.07 herein) with the Company or its Subsidiaries, with the terms of the guaranties (the “Contract Guaranties”) being at the discretion of the Parent.  The Contract Guaranties shall provide that the obligation of Parent thereunder shall cease upon the termination of this Agreement, and that if this Agreement is terminated pursuant to Section 9.01(e), the party which made a proposal determined to a Superior Proposal shall provide a substitute Contract Guaranty or assume Parent’s obligations under any Contract Guaranty unless such Contract Guaranty is waived by the recipient of such Contract Guaranty; provided, that any such waiver shall not affect the termination of the Contract Guaranties previously furnished by Parent.”

2.7  Section 9.01(b)(i) of the Merger Agreement shall be amended by changing the Outside Date from “April 30, 2010”to “June 30, 2010.”

3.  Reference to an Effect on the Merger Agreement.

3.1  On and after the effective date of this Amendment, each reference to “this Agreement.” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Merger Agreement as amended hereby.

3.2  Except as expressly amended by this Amendment, the provisions of the Merger Agreement shall remain in full force and effect.

4.  Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute a single instrument.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to the Merger Agreement to be executed and delivered by its respective officers hereunto duly authorized on the date first above written.

FIRECOM, INC.

By:	/s/ Jeffrey Cohen
Name: Jeffrey Cohen
Title: Vice President, Finance

FCI MERGER CORP.

By:	/s/ Jeffrey Cohen
Name: Jeffrey Cohen
Title: Vice President

SYNERGX SYSTEMS INC.

By:	/s/ John Poserina
Name: John Poserina
Title: Vice President and CFO

A - 2 - 3

Annex B

January 22, 2010

The Special Independent Committee of
Outside Directors of
The Board of Directors
Synergx Systems Inc.
209 Lafayette Drive
Syosset, NY 11791

Gentlemen:

We have been advised that Synergx Systems Inc. (“Synergx”) intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Synergx, Firecom, and into Synergx, with Synergx continuing as the surviving corporation in the merger (the “Merger”) and each issued and outstanding share of Common Stock, par value $0.001 per share, of Synergx, other  than any Appraisal Shares or Cancelled Shares, will be converted into the right to received sixty ($0.60) cents in cash, per share, without interest (the “Merger Consideration”).  Only Synergx stockholders other than Firecom will be entitled to receive the Merger Consideration.

Capitalized items used herein, but not defined herein, shall have the meanings ascribed to them in the Merger Agreement.  The terms and conditions of the Merger and other actions contemplated are more specifically set forth in the Merger Agreement.

Ladenburg Thalmann is a full service investment bank providing investment banking, brokerage, equity research, institutional sales and trading, and asset management services.  In the ordinary course of business, Ladenburg Thalmann, certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Synergx, Firecom or any other party that may be involved in the Merger and/or their respective affiliates.

We have been retained to render an opinion as to whether, on the date of such opinion the Merger Consideration to be received in the Merger by Synergx’s stockholders who are not affiliates of Synergx (the “Unaffiliated Stockholders”) is fair from a financial point of view to Synergx’s Unaffiliated Stockholders.

Our opinion does not address any other term or aspect of the Merger or the Merger Agreement, including, but not limited to, the fairness of the Merger to, or any consideration therewith by, any other stockholders, creditors or other constituencies nor as to the fairness of the amount or nature of the compensation to any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Merger Consideration to be received by the Unaffiliated Stockholders, or otherwise.  We do not express any opinion as to the underlying valuation or future performance of Synergx of Firecom, or the price at which Synergx’s or Firecom’s securities might trade at any time in the future.

The Special Independent Committee of Outside Directors
of the Board of Directors
Synergx Systems Inc.
January 22, 1010

We have not been requested to opine as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategy that might exist for Synergx, the decision of whether Synergx should complete the Merger, and other alternatives to the Merger that might exist for Synergx.

In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things:

•	Reviewed a draft of the Merger Agreement dated as of January 22, 2010
•
Reviewed publicly available financial information and other data with respect to Synergx that we deemed relevant, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2009, its Current Report on Form 8-K  filed January 14, 2010, and the Schedule 13D amendment 5 filed by Firecom on January 14, 2010.

•
Reviewed non-public information and other data with respect to Synergx, including financial projections for the three year period ending September 30, 2012 (the “Projections”), and other internal financial information and management reports.

•	Reviewed Synergx’s current stockholder ownership.
•	Considered the historical financial results and present financial condition of Synergx.
•	Reviewed and compared the trading of, and the trading market for, Synergx’s Common Stock, and two general market indices.
•	Reviewed and analyzed Synergx’s projected unlevered free cash flows derived from the Projections and prepared a discounted cash flow analysis.
•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to Synergx.
•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics compared to that of Synergx.
•	Reviewed Firecom’s prior purchases of Synergx Common Stock within the past two years.
•	Reviewed the premiums and discounts implied by the Merger Consideration over Synergx’s stock price for various periods.
•	Reviewed Synergx’s historical and projected net book value, as derived from the Projections.
•
Reviewed and discussed with Synergx’s management and other “Synergx representatives certain financial and operating information furnished by them, including financial analyses and the Projections with respect to Synergx’s business and operations.

•	Performed such other analyses and examinations as were deemed appropriate.

The Special Independent Committee of Outside Directors
of the Board of Directors
Synergx Systems Inc.
January 22, 1010

In arriving at our opinion, with your consent, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial and other information  that was supplied or otherwise made available to us and we have further relied upon the assurances of Synergx’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading.  With respect to the financial information and the Projections reviewed, we assumed that such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which we could make our analysis and form an opinion.  We have not evaluated the solvency or fair value of Synergx, including without limitation any actuarial analyses, under any applicable foreign, state or federal laws relating to bankruptcy, insolvency or similar matters.  We have not physically inspected Synergx’s  assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities). We have not attempted to confirm whether Synergx has good title to its assets.

We assumed that the Merger will be consummated in a manner that complies in all respects with applicable foreign, federal, state and local laws, rules and regulations.  We have assumed, with your consent, that the final executed forms of the Merger Agreement will not differ in any material respect from the drafts we have reviewed and the Merger will be consummated on the terms set forth in the Merger Agreement, without further amendments thereto, and without waiver by Synergx of conditions to any of its obligations thereunder or in the alternative that any such amendments or waives thereto will not be detrimental to Synergx or its Unaffiliated Stockholders in any material respect.  We also have assumed, with your consent, that obtaining the necessary regulatory or third party approvals and consents for the Merger will not have an adverse effect on Synergx, Firecom or the Merger.  We have also assumed that the representations and warranties of the parties thereto contained in the Merger Agreement are true and correct and that each such party  will perform all of the covenants and agreements to be performed by it under the Merger Agreement.  At your direction, we have not been asked to, nor do we, offer any opinion as to the contractual terms of the Merger Agreement or the prospect that the conditions set forth in the Merger Agreement will be satisfied.

Our analysis and opinion are necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of January 22, 2010.  Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion to you or any other person.

Our opinion is for the use and benefit of the Special Independent Committee of Outside Directors of the Board of Directors of Synergx in connection with its consideration of the Merger.  Our opinion may not be used by any other person, including the shareholders / stockholders, noteholders, lenders or creditors of Synergx or for any other purpose without our prior written consent.  Our opinion is not intended to and does not constitute an opinion or recommendation to any of Synergx’s stockholders as to how such stockholder should vote or act with respect to the Merger, should a vote of such stockholders be required, or any matter relating thereto.  Our opinion should not be construed as creating any fiduciary duty on our part to any party to the Merger Agreement or any other person.

The Special Independent Committee of Outside Directors
of the Board of Directors
Synergx Systems Inc.
January 22, 1010

In connection with our services, and pursuant to that certain Agreement between Ladenburg Thalmann and the Special Independent Committee of Outside Directors of the Board of Directors of Synergx dated December 1, 2009 (the “Ladenburg Thalmann Engagement Agreement”), we have received a retainer and are entitled to the receive the balance of our fee, which is not contingent upon the completion of the Merger, when we notify Synergx that we are prepared to deliver our opinion.  Also, pursuant to the Ladenburg Thalmann Engagement Agreement, Synergx has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.  Ladenburg Thalmann has not previously provided, nor are there any pending agreements to provide, any other services to Synergx.

Under our policies and procedures, a fairness committee did not approve or issue this opinion and was not required to do so.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Merger Consideration to be received by Synergx’s Unaffiliated Stockholders in the Merger is fair, from a financial point of view, to Synergx’s Unaffiliated Stockholders.

Very truly yours,

Ladenburg Thalmann & Co. Inc.

Annex C

DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the Merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the Merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a Merger or consolidation to be effected pursuant to § 251 (other than a Merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of Merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a Merger if the Merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of Merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such Merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the Merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a Merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the Merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any Merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed Merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the Merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the Merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such Merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the Merger or consolidation of the date that the Merger or consolidation has become effective; or

(2) If the Merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the Merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the Merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the Merger or consolidation, shall, also notify such stockholders of the effective date of the Merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the Merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the Merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the Merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the Merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the Merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the Merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the Merger or consolidation. Within 120 days after the effective date of the Merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the Merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the Merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the Merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the Merger or consolidation, either within 60 days after the effective date of the Merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the Merger or consolidation within 60 days after the effective date of the Merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the Merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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IF YOU HAVE NOT VOTED BY TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE
Proxy—Synergx Systems Inc.
Notice of 2010 Special Meeting of Stockholders

Synergx Systems Inc.

Proxy Solicited by Board of Directors for Special Meeting - [•], 2010

By signing on the reverse, you acknowledge that you have received the Notice of Special Meeting of the holders of Common Stock of Synergx Systems Inc. (also known as “Synergx”) and Synergx’s proxy statement for the Special Meeting, you revoke all prior proxies, and you appoint John A. Poserina and Ronald Fetzer, and each of them, your attorneys (also known as “proxy holders”), with full power of substitution, to (1) attend on your behalf the Special Meeting of the holders of Common Stock of Synergx Systems Inc. to be held on [•], 2010 at 10:00 a.m. at [•] and any adjournments of the meeting, and (2) vote all shares of Synergx Common Stock that you are entitled to vote and otherwise act on your behalf upon the following matters proposed by Synergx, with all the powers you would possess if you were personally present. Neither of the following proposals is conditioned upon the approval of any other proposal.

IF THIS PROXY IS PROPERLY EXECUTED, THE PROXY HOLDERS WILL VOTE THE PROXY IN ACCORDANCE WITH YOUR INSTRUCTIONS ON THE REVERSE. UNLESS YOU INSTRUCT OTHERWISE, THE PROXY HOLDERS WILL VOTE “FOR” EACH OF THE PROPOSALS.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY
IN THE ENCLOSED ENVELOPE.
(Items to be voted on appear on reverse side)

Special Meeting Proxy Card
IF YOU HAVE NOT VOTED BY TELEPHONE, FOLD ALONG THE
PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A	Proposals

1.
To adopt the Agreement and Plan of Merger, dated as of January 22, 2010, amended as of March 19, 2010, by and among Synergx Systems Inc., Firecom, Inc. and FCI Merger Corp., a wholly-owned subsidiary of Firecom, Inc., as it may be amended from time to time.

	For	Against	Abstain
	☐	☐	☐

2.
To adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Agreement and Plan of Merger if there are insufficient votes at the time of such adjournment or postponement to adopt the Merger Agreement.

	For	Against	Abstain
	☐	☐	☐

B	Non-Voting Items

Change of Address—Please	Comments—Please print	Meeting Attendance	☐
print your new address below.	your comments below.	Mark the box to the right if

you plan to attend the

Special Meeting

C           Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below.

Please sign exactly as your name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy)—	Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box
Please print date below

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